Exhibit 4.1

Execution Version

EXELA INTERMEDIATE LLC,
as Company

EXELA FINANCE INC.,
as Co-Issuer

and the Guarantors and Affiliated Guarantors party hereto from time to time

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

11.500% FIRST-PRIORITY SENIOR SECURED NOTES DUE 2026

INDENTURE

Dated as of July 11, 2023

TABLE OF CONTENTS

i

-ii-

-iii-

Appendix A - Provisions Relating to Initial Notes, PIK Notes and Additional Notes

-iv-

EXHIBIT INDEX

Exhibit A -	Form of Initial Note

Exhibit B -	Form of Transferee Letter of Representation

Exhibit C -	Form of Supplemental Indenture

Exhibit D -	Form of Super Senior Intercreditor Agreement

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INDENTURE, dated as of July 11, 2023 (as amended, supplemented or otherwise modified from time to time, this “Indenture”), by and among EXELA INTERMEDIATE LLC, a Delaware limited liability company (the “Company”), EXELA FINANCE INC., a Delaware corporation (the “Co-Issuer” and, together with Company, the “Issuers”), the Guarantors (as defined below) and the Affiliated Guarantors (as defined below) party hereto from time to time and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of (i) $1,082,148,688 aggregate principal amount of the Issuers’ 11.500% First-Priority Senior Secured Notes due 2026 issued on the date hereof (the “Initial Notes”) and (ii) PIK Notes and Additional Notes issued from time to time in accordance with the terms hereof (together with the Initial Notes, the “Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.            Definitions.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)            Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Subsidiary of such specified Person, so long as no such Indebtedness was created or incurred in connection with, or in contemplation of, such merger, consolidated or amalgamation, and

(2)            Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, so long as such Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the asset being acquired on the date of acquisition.

Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.

“Additional First-Priority Secured Party” means the holders of any Other First- Priority Obligations that are Incurred after the Issue Date.

“ Additional Notes” means the Notes issued under the terms of this Indenture subsequent to the Issue Date other than PIK Notes.

“Additional Refinancing Amount” means, in connection with the Incurrence of any Refinancing Indebtedness, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including tender premiums), expenses, defeasance costs and fees in respect thereof.

1

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Guarantors” means, collectively, Neon Parent, each other Neon Entity and XBP Parent, in each case, only for so long as any such Person remains a guarantor under this Indenture pursuant to the terms hereof.

“After-Acquired Property” means any property or assets (other than Excluded Property) of the Company, any Guarantor or any Affiliated Guarantor that secures or is required to secure any First-Priority Obligations (including any Secured Bank Indebtedness) that is not already subject to the Lien under the Security Documents.

“Asset Sale” means:

(1)            the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of Sale/Leaseback Transactions) outside the ordinary course of business of the Company, any Subsidiary of the Company, any Affiliated Guarantor, any other Neon Entity or any XBP Entity (including a Neon Sale or an XBP Sale) (each referred to in this definition as a “disposition”); or

(2)            the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Subsidiary, Affiliated Guarantor, other Neon Entity or XBP Entity (other than to the Company or a Subsidiary of the Company) (whether in a single transaction or a series of related transactions), in each case other than:

(a)            (i) a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business and (ii) any dispositions of Investments in joint ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(b)            the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;

(c)            any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.04;

(d)            any disposition of assets of the Company or any Restricted Subsidiary or issuance or sale of Equity Interests of the Company or any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by the Company) of less than $15 million;

(e)            any disposition of property or assets, or the issuance of securities by the Company, a Subsidiary of the Company or an Affiliated Guarantor to the Company or a Guarantor;

(f)            [reserved];

(g)           Foreclosure or any similar action with respect to any property or other asset of the Company or any of the Subsidiaries of the Company;

(h)           [reserved];

(i)            the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j)            any sale of inventory in the ordinary course of business;

(k)            any grant in the ordinary course of business of any non-exclusive license or sublicense of patents, trademarks, know-how or any other intellectual property;

(l)            any disposition (including by capital contribution), pledge, factoring, transfer or sale of (i) Securitization Assets to any Special Purpose Securitization Subsidiary in connection with a Permitted Securitization Financing or any pledge, factoring, transfer or sale in connection with any Permitted Securitization Financing, and (ii) any other Securitization Assets subject to Liens securing Permitted Securitization Financings;

(m)           any financing transaction with respect to property built or acquired by the Company or any Subsidiary after the Issue Date, including any Sale/Leaseback Transaction;

(n)            dispositions in connection with Permitted Liens;

(o)            [reserved];

(p)            [reserved];

(q)            dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(r)            any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(s)            [reserved];

(t)            to the extent constituting an Asset Sale, any termination, settlement or extinguishment of Hedging Obligations; and

(u)            any sale, transfer or disposition of Claims Administration Investments; provided that the Net Proceeds thereof received by the Company or any Subsidiary are used to make additional Claims Administration Investments or to repay any outstanding Claims Administration Indebtedness prior to being used for any other purpose.

“Authorized Representative” means (i) in the case of the Notes, the Trustee, (ii) in the case of the Credit Agreement, the administrative agent under the Credit Agreement, and (iii) in the case of any Series of Other First-Priority Obligation that become subject to the First Lien Intercreditor Agreement or the Super Senior Intercreditor Agreement, as applicable, the authorized representative (and any successor thereto) named for such Series in the applicable joinder agreement.

“Bank Indebtedness” means any and all amounts payable under or in respect of (a) the Credit Agreement and the other Credit Agreement Documents, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuers whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Company to not be included in this definition of “Bank Indebtedness”) and (b) whether or not the Indebtedness referred to in clause (a) remains outstanding, if designated by the Company to be included in this definition, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, reserve-based loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Bankruptcy Code” means Title 11 of the United States Code.

“Board of Directors” means, as to any Person, the board of directors or managers or other governing body, as applicable, of such Person or any direct or indirect parent of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“BTC” means BTC International Holdings, Inc., a Delaware corporation and any successor or subsidiary thereof that is a direct or indirect holder of the Equity Interests of XBP Europe.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the place of payment.

“Capital Stock” means:

(3)            in the case of a corporation, corporate stock or shares;

(4)            in the case of an association or business entity, any and all shares,

(5)            interests, participations, rights or other equivalents (however designated) of corporate stock;

(6)            in the case of a partnership or limited liability company, partnership or

(7)            membership interests (whether general or limited); and

(8)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of the Company or its Subsidiaries, or of a special purpose or other entity not consolidated with the Company or its Subsidiaries, either existing on the Issue Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Company as capital lease obligations and were subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Company and its Subsidiaries were required to be characterized as capital lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Issue Date and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on the Issue Date had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Subsidiaries.

“Cash Equivalents” means:

(1)            U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or such local currencies held by an entity from time to time in the ordinary course of business;

(2)            securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)            certificates of deposit, time deposits and eurodollar time deposits with

(4)            maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(5)            repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(6)            commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(7)            readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8)            Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(9)            investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

(10)          instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Cash Management Agreement” means any agreement to provide to the Company or any Subsidiary, cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“cash management services” means cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means the occurrence of either of the following:

(1)            the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person; or

(2)            the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company.

“Claims Administration Arrangements” means any and all arrangements entered into by the Company or any of its Subsidiaries and any Claims Administration Bank whereby short-term loans (which loans shall be secured solely by Claim Administration Liens) are made by such Claims Administration Bank to the Company or any of its Subsidiaries; provided that the proceeds of such loans are deposited in one or more segregated deposit or securities accounts and are solely used to purchase Claims Administration Investments (which shall be held in such segregated accounts) and pay transaction costs in connection therewith.

“Claims Administration Bank” means any third-party financial institution meeting the qualifications specified in clause (3) of the definition of “Cash Equivalents” that is designated by the Company or any of its Subsidiaries to hold and distribute certain legal settlement funds administered by the Company or its Subsidiaries in connection with the Company’s claims administration business.

“Claims Administration Indebtedness” means Indebtedness for borrowed money of the Company or any of its Subsidiaries in favor of the Claims Administration Bank in respect of loans made pursuant to Claims Administration Arrangements.

“Claims Administration Investments” means Cash Equivalents invested with proceeds of Claims Administration Indebtedness.

“Claims Administration Liens” means Liens in favor of the Claims Administration Bank on Claims Administration Investments and related segregated deposit and securities accounts securing Claims Administration Indebtedness solely to the extent the amount of such Claims Administration Investment equals or exceeds the amount of such Claims Administration Indebtedness.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.

“Collateral Agreement” means the Collateral Agreement (First Lien) among the Issuers, each Guarantor, each Affiliated Guarantor and the First-Priority Collateral Agent, entered into on the Issue Date, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms and in accordance with this Indenture.

“Common Collateral” means, at any time, Collateral in which the holders of two or more Series of First-Priority Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. If more than two Series of First-Priority Obligations are outstanding at any time and the holders of less than all Series of First-Priority Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Common Collateral for those Series of First-Priority Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Common Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including, without limitation, the amortization of intangible assets, deferred financing fees, capitalized contract incentives, Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)            consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and original issue discount, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives (in each case permitted hereunder) under GAAP); plus

(2)            consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued; minus

(3)            interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)            any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, restructuring expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any New Project or any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facility closing costs, facility rebranding costs, acquisition integration costs, facility opening costs, project and contract start-up costs, business optimization costs, recruiting costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or Incurrence, issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any costs relating to auditing prior periods, any transition-related expenses, and transaction expenses incurred before, on or after the Issue Date), in each case, shall be excluded;

(2)            effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries and including, without limitation, the effects of adjustments to (A) deferred rent, (B) Capitalized Lease Obligations or other obligations or deferrals attributable to capital spending funds with suppliers or (C) any other deferrals of income) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(3)            the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)            any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations or fixed assets and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded;

(5)            any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Company) shall be excluded;

(6)            any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7)            (a) the Net Income for such period of any Person that is not a Subsidiary of such Person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period and (b) the Net Income for such period shall include any dividend, distribution or other payment in cash (or to the extent converted into cash) received by the referent Person or a Subsidiary thereof from any Person in excess of, but without duplication of, the amounts included in subclause (a);

(8)            [reserved];

(9)            an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with Section 4.04(b)(xii) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)          any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP shall be excluded;

(11)          any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(12)          any (a) non-cash compensation charges, (b) costs and expenses after the Issue Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any Subsidiary, shall be excluded;

(13)          accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(14)          (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded, (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included, (iii) the non- cash amortization of tenant allowances shall be excluded, (iv) cash received from landlords for tenant allowances shall be included and (v) to the extent not already included in Net Income, the cash portion of sublease rentals received shall be included (for the avoidance of doubt, the net effect of the adjustments in this clause (14)(a) as well as any related adjustments pursuant to clause (2) above shall be to compute rent expense and rental income on a cash basis for purposes of determining Consolidated Net Income) and (b) non cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(15)            any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

(16)            (a) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period);

(17)            Capitalized Software Expenditures shall be excluded;

(18)            non-cash charges for deferred tax asset valuation allowances shall be excluded;

(19)            any other costs, expenses or charges resulting from facility closures or sales, including income (or losses) from such facility closures or sales, shall be excluded;

(20)            any deductions attributable to minority interests shall be excluded; and

(21)            any gain, loss, income, expense or charge resulting from the application of any LIFO shall be excluded.

“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries (excluding letters of credit or bank guarantees, to the extent undrawn, cash collateralized or backstopped) consisting of Capitalized Lease Obligations and Indebtedness for borrowed money, plus (2) the aggregate amount of all outstanding Disqualified Stock of the Company and its Subsidiaries and all Preferred Stock of the Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)            to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)            to advance or supply funds:

(a)            for the purchase or payment of any such primary obligation; or

(b)            to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)            to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office” means the designated office of the Trustee in the United States of America at which at any time its corporate trust business shall be administered, or such other address as the Trustee may designate from time to time by notice to the holders and the Issuers, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the holders and the Issuers).

“Credit Agreement” means (i) the First Lien Credit Agreement, dated as of July 12, 2017, among the Company, the guarantors named therein, the financial institutions named therein and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Company to not be included in this definition of “Credit Agreement”) and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in this definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Company) of non-cash consideration received by the Company or a Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)            matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2)            is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Subsidiaries, or

(3)            is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)            Consolidated Taxes; plus

(2)            Fixed Charges and costs of surety bonds in connection with financing activities; plus

(3)            Consolidated Depreciation and Amortization Expense; plus

(4)            Consolidated Non-Cash Charges; plus

(5)            any expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, New Project, disposition, loan origination, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Transactions, the Notes or any Bank Indebtedness, (ii) any amendment or other modification of the Notes or other Indebtedness and (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Securitization Financing; plus

(6)            business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility closures, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges) and Pre-Opening Expenses; plus

(7)            the amount of loss or discount on sale of assets to a Special Purpose Securitization Subsidiary in connection with a Permitted Securitization Financing, including amortization of loan origination costs and amortization of portfolio discounts; plus

(8)            any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of an Issuer or a Guarantor or net cash proceeds of an issuance of Equity Interests of the Company (other than Disqualified Stock); plus

(9)            the amount of any loss attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided that (a) such losses are reasonably identifiable and factually supportable and certified by a responsible financial or accounting officer of the Company and (b) losses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this clause (9); plus

(10)          [reserved]; plus

(11)            with respect to any joint venture that is not a Subsidiary and solely to the extent relating to any net income referred to in clause (7) of the definition of “Consolidated Net Income,” an amount equal to the proportion of those items described in clauses (1) and (2) above relating to such joint venture corresponding to the Company’s and the Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary); plus

(12)          [reserved]; plus

(13)          all adjustments of the nature used in connection with the calculation of “Further Adjusted EBITDA” as set forth in “Summary Historical Consolidated Financial and Other Information” under “Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such period; and

less, without duplication, to the extent the same increased Consolidated Net Income,

(14)          non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Property” means the property and other assets of the Issuers, the Guarantors and the Affiliated Guarantors that are excluded from the grant of security interests in favor of the First- Priority Collateral Agent, on behalf of the First-Priority Secured Parties, pursuant to the terms of this Indenture and the Security Documents.

“Excluded Subsidiary” means, with respect to any Subsidiary of the Company, (a) each Domestic Subsidiary that is prohibited from guaranteeing the Notes by any requirement of law or that would require consent, approval, license or authorization of a governmental (including regulatory) authority to guarantee the Notes (unless such consent, approval, license or authorization has been received); provided that, for the avoidance of doubt, such Domestic Subsidiary shall have no obligation to seek such consent, approval, license or authorization, (b) each Domestic Subsidiary that is prohibited by any applicable contractual requirement from guaranteeing the Notes on the Issue Date or at the time such Subsidiary becomes a Subsidiary (in each case for so long as such restriction or any replacement or renewal thereof is in effect), (c) any Foreign Subsidiary that is a CFC or FSHCO, (d) any Domestic Subsidiary that (i) is a FSHCO or (ii) is a direct or indirect subsidiary of a CFC, (e) any Special Purpose Securitization Subsidiary, (f) any Subsidiary (other than a Significant Subsidiary) that (i) did not, as of the last day of the fiscal quarter of the Company most recently ended, have assets with a value in excess of 5.0% of the Total Assets or revenues representing in excess of 5.0% of total revenues of the Company and its Subsidiaries on a consolidated basis as of such date and (ii) taken together with all other such Subsidiaries being excluded pursuant to this clause (g), as of the last day of the fiscal quarter of the Company most recently ended, did not have assets with a value in excess of 10.0% of the Total Assets or revenues representing in excess of 10.0% of total revenues of the Company and its Subsidiaries on a consolidated basis as of such date, and (h) any Subsidiary for which providing a Guarantee or granting Liens required by the Security Documents to secure Indebtedness could reasonably be expected to result in material tax consequences as determined in good faith by the Company in consultation with the administrative agent under the Credit Agreement, in each case pursuant to clauses (a) through (h) hereof, only for so long as it remains as such.

“Existing 2023 Notes” means the Issuers’ 10.000% First-Priority Senior Secured Notes due 2023 issued on July 12, 2017 pursuant to the Indenture, dated as of July 12, 2017, by and among the Issuers, the subsidiary guarantors party thereto, Wilmington Trust, National Association, as trustee, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and this Indenture (the “Existing 2023 Notes Indenture”).

“Existing 2023 Notes Documents” means the collective references to the Existing 2023 Notes Indenture, the Existing 2023 Notes issued pursuant thereto, and the guarantees and the collateral documents relating to the foregoing, as amended or supplemented, in whole or in part, from time to time, in each case, in accordance with the terms thereof and this Indenture.

“Existing 2026 Notes” means the Issuers’ 11.500% First-Priority Senior Secured Notes due 2026 issued on December 9, 2021 pursuant to the Indenture, dated as of December 9, 2021, by and among the Issuers, the subsidiary guarantors party thereto, U.S. Bank Trust Company, National Association, as trustee, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and this Indenture (the “Existing 2026 Notes Indenture”).

“Existing 2026 Notes Documents” means the collective references to the Existing 2026 Notes Indenture, the Existing 2026 Notes issued pursuant thereto, and the guarantees and the collateral documents relating to the foregoing, as amended or supplemented, in whole or in part, from time to time, in each case, in accordance with the terms thereof and this Indenture.

“Existing Securitization Facility” means that certain $145 million securitization facility dated as of December 17, 2020 by and among certain Subsidiaries of the Issuer, the lenders party thereto from time to time and Alter Domus (US) LLC, as administrative agent.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FSHCO” means any Subsidiary that owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs and/or of one or more FSHCOs.

“First Lien Intercreditor Agreement” means (i) the Pari First Lien Intercreditor Agreement among Wilmington Savings Fund Society, FSB as First-Priority Collateral Agent, Wilmington Savings Fund Society, FSB as an Authorized Representative, the trustee for the Existing 2023 Notes as an Authorized Representative, and the other parties from time to time party thereto, dated as of July 12, 2017, as supplemented by the Joinder Agreement, dated as of December 9, 2021 and as further supplemented by the Joinder Agreement dated as of the date hereof, by and among the Trustee and the First-Priority Collateral Agent and as it may be further amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture or (ii) any replacement or other intercreditor agreement that contains terms not materially less favorable to holders of the Notes than the intercreditor agreement referred to in clause (i).

“First-Priority Collateral Agent” means Wilmington Savings Fund Society, FSB, in its capacity as collateral agent for the First-Priority Secured Parties, together with its successors and permitted assigns (or if such Person is no longer the First-Priority Collateral Agent, such agent or trustee as is designated as “First-Priority Collateral Agent” under the First- Priority Obligations Documents).

“First-Priority Obligations” means (i) all Secured Bank Indebtedness, (ii) all Notes Obligations, (iii) Other First-Priority Obligations and (iv) if Hedging Obligations or obligations in respect of cash management services have been secured by the collateral that secures the First-Priority Obligations, all other obligations of the Affiliated Guarantors, the Company or any of their respective Subsidiaries in respect of such Hedging Obligations or obligations in respect of cash management services, in each case, owing to a Person that is a holder of Secured Bank Indebtedness or an Affiliate of such holder on the Issue Date or at the time of entry into such Hedging Obligations or obligations in respect of cash management services.

“First-Priority Obligations Documents” means the Credit Agreement Documents, the Notes Documents and any other documents or instrument evidencing or governing any other First-Priority Obligations.

“First-Priority Secured Parties” means the Persons holding any First-Priority Obligations, including the First-Priority Collateral Agent.

“Fixed Charge Calculation Date” has the meaning assigned in the “Fixed Charge Coverage Ratio” definition.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes, business realignment projects or initiatives, New Projects, restructurings or reorganizations that the Company or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes, business realignment projects or initiatives, New Projects, restructurings or reorganizations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation, operational change, business realignment project or initiative, New Project, restructuring or reorganization, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation, operational change, business realignment project or initiative, New Project, restructuring or reorganization had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from any relevant pro forma event (including, to the extent applicable, the Transactions) and (2) all adjustments of the type used in connection with the calculation of “Further Adjusted EBITDA” as set forth in the “Summary Historical Consolidated Financial and Other Information” portion of the “Summary” section of the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period; provided that for all purposes of determining EBITDA hereunder (i) adjustments for operating expense reductions and other operating improvements, synergies or cost savings shall not be more than 20% of EBITDA for the most recently ended four fiscal quarter period (calculated prior to giving effect to such capped adjustments (but, for the avoidance of doubt, after giving effect to other uncapped pro forma adjustments)) and (ii) actions resulting in operating expense reductions and other operating improvements, synergies or cost savings are, in each case, required to be taken or commenced or expected to be taken or commenced (in the good faith determination of the Company) within 24 months after the date any such transaction is consummated; provided that the limitations set forth in clauses (i) and (ii) shall not apply to any operating expense reductions, other operating improvements or synergies and adjustments resulting from the Transactions or otherwise pursuant to clause (2) above, and information and calculations supporting them in reasonable detail.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

For purposes of making the computation referred to above, in giving effect to each New Project which commences operations and records not less than one full fiscal quarter’s operations during such period, the operating results of such New Project shall be annualized on a straight line basis during such period, taking into account any seasonality adjustments determined by the Company in good faith.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of: (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs) of such Person for such period, and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means a Subsidiary not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of this Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Subsidiaries.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations payable by another Person. The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantee” means any guarantee of the obligations of the Issuers under this Indenture and the Notes by any Affiliated Guarantor or any Subsidiary of the Company in accordance with the provisions of this Indenture.

“Guarantor” means any Subsidiary of the Company that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Guarantor or Subsidiary ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)            currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)            other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holdings” means Exela Intermediate Holdings LLC, a Delaware limited liability company.

“Impairment” means, with respect to any Series of First-Priority Obligations, (i) any determination by a court of competent jurisdiction that (x) any of the First-Priority Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First-Priority Obligations), (y) any of the First- Priority Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First-Priority Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First-Priority Obligations) on a basis ranking prior to the security interest of such Series of First-Priority Obligations but junior to the security interest of any other Series of First-Priority Obligations or (ii) the existence of any Collateral for any other Series of First-Priority Obligations that is not Common Collateral.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. “Incurred” and “Incurrence” shall have correlative meanings.

“Indebtedness” means, with respect to any Person:

(1)            the principal of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than twelve months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)            to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)            to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Company) of such asset at such date of determination, and (b) the principal amount of such Indebtedness of such other Person;

provided, however, that, notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Permitted Securitization Financings; (5) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business; (6) [reserved]; (7) obligations in respect of Third Party Funds; (8) in the case of the Company and its Subsidiaries (x) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (y) intercompany liabilities in connection with cash management, tax and accounting operations of the Company and its Subsidiaries; (9) [reserved]; (10) any obligations under Hedging Obligations; and (11) any Claims Administration Indebtedness of the Company and Subsidiaries (except to the extent that any such Claims Administration Indebtedness exceeds the Claims Administration Investments of such Person); provided that such agreements are entered into for bona fide hedging purposes of the Company or its Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of the Affiliated Guarantors, the Company or its Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Affiliated Guarantors, the Company or its Subsidiaries Incurred without violation of this Indenture.

Notwithstanding anything in this Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Indenture.

“Indenture” means this Indenture as amended, supplemented or otherwise modified from time to time.

“Independent Director” means an independent director of the Company (with such independence assessed pursuant to the applicable rules of the Nasdaq Stock Market and the SEC applicable to members of the audit committee of a public company) appointed to the Board of Directors of the Company by a majority of the Holders of the Notes on terms and pursuant to documentation acceptable to a majority of the Holders of the Notes.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is independent of the Company and any Affiliate thereof and, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Interest Payment Date” has the meaning set forth in Paragraph 1 of the Note.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)            securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)            securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries,

(3)            investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)            corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees of loans), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

“Issue Date” means the date on which the Initial Notes are originally issued.

“Junior Lien Obligations” means the Obligations with respect to other Indebtedness permitted to be incurred under this Indenture, which is by its terms intended to be secured by the Collateral on a basis junior to the Notes; provided such Lien is permitted to be incurred under this Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Neon Entity” means, each of Neon Parent, Novitex Acquisition, LLC, a Delaware limited liability company, Exela Enterprise Solutions, Inc. a Delaware corporation and Novitex Enterprise Solutions Canada, Inc., a Canadian corporation, and any future Subsidiary or successor of any of the foregoing, and “Neon Entities” means, collectively, all of the foregoing.

“Neon Parent” means Neon Acquisition, LLC, a Delaware limited liability company, together with any future Subsidiary or successor of the foregoing.

“Neon Sale” means, (i) any direct or indirect sale, disposition, monetization or other transfer of any assets or property of Neon Parent or the other Neon Entities (whether directly or indirectly or synthetically, including through derivative transactions) and (ii) the sale, disposition, monetization or other transfer (whether directly, indirectly or synthetically, including through derivative transactions or by means of a transaction involving Neon Parent or any other entity that directly or indirectly owns equity interests in Neon Parent) of equity interests of Neon Parent or any Neon Entity by the Parent or its subsidiaries. Notwithstanding the preceding, none of the following will be deemed to be a Neon Sale:

(1)  a sale, exchange or other disposition of cash or Cash Equivalents, or of obsolete, damaged, unnecessary, unsuitable or worn out equipment or other assets, in each case in the ordinary course of business, or dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Neon Entities (including allowing any registrations or any applications for registrations of any intellectual property to lapse or become abandoned as otherwise permitted under this Indenture);

(2)  any transfer or disposition of property or assets or issuance or sale of Equity Interests by a Subsidiary of Neon Parent to Neon Parent or by Neon Parent or a Subsidiary of Neon Parent to another Subsidiary of Neon Parent;

(3)  the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business, liquidation of inventory in the ordinary course of business or the conversion of accounts receivable to notes receivable or dispositions of accounts receivable in connection with the collection or compromise thereof;

(4)  the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

(5)  the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Neon Entities, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other dispute; and

(6)  dispositions arising from foreclosures, condemnation, eminent domain, seizure, nationalization or any similar action with respect to assets, or dispositions of property subject to casualty events.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by an Affiliated Guarantor, the Company or any Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (including, without duplication, Tax Distributions and after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such disposition), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 4.06(b)) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other postemployment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and payments made to holders of minority interests in Subsidiaries that are joint ventures as a result of such Asset Sale.

“New Project” means (x) each contract or project with respect to new customers and any expansions of contracts or projects with respect to existing customers and (y) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Notes Documents” means this Indenture, the Notes, the Guarantees, the Security Documents and the First Lien Intercreditor Agreement and, to the extent applicable, the Super Priority Intercreditor Agreement.

“Notes Obligations” means Obligations in respect of the Notes, this Indenture, the Guarantees and the Security Documents.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness (including interest, fees, expenses, indemnity claims and other monetary obligations accrued during the pendency of an insolvency proceeding, whether or not constituting an allowed claim in such proceeding); provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of third parties other than the Trustee.

“Offering Memorandum” means the confidential offering memorandum and consent solicitation statement, dated June 8, 2023, as amended on June 16, 2023, June 30, 2023 and July 6, 2023, relating to the exchange offer for the Existing 2026 Notes and the issuance of the Initial Notes.

“Officer” means the Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of each Issuer to the extent appointed.

“Officer’s Certificate” means a certificate signed on behalf of an Issuer by an Officer of such Issuer who is the Chief Executive Officer, the Chief Financial Officer, the President, the Treasurer, or the Chief Accounting Officer of such Issuer, which meets the requirements set forth in this Indenture.

“Old Term Loans” means the Company’s term loans maturing on July 12, 2023 incurred under the Credit Agreement as in effect on the Issue Date.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee.

“Other First-Priority Obligations” means other Indebtedness or Obligations of the Affiliated Guarantors, the Company and their respective Subsidiaries that are (and permitted hereunder to be) equally and ratably secured with the Obligations under the Credit Agreement and the Notes by Liens on the Common Collateral and is designated by the Company as an Other First-Priority Obligation pursuant to the First Lien Intercreditor Agreement and added to the Security Documents in accordance with the terms thereof.

“Parent” means Exela Technologies, Inc., a Delaware corporation.

“Pari Passu Indebtedness” means (a) with respect to an Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes and (b) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Permitted Investments” means:

(1)            any Investment in the Company or any of its Subsidiaries that is Guarantor;

(2)            any Investment by the Company, any Subsidiary or any Neon Entity in Cash Equivalents or Investment Grade Securities for the account of such Person;

(3)            any Investment by the Company or any of its Subsidiaries in a Person if as a result of such Investment (a) such Person becomes a Subsidiary of the Company that is a Guarantor, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company that is a Guarantor;

(4)            any Investment in securities or other assets not constituting Cash Equivalents and received by the Company, any Subsidiary or any Neon Entity in connection with an Asset Sale made by such respective Person pursuant to Section 4.06 or any other disposition of assets not constituting an Asset Sale;

(5)            any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date, in each case, that is disclosed on Schedule 1 hereto; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under this Indenture;

(6)            advances of payroll payments, business related travel expenses, moving expenses and other similar expenses and expenses to employees in the ordinary course of business;

(7)            Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business of the Company, any Subsidiary or any Neon Entity or Investments acquired by any Neon Entity, the Company or any of its Subsidiaries as a result of a foreclosure by any Neon Entity, the Company or any of its Subsidiaries, respectively, with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(8)            Hedging Obligations permitted under Section 4.03(b)(x);

(9)            Investments in any Subsidiary that is not a Guarantor not to exceed, at any one time in the aggregate outstanding under this clause (9), $3 million;

(10)         [reserved];

(11)         additional Investments by any Neon Entity, the Company or any Subsidiary of the Company having an aggregate Fair Market Value (as determined in good faith by the Company at the time of the making thereof, and without giving effect to any subsequent changes in value), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed $25 million; provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not the Company or a Subsidiary of the Company that is a Guarantor at the date of the making of such Investment and such Person becomes the Company or a Subsidiary of the Company that is a Guarantor after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (11) for so long as such Person continues to be the Company or a Subsidiary of the Company that is a Guarantor;

(12)           Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company, as applicable;

(13)            any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.07(b) (except transactions described in clauses (ii), (iv), (vi), (ix)(B) and (xvi) of Section 4.07(b));

(14)            guarantees issued in accordance with Section 4.03 and Section 4.11 including, without limitation, any guarantee or other obligation issued or incurred under any Credit Agreement in connection with any letter of credit issued for the account of the Company or any Subsidiary of the Company (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(15)            (i) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business; (ii) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(16)            Investments consisting of Securitization Assets in connection with a Permitted Securitization Financing or arising as a result of Permitted Securitization Financings;

(17)            additional Investments in joint ventures (as determined in good faith by the Company at the time of the making thereof, and without giving effect to any subsequent changes in value) not to exceed, at any one time in the aggregate outstanding under this clause (17), $3 million; provided, that if any Investment pursuant to this clause (17) is made in any Person that is not the Company or a Subsidiary of the Company that is a Guarantor (other than an Affiliated Guarantor) at the date of the making of such Investment and such Person becomes the Company or a Subsidiary of the Company that is a Guarantor (other than an Affiliated Guarantor) after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (17) for so long as such Person continues to be the Company or a Subsidiary of the Company that is a Guarantor (other than an Affiliated Guarantor);

(18)            Investments of a Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Company or a Subsidiary of the Company that is a Guarantor (other than an Affiliated Guarantor) in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19)            Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(20)            advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Affiliated Guarantors, the Company or its Subsidiaries in the ordinary course of business;

(21)            any Investment consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of the Affiliated Guarantors, the Company and its Subsidiaries;

(22)            [reserved];

(23)            [reserved];

(24)            Investments resulting from pledges and deposits referred to in clauses (1), (4), (21), (34) and (35) of the definition of “Permitted Liens”;

(25)            (i) accounts receivable, security deposits and prepayments arising, and trade credit granted, in the ordinary course of business and (ii) any securities received in satisfaction or partial satisfaction of defaulted accounts receivable from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(26)            Guarantees by the Affiliated Guarantors, the Company or any Subsidiary of the Company of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Affiliated Guarantors, the Company or any Subsidiary of the Company in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1)              pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to such Person;

(2)              Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens securing obligations of any Neon Entity, the Company or any Subsidiary that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, such Neon Entity, the Company or any Subsidiary of the Company, respectively, shall have set aside on its books reserves in accordance with GAAP;

(3)            Liens for taxes, assessments or other governmental charges or levies not yet overdue by more than 30 days or that are being contested in good faith by appropriate proceedings;

(4)            deposits and other Liens by any Neon Entity, the Company or any Subsidiary to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by such Person in the ordinary course of business, including those incurred to secure health, safety, insurance and environmental obligations in the ordinary course of business;

(5)            zoning restrictions, building codes and laws, survey exceptions, easements, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances, in each case, incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Affiliated Guarantors, the Company or any Subsidiary of the Company;

(6)            (A)          Liens on assets of a Subsidiary that is not an Issuer or a Guarantor securing Indebtedness of a Subsidiary that is not an Issuer or a Guarantor in an aggregate amount not to exceed $3 million;

(B)            Liens securing Obligations in respect of Indebtedness Incurred pursuant to Sections 4.03(b)(i) and 4.03(b)(ii); and

(C)            Liens securing Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (iv), (xii) (or (xiv) to the extent it guarantees any such Indebtedness), (xvi), (xx) or (xxiii) of Section 4.03(b)  (provided that (i) in the case of clause (xx), such Lien does not extend to the property or assets of the Affiliated Guarantors, the Company or any Subsidiary of the Company other than a Subsidiary that is not an Issuer or a Guarantor, (ii) in the case of clause (iv), such Liens do not extend to any property or assets that are not being acquired, leased, constructed, repaired, replaced or improved with the proceeds of such Indebtedness being incurred pursuant to clause (iv) (or the indebtedness refinanced thereby) or sold in the applicable sale and lease back transaction and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (C)(ii) to secure Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being refinanced (if any) constituted Junior Lien Obligations, then any Liens on such Collateral being incurred under this clause (C)(ii) to secure Refinancing Indebtedness shall also constitute Junior Lien Obligations), (iii) in the case of clause (xvi), such Liens securing Indebtedness Incurred pursuant to clause (xvi) shall only be permitted under this clause (C) if such Liens secure Indebtedness not created or Incurred in connection with, or in contemplation of, the acquisition and only extend to the property or assets acquired in such acquisition (and accessions and additions thereto and proceeds and products thereof)), and (iv) in the case of clause (xxiii), it being understood that with respect to any Liens on the Collateral being incurred under this clause (C)(iv) to secure Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being refinanced (if any) constituted Junior Lien Obligations, then any Liens on such Collateral being incurred under this clause (C)(iv) to secure Refinancing Indebtedness shall also constitute Junior Lien Obligations;

(7)            Liens existing on the Issue Date and disclosed on Schedule 2 hereto (other than Liens in favor of the lenders under the Credit Agreement and in favor of holders of the Notes and Guarantees);

(8)            Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary of the Company or of a Neon Entity; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary of the Company or of a Neon Entity; provided, further, however, that such Liens may not extend to any other property owned by the Neon Entities, the Company or any Subsidiary of the Company (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(9)            Liens on assets or property at the time a Neon Entity, the Company or any Subsidiary of the Company acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into such Neon Entity, the Company or any Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Neon Entities, the Company or any Subsidiary of the Company (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10)          Liens securing Indebtedness or other obligations (i) of the Company or a Subsidiary of the Company owing to the Company or another Subsidiary of the Company or (ii) of a Neon Entity owing to another Neon Entity, the Company or a Subsidiary of the Company, in each case to the extent permitted to be Incurred in accordance with Section 4.03;

(11)          Liens (i) on not more than $5,000,000 of deposits securing Hedging Obligations entered into for non-speculative purposes and (ii) on cash or cash equivalents securing Hedging Obligations in the ordinary course of business submitted for clearing in accordance with applicable requirements of law);

(12)          Liens by a Neon Entity, the Company or any Subsidiary of the Company on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of such Neon Entity, the Company or any Subsidiary of the Company in the ordinary course of business; provided that such Lien secures only the obligations of such Neon Entity, the Company or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under this Indenture;

(13)            leases and subleases not constituting Capitalized Lease Obligations of real property not material to the conduct of any business line of the Neon Entities, the Company or any Subsidiary of the Company granted to others in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Neon Entities, the Company or any Subsidiary of the Company;

(14)            Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Indenture;

(15)            Liens in favor of an Issuer or any Guarantor;

(16)            Liens in respect of Permitted Securitization Financings that extend only to the assets subject thereto and Equity Interests of Special Purpose Securitization Subsidiaries;

(17)            [reserved];

(18)            licenses of intellectual property and software that are not material to the conduct of any of the business lines of the Neon Entities, the Company or any Subsidiary of the Company and the value of which does not constitute a material portion of the assets of the Neon Entities, taken as a whole, or the Company and its Subsidiaries, taken as a whole, respectively, and such license does not materially interfere with the ordinary course of conduct of the business of the Neon Entities, the Company or any of its Subsidiaries;

(19)            Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (11), (15), (24) and (32) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to the after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (15), (24) and (32) at the time the original Lien became a Permitted Lien under this Indenture, (B) unpaid accrued interest and premiums (including tender premiums), and (C) an amount necessary to pay any underwriting discounts, defeasance costs, commissions, fees and expenses related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B) or (6)(C), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) or (6)(C) and not this clause (19) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B) or (6)(C); provided, further, however, that any Lien securing any refinancing of any Indebtedness secured by a Lien referred to in clause (32) shall be a junior Lien subject to a customary intercreditor agreement;

(20)            non-consensual Liens (not incurred in connection with borrowed money) on equipment of any Neon Entity, the Company or any of its Subsidiaries granted in the ordinary course of business to any Neon Entity or the Company’s or such Subsidiary’s client at which such equipment is located;

(21)            judgment and attachment Liens not giving rise to an Event of Default;

(22)            Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(23)            Liens that (i) are contractual rights of set-off (and related pledges) (a) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness or (b) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of any Affiliated Guarantor, the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Affiliated Guarantor, the Company or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (ii) relate to purchase orders and other agreements entered into with customers, suppliers or service providers of such Affiliated Guarantor, the Company or any Subsidiary (a) in the ordinary course of business or (b) in connection with implementation of business optimization programs;

(24)            other Liens of the Company, any Subsidiary or any Neon Entity securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens incurred under this clause (24) that are at that time outstanding, exceed $15 million;

(25)            Liens on any amounts held by a trustee or agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(26)            Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code in effect in the State of New York or similar provisions in similar codes, statutes or laws in other jurisdictions on items in the course of collection, (ii) attaching to commodity trading accounts, other commodity brokerage accounts or securities incurred in the ordinary course of business, (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, (iv) encumbering customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (v) in respect of Third Party Funds or (vi) in favor of credit card companies pursuant to agreements therewith;

(27)            Liens disclosed by the title insurance policies delivered on (with respect to all mortgages delivered on the Issue Date) or subsequent to the Issue Date and pursuant to the Credit Agreement and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted under this Indenture;

(28)            any interest or title of a lessor or sublessor under any leases or subleases entered into by any Affiliated Guarantor, the Company or any Subsidiary in the ordinary course of business;

(29)            Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(30)            Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition of “Cash Equivalents”;

(31)            Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(32)            Liens on the Collateral securing Junior Lien Obligations (subject to a customary intercreditor agreement) in an aggregate amount not to exceed $3 million; provided that the Notes are secured on a senior priority basis to the obligations so secured until such time as such obligations are no longer secured by a Lien;

(33)            Liens on non-Collateral assets in an aggregate amount not to exceed $5 million;

(34)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(35)            Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted under this Indenture;

(36)            Liens to secure cash management services in the ordinary course of business; provided that such Liens are not incurred in connection with, and do not secure, any borrowings or Indebtedness;

(37)            [Reserved];

(38)            Claims Administration Liens;

(39)            Liens on cash and Cash Equivalents on deposit with lenders and affiliates of lenders securing obligations owing to such Persons under any treasury, depository, overdraft or other cash management services agreements or arrangements with the Company or any of its Subsidiaries; and

(40)            in the case of real property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject.

“Permitted Securitization Financing” shall mean one or more transactions pursuant to which (a) Securitization Assets or interests therein are sold or transferred to or financed by one or more Special Purpose Securitization Subsidiaries, and (b) such Special Purpose Securitization Subsidiaries finance (or refinance) their acquisition of such Securitization Assets or interests therein, or the financing thereof, by selling or borrowing against Securitization Assets, and any Hedging Obligations entered into in connection with such Securitization Assets; provided, that, recourse to the Company or any Restricted Subsidiary (other than the Special Purpose Securitization Subsidiaries) in connection with such transactions shall be limited to the extent customary (as determined by the Company in good faith) for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/”absolute transfer” opinion with respect to any transfer by the Company or any Restricted Subsidiary (other than a Special Purpose Securitization Subsidiary)); provided, further, that, Permitted Securitization Financings shall be limited to (i) the Existing Securitization Facility and any refinancing thereof in an amount not to exceed the principal amount thereof (together with any accrued interest and any related fees, expenses and premiums) as of the Issue Date and (ii) other securitization financings in an amount not to exceed the available amount under the Super Senior Basket.

Notwithstanding the foregoing, nothing in clauses (1) – (40) above shall permit a Lien on any assets of the Company or any Subsidiary of the Company to secure any obligation of an Affiliated Guarantor or any Subsidiary of an Affiliated Guarantor.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIK Interest” means interest paid in kind on the Notes as described in the Notes.

“PIK Notes” means Notes issued pursuant to the terms hereof as payment in kind in respect of PIK Interest due and payable hereunder.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to facilities which are classified as “pre-opening expenses” (or any similar or equivalent caption) on the applicable financial statements of the Company and its Subsidiaries for such period, prepared in accordance with GAAP.

“Pro Forma EBITDA” means, with respect to any Person, at any date, the EBITDA of such Person for the full four fiscal quarters for which financial statements have been delivered to the Trustee immediately preceding such date, subject to the following adjustments. In the event that the Company or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which Pro Forma EBITDA is being calculated but prior to the event for which the calculation of Pro Forma EBITDA is made (the “Pro Forma EBITDA Calculation Date”), then Pro Forma EBITDA shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes, business realignment projects or initiatives, New Projects, restructurings or reorganizations that the Company or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Pro Forma EBITDA Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes, business realignment projects or initiatives, New Projects, restructurings or reorganizations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation, operational change, business realignment project or initiative, New Project, restructuring or reorganization, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then Pro Forma EBITDA shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation, operational change, business realignment project or initiative, New Project, restructuring or reorganization had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then Pro Forma EBITDA shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from any relevant pro forma event (including, to the extent applicable, the Transactions) and (2) all adjustments of the type used in connection with the calculation of “Further Adjusted EBITDA” as set forth in the “Summary Historical Consolidated Financial and Other Information” portion of the “Summary” section of the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period; provided that for all purposes of determining EBITDA hereunder (i) adjustments for operating expense reductions and other operating improvements, synergies or cost savings shall not be more than 20% of EBITDA for the most recently ended four fiscal quarter period (calculated prior to giving effect to such capped adjustments (but, for the avoidance of doubt, after giving effect to other uncapped pro forma adjustments)) and (ii) actions resulting in operating expense reductions and other operating improvements, synergies or cost savings are, in each case, required to be taken or commenced or expected to be taken or commenced (in the good faith determination of the Company) within 24 months after the date any such transaction is consummated; provided that the limitations set forth in clauses (i) and (ii) shall not apply to any operating expense reductions, other operating improvements or synergies and adjustments resulting from the Transactions or otherwise pursuant to clause (2) above, and information and calculations supporting them in reasonable detail.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Pro Forma EBITDA Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

For purposes of making the computation referred to above, in giving effect to each New Project which commences operations and records not less than one full fiscal quarter’s operations during such period, the operating results of such New Project shall be annualized on a straight line basis during such period, taking into account any seasonality adjustments determined by the Company in good faith.

“Pro Forma EBITDA Calculation Date” has the meaning assigned in the “Pro Forma EBITDA” definition.

“Rating Agency” means (1) each of Moody’s and S&P (and their respective successors and assigns) and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Company or any direct or indirect parent of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Company or any Subsidiary.

“Record Date” has the meaning set forth in Paragraph 2 of the Note.

“Restricted Cash” means (i) cash and Cash Equivalents held by Subsidiaries that would appear as “restricted” on a consolidated balance sheet of the Company or any of its Subsidiaries and (ii) cash and Cash Equivalents not available to be distributed to the Company or a Restricted Subsidiary (other than a Special Purpose Securitization Subsidiary) from issuers of Permitted Securitization Financings.

“Restricted Investment” means an Investment other than a Permitted Investment.

“S&P” means S& P Global Ratings or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Subsidiary or by an Affiliated Guarantor or a Subsidiary thereof whereby the Company or such Subsidiary, or such Affiliated Guarantor or such Subsidiary thereof, transfers such property to a Person and the Company or such Subsidiary leases it from such Person, other than leases between the Company and a Subsidiary or between Subsidiaries, or leases between any Neon Entities.

“SEC” means the Securities and Exchange Commission.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (6) of the definition of “Permitted Liens,” as designated by the Company to be included in this definition.

“Secured Indebtedness” means any Consolidated Total Indebtedness secured by a Lien.

“Secured Leverage Calculation Date” has the meaning assigned in the “Secured Leverage Ratio” definition.

“Secured Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Secured Indebtedness of such Person and its Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Subsidiaries and held by such Person and its Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which financial statements have been delivered to the Trustee immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Company or any Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes, business realignment projects or initiatives, New Projects, restructurings or reorganizations that the Company or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes, business realignment projects or initiatives, New Projects, restructurings or reorganizations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation, operational change, business realignment project or initiative, New Project, restructuring or reorganization, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation, operational change, business realignment project or initiative, New Project, restructuring or reorganization had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from any relevant pro forma event (including, to the extent applicable, the Transactions) and (2) all adjustments of the type used in connection with the calculation of “Further Adjusted EBITDA” as set forth in the “Summary Historical Consolidated Financial and Other Information” portion of the “Summary” section of the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period; provided that for all purposes of determining EBITDA hereunder (i) adjustments for operating expense reductions and other operating improvements, synergies or cost savings shall not be more than 20% of EBITDA for the most recently ended four fiscal quarter period (calculated prior to giving effect to such capped adjustments (but, for the avoidance of doubt, after giving effect to other uncapped pro forma adjustments)) and (ii) actions resulting in operating expense reductions and other operating improvements, synergies or cost savings are, in each case, required to be taken or commenced or expected to be taken or commenced (in the good faith determination of the Company) within 24 months after the date any such transaction is consummated; provided that the limitations set forth in clauses (i) and (ii) shall not apply to any operating expense reductions, other operating improvements or synergies and adjustments resulting from the Transactions or otherwise pursuant to clause (2) above, and information and calculations supporting them in reasonable detail.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Secured Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

For purposes of making the computation referred to above, in giving effect to each New Project which commences operations and records not less than one full fiscal quarter’s operations during such period, the operating results of such New Project shall be annualized on a straight line basis during such period, taking into account any seasonality adjustments determined by the Company in good faith.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by the Company or any Subsidiary or in which the Company or any Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (1) Receivables Assets, (2) franchise fees, royalties and other similar payments made related to the use of trade names and other intellectual property, business support, training and other services, (3) revenues related to distribution and merchandising of the products of the Company and its Subsidiaries, (4) intellectual property rights relating to the generation of any of the types of assets listed in this definition, (5) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof, (6) any Equity Interests of any Special Purpose Securitization Subsidiary or any Subsidiary of a Special Purpose Securitization Subsidiary and any rights under any limited liability company agreement, trust agreement, shareholders agreement, organizational or formation documents or other agreement entered into in furtherance of the organization of such entity, and (7) any other assets and property to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by the Company in good faith).

“Security Agreement” means the First Lien Collateral Agency and Security Agreement, dated as of July 12, 2017 (as supplemented by the Other First Lien Secured Party Consent, dated as of the date hereof, by and among the Trustee, the First-Priority Collateral Agent and the Company, and as further amended, supplemented, modified, extended, renewed, restated, refunded or refinanced from time to time), among the Company, each Subsidiary of the Company from time to time identified therein as a party and the First-Priority Collateral Agent.

“Security Documents” means the Security Agreement and the security agreements, pledge agreements, collateral assignments and mortgages, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral in favor of the First-Priority Collateral Agent for the benefit of the Trustee and the holders of the Notes and other First-Priority Obligations as contemplated by this Indenture.

“Senior Secured Leverage Calculation Date” has the meaning assigned in the “Senior Secured Leverage Ratio” definition.

“Senior Secured Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Secured Indebtedness of such Person and its Subsidiaries constituting First-Priority Obligations as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Subsidiaries and held by such Person and its Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which financial statements have been delivered to the Trustee immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Company or any Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Senior Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Senior Secured Leverage Ratio is made (the “Senior Secured Leverage Calculation Date”), then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes, business realignment projects or initiatives, New Projects, restructurings or reorganizations that the Company or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Senior Secured Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes, business realignment projects or initiatives, New Projects, restructurings or reorganizations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation, operational change, business realignment project or initiative, New Project, restructuring or reorganization, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation, operational change, business realignment project or initiative, New Project, restructuring or reorganization had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from any relevant pro forma event (including, to the extent applicable, the Transactions) and (2) all adjustments of the type used in connection with the calculation of “Further Adjusted EBITDA” as set forth in the “Summary Historical Consolidated Financial and Other Information” portion of the “Summary” section of the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period; provided that for all purposes of determining EBITDA hereunder (i) adjustments for operating expense reductions and other operating improvements, synergies or cost savings shall not be more than 20% of EBITDA for the most recently ended four fiscal quarter period (calculated prior to giving effect to such capped adjustments (but, for the avoidance of doubt, after giving effect to other uncapped pro forma adjustments)) and (ii) actions resulting in operating expense reductions and other operating improvements, synergies or cost savings are, in each case, required to be taken or commenced or expected to be taken or commenced (in the good faith determination of the Company) within 24 months after the date any such transaction is consummated; provided that the limitations set forth in clauses (i) and (ii) shall not apply to any operating expense reductions, other operating improvements or synergies and adjustments resulting from the Transactions or otherwise pursuant to clause (2) above, and information and calculations supporting them in reasonable detail.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Senior Secured Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

For purposes of making the computation referred to above, in giving effect to each New Project which commences operations and records not less than one full fiscal quarter’s operations during such period, the operating results of such New Project shall be annualized on a straight line basis during such period, taking into account any seasonality adjustments determined by the Company in good faith.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Series” means (a) with respect to the First-Priority Secured Parties, each of (i) the “Secured Parties” as defined in the Credit Agreement (or an equivalent provision thereof), (ii) the holders of the Notes and the Trustee (each in their capacity as such) and (iii) the Additional First-Priority Secured Parties that become subject to the First Lien Intercreditor Agreement after the Issue Date that are represented by a common Authorized Representative (in its capacity as such for such Additional First-Priority Secured Parties) and (b) with respect to any First-Priority Obligations, each of (i) the Obligations under the Credit Agreement, (ii) the Notes Obligations and (iii) the Other First-Priority Obligations incurred pursuant to any applicable agreement, which pursuant to any joinder agreement, are to be represented under the First Lien Intercreditor Agreement by a common Authorized Representative (in its capacity as such for such Other First-Priority Obligations).

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means any business, the majority of whose revenues are derived from (i) the business or activities of the Company and its Subsidiaries as of the Issue Date, (ii) any business that is a natural outgrowth or a reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Company’s good faith business judgment constitutes a reasonable diversification of business conducted by the Company and its Subsidiaries.

“Special Purpose Securitization Subsidiary” shall mean (i) a direct or indirect Restricted Subsidiary of the Company established in connection with a Permitted Securitization Financing for the acquisition of Securitization Assets or interests therein, and which is organized in a manner (as determined by the Company in good faith) intended to reduce the likelihood that it would be substantively consolidated with the Company or any of its Restricted Subsidiaries (other than Special Purpose Securitization Subsidiaries) in the event the Company or any such Restricted Subsidiary becomes subject to a proceeding under the Bankruptcy Code (or other insolvency law) and (ii) any subsidiary of a Special Purpose Securitization Subsidiary.

“SPAC Transaction” means the transactions contemplated by the Agreement and Plan of Merger, dated October 9, 2022 (as the terms and conditions therein may be amended, modified or waived from time to time, the “Merger Agreement”), by and among CF VIII, Sierra Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of CF VIII, BTC, and XBP Europe.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable.

“Subordinated Indebtedness” means (a) with respect to an Issuer, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor or Affiliated Guarantor, any Indebtedness of such Guarantor or Affiliated Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless otherwise indicated in this Indenture or the context requires otherwise, all references to Subsidiaries shall mean Subsidiaries of the Company (which, for the avoidance of doubt, does not include Neon Parent, the other Neon Entities, XBP Parent, the other XBP Entities or XBP Europe).

“Super Senior Basket” means an aggregate amount not to exceed $50 million, less any amounts utilized pursuant to the definition of Super Senior Facility and pursuant to clause (ii) of the definition of Permitted Securitization Financing, and less any amounts of any receivables financing made by the Issuers or their Subsidiaries between June 8, 2023 and the Issue Date.

“Super Senior Facility” means a super senior credit facility in an aggregate amount not to exceed the available amount under the Super Senior Basket, which shall be subject to the Super Senior Intercreditor Agreement.

“Super Senior Intercreditor Agreement” means the intercreditor agreement, in the form of Exhibit D attached hereto, to be entered into in connection with the incurrence of the Super Senior Facility.

“Tax Distributions” means any distributions described in Section 4.04(b)(xii).

“Third Party Funds” means any accounts or funds, or any portion thereof, received by an Affiliated Guarantor, the Company or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon such Affiliated Guarantor, the Company or one or more of its Subsidiaries to collect and remit those funds to such third parties.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of this Indenture.

“Total Assets” means the total consolidated assets of the Company and its Subsidiaries, as shown on the most recent balance sheet of the Company, calculated on a pro forma basis after giving effect to any subsequent acquisition or disposition of a Person or business.

“Transactions” means the exchange offer for the Existing 2026 Notes as described in the Offering Memorandum.

“Trust Officer” means:

(1)            any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)            who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” or “UCC” means the New York Uniform Commercial Code (or other applicable UCC) as in effect from time to time.

“Unrestricted Cash” means for the Company, the sum of (i) all unrestricted cash and Cash Equivalents of the Company, the Co-Issuer, the Guarantors and their respective Subsidiaries (on a consolidated basis) and (ii) all committed but undrawn amounts under any outstanding credit facilities of the Company, the Co-Issuer, the Guarantors, and their respective Subsidiaries (on a consolidated basis).

“U.S. Government Obligations” means securities that are:

(1)            direct obligations of the United States of America denominated in U.S. dollars for the timely payment of which its full faith and credit is pledged, or

(2)            obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“XBP Entity” means each of XBP Parent and BTC, together with any present or future Subsidiary or successor of any of the foregoing (other than XBP Europe). “XBP Entities” means, collectively, all of the foregoing.

“XBP Europe” means XBP Europe, Inc., a Delaware corporation, and each of its present and future Subsidiaries and successors (excluding any public company).

“XBP Guarantee” has the meaning set forth in Section 12.01(b).

“XBP Parent” means XCV-EMEA, LLC, a Delaware limited liability company and any Subsidiary or successor entity which is the holder (directly or indirectly) of the Equity Interests of BTC.

“XBP Pledge Agreement” means a pledge agreement, in form and substance satisfactory to the holders of at least 66.67% in an aggregate principal amount of the Notes then outstanding pursuant to which XBP Parent shall pledge 100% of the outstanding Equity Interests of BTC to secure the Obligations.

“XBP Sale” means, (i) any direct or indirect sale, disposition, monetization or other transfer of assets or property of XBP Parent or the other XBP Entities, whether directly or indirectly or synthetically (including through derivative transactions) and (ii) the sale, disposition, monetization or other transfer (whether directly, indirectly or synthetically, including through derivative transactions or by means of a transaction involving XBP Parent or any other entity that directly or indirectly owns equity interests in XBP Parent) of equity interests of XBP Parent or any other XBP Entity by Parent or its subsidiaries.

Section 1.02.          Other Definitions.

Term	Section
$	Section 1.03(j)
Affiliate Transaction	Section 4.07(a)
Agent Members	Appendix
Asset Sale Offer	Section 4.06(b)(ii)
Bankruptcy Law	Section 6.01(k)
Change of Control Offer	Section 4.08(b)
Clearstream	Appendix
Co-Issuer	Preamble
Company	Preamble
covenant defeasance option	Section 8.01(b)
Custodian	Section 6.01(k)
Deemed Date	Section 4.03(c)(3)
Euroclear	Appendix
Event of Default	Section 6.01
Excess Proceeds	Section 4.06(b)(ii)
Existing 2023 Notes Documents	Other
Existing 2026 Notes Documents	Other
Existing 2023 Notes Indenture	Other
Existing 2026 Notes Indenture	Other
Fixed Charge Calculation Date	Other
Global Notes	Appendix
Guaranteed Obligations	Section 12.01(a)
Increased Amount	Section 4.12(c)
Initial Notes	Preamble
Issuers	Preamble
legal defeasance option	Section 8.01(b)
Notes	Preamble
Notice of Default	Section 6.01(k)
Offer Period	Section 4.06(d)
OFFSHORE TRANSACTION	Appendix
Paying Agent	Section 2.04(a)
Permitted Jurisdiction	Section 5.01(a)(vi)
primary obligations	Other
primary obligor	Other
pro forma event	Other
protected purchaser	Section 2.08
QUALIFIED INSTITUTIONAL BUYER	Appendix
Refinancing Indebtedness	Section 4.03(b)(xv)
Refunding Capital Stock	Section 4.04(b)(ii)
Registrar	Section 2.04(a)
Regulation S Global Notes	Appendix
Regulation S Permanent Global Note	Appendix
Regulation S Temporary Global Note	Appendix
Reporting Entity	Section 4.02(b)
Restricted Payments	Section 4.04(a)
Retired Capital Stock	Section 4.04(b)(ii)
Rule 144A Global Notes	Appendix
Second Commitment	Section 4.06(b)(ii)
Secured Leverage Calculation Date	Other
SECURITIES ACT	Appendix
Senior Secured Leverage Calculation Date	Other
Successor Co-Issuer	Section 5.01(b)(i)
Successor Company	Section 5.01(a)(i)
Successor Guarantor	Section 5.01(c)(i)
Transfer	Section 5.01(c)(ii)
Trustee	Other
U.S. dollars	Section 1.03(j)
U.S. PERSON	Appendix
UNITED STATES	Appendix

Section 1.03.          Rules of Construction. Unless the context otherwise requires:

(a)            a term has the meaning assigned to it;

(b)            an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)            “or” is not exclusive;

(d)            “including” means including without limitation;

(e)            words in the singular include the plural and words in the plural include the singular;

(f)             unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g)            the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP;

(h)            the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(i)             unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; and

(j)            “$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts.

Section 1.04.          No Incorporation by Reference of Trust Indenture Act. This Indenture is not qualified under the TIA, and the TIA shall not apply to or in any way govern the terms of this Indenture. As a result, no provisions of the TIA are incorporated into this Indenture unless expressly incorporated pursuant to this Indenture.

ARTICLE II

THE NOTES

Section 2.01.          Amount of Notes. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture on the Issue Date is $1,082,148,688.

The Issuers may from time to time after the Issue Date issue Additional Notes under this Indenture in a principal amount not to exceed $25 million, so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.03(b)(xii) and the Liens with respect thereto are permitted by Section 4.12 and (ii) such Additional Notes are issued with an original issue discount of not more than 50% and otherwise in compliance with the other applicable provisions of this Indenture. With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.07, 2.08, 2.09, 3.09, 4.06(f), 4.08(c) or Appendix A), there shall be (a) established in or pursuant to a resolution of the Board of Directors of each Issuer and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(1)            the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture;

(2)            the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and

(3)            if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.2 of Appendix A in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof.

If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of each Issuer and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or an indenture supplemental hereto setting forth the terms of the Additional Notes.

PIK Notes may also be issued hereunder in accordance with the terms and provisions hereof and in the Notes.

The Initial Notes, any PIK Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number, if applicable.

Section 2.02.          Form and Dating. Provisions relating to the Initial Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Initial Notes and the Trustee’s certificate of authentication and (ii) any PIK Notes or Additional Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuers or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and in minimum denominations of $1.00 and any integral multiples of $1.00 in excess thereof.

Section 2.03.          Execution and Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Issuers signed by one Officer of each Issuer (a) Initial Notes for original issue on the date hereof in an aggregate principal amount of $1,082,148,688 and (b) subject to the terms of this Indenture, PIK Notes and/or Additional Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such order shall specify the amount of separate Note certificates to be authenticated, the principal amount of each of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, whether the Notes are to be Initial Notes, PIK Notes or Additional Notes, the registered holder of each of the Notes and delivery instructions. Notwithstanding anything to the contrary in this Indenture or Appendix A, any issuance of PIK Notes or Additional Notes after the Issue Date shall be in a principal amount of at least $1.00 and integral multiples of $1.00 in excess thereof.

One Officer shall sign the Notes for each of the Issuers by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee may appoint one or more authenticating agents reasonably acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.04.          Registrar and Paying Agent.

(a)            The Issuers shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuers may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Issuers initially appoints the Trustee as Registrar, Paying Agent and the Notes Custodian with respect to the Global Notes.

(b)            The Issuers may enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of any such agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any of its domestically organized Subsidiaries may act as Paying Agent or Registrar.

(c)            The Issuers may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuers and the Trustee; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

Section 2.05.          Paying Agent to Hold Money in Trust. Prior to each due date of the principal of and interest on any Note, the Issuers shall deposit with each Paying Agent (or if the Company or a Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Issuers shall require each Paying Agent (other than the Trustee) to agree in writing that a Paying Agent shall hold in trust for the benefit of holders or the Trustee all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the Trustee of any default by the Issuers in making any such payment. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.05, a Paying Agent shall have no further liability for the money delivered to the Trustee.

Section 2.06.          Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of holders. If the Trustee is not the Registrar, the Issuers shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of holders.

Section 2.07.          Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Notes at the Registrar’s request. The Issuers may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.07. The Issuers shall not be required to make, and the Registrar need not register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or transfers or exchanges of any Notes for a period of 15 days before a selection of Notes to be redeemed or between a record date and the related payment date.

Prior to the due presentation for registration of transfer of any Note, the Issuers, the Guarantors, the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Guarantors, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

None of the Trustee, Registrar or Paying Agent shall have any responsibility for any actions taken or not taken by the Depository.

Section 2.08.          Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall, upon receipt of a written order of the Issuers, authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the holder (a) satisfies the Issuers and the Trustee within a reasonable time after such holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuers and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Issuers and the Trustee. If required by the Trustee or the Issuers, such holder shall furnish an indemnity bond sufficient in the judgment of the Trustee, with respect to the Trustee, and the Issuers, with respect to the Issuers, to protect the Issuers, the Trustee, the Paying Agent and the Registrar, as applicable, from any loss or liability that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment. The Issuers and the Trustee may charge the holder for their expenses in replacing a Note (including without limitation, attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuers in their discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Issuers.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.09.          Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.09 as not outstanding. Subject to Section 13.06, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds the Note.

If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.10.          Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. Notwithstanding the above, and without limiting the generality of Section 2.09 and Section 13.06, the Issuer shall promptly deliver to the Trustee for cancellation all Notes that the Issuers or any of their Subsidiaries have purchased or otherwise acquired along with any additional items or deliverables that the Trustee may require. The Registrar and each Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. Upon receipt of a written order of the Issuers, the Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Issuers may not issue new Notes to replace Notes they have redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

Section 2.11.          Defaulted Interest. If the Issuers default in a payment of interest on the Notes, the Issuers shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuers may pay the defaulted interest to the Persons who are holders on a subsequent special record date. The Issuers shall fix or cause to be fixed any such special record date and payment date, which specified record date shall not be less than 10 days prior to the payment date for such defaulted interest, and shall promptly mail or cause to be mailed, or delivered electronically if held by the Depository, to each affected holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid. The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on the Notes and the date of the proposed payment, and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest, or make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when so deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.11.

Section 2.12.          CUSIP Numbers, ISINs, etc. The Issuers in issuing the Notes may use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use), and the Trustee shall use any such CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers shall advise the Trustee of any change in any such CUSIP numbers, ISINs and “Common Code” numbers.

Section 2.13.          Maturity. The Notes shall mature on the earlier of (i) April 15, 2026 and (ii) July 12, 2023 if, on such date, any amount of the Existing 2023 Notes or the Old Term Loans remains outstanding. If at any time no amount of the Existing 2023 Notes or the Old Term Loans remains outstanding, such that the maturity date of the Notes will fall on April 15, 2026, the Issuers shall promptly (i) mail, or otherwise deliver in accordance with the procedures of the Depository, to the holders a notice of such maturity date and (ii) deliver to the Trustee an Officer’s Certificate setting forth such maturity date.

Section 2.14.          Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.09 and Section 13.06. Any calculation of the interest or changes in interest made pursuant to this Indenture or the Notes shall be made by the Company and delivered to the Trustee pursuant to an Officer’s Certificate.

Section 2.15.          Notices. Notwithstanding anything else to the contrary herein, at least 5 Business Days prior to each Record Date, the Issuer shall provide a notice to the Trustee in the form of an Officer’s Certificate specifying (i) the percentage of Notes outstanding that will be receiving PIK Interest pursuant to the terms of this Note or the result of a voluntary election by any registered holders of the Notes and (ii) the amount of any interest to be paid in cash, if any.

ARTICLE III

REDEMPTION

Section 3.01.          Optional Redemption. The Notes may be redeemed, in whole or from time to time in part, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the form of Note set forth in Exhibit A hereto, which is hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

Section 3.02.          Mandatory Redemption. If Neon Parent or any other Neon Entity (or any other entity on behalf of or in lieu of the foregoing) receives any distributions on account of the equity of any Neon Entity or proceeds of (or any other consideration from) a Neon Sale, then the Issuers shall be required to promptly (and in no event later than 30 days after the receipt by such Neon Parent, Neon Entity or any other entity of such distribution, proceeds or other consideration) redeem the maximum principal amount of Notes (in each case other than Notes owned by the Company or an Affiliate of the Company) that is at least $1.00 and an integral multiple of $1.00 in excess thereof that may be purchased out of such distribution, proceeds or other consideration in an amount up to $150 million at a redemption price in cash in an amount equal to (i) if such mandatory redemption is consummated prior to the first anniversary of the Issue Date, 60% of the principal amount thereof and (ii) if such mandatory redemption is consummated on or after the first anniversary of the Issue Date and before the second anniversary of the Issue Date, 70% of the principal amount thereof, in each case plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date). Any and all such Notes redeemed shall be delivered by or on behalf of the Issuers to the Trustee for cancellation.

Section 3.03.          Applicability of Article. Redemption of Notes at the election of the Issuers or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article III.

Section 3.04.          Notices to Trustee. If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Paragraph 5 of the Note or are required to redeem notes pursuant to Section 3.02 of this Indenture, the Issuers shall notify the Trustee in an Officer’s Certificate of (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. The Issuers shall give notice to the Trustee provided for in this Section 3.04 at least 10 days but not more than 30 days before a redemption date if the redemption is a redemption pursuant to Paragraph 5 of the Note or Section 3.02 of this Indenture. The Issuers may also include a request in such Officer’s Certificate that the Trustee give the notice of redemption in the Issuers’ name and at its expense and setting forth the information to be stated in such notice as provided in Section 3.06. Any such notice may be canceled if written notice from the Issuers of such cancellation is actually received by the Trustee on the Business Day immediately prior to notice of such redemption being mailed, or delivered electronically if held by the Depository, to any holder or otherwise delivered in accordance with the applicable procedures of the Depository and shall thereby be void and of no effect. The Issuers shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 3.05.

Section 3.05.          Selection of Notes to Be Redeemed. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (and the Issuers shall notify the Trustee of any such listing), or if the Notes are not so listed, on a pro rata basis to the extent practicable or by lot or by such other method as the Trustee shall deem fair and appropriate (and, in such manner that complies with the requirements of the Depository, if applicable); provided that no Notes of $1.00 or less shall be redeemed in part. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $1.00. Notes and portions of them the Trustee selects shall be in amounts of $1.00 or integral multiples of $1.00 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuers promptly of the Notes or portions of Notes to be redeemed.

Section 3.06.          Notice of Optional Redemption.

(a)            At least 10 but not more than 30 days before a redemption date pursuant to Paragraph 5 of the Note or Section 3.02 of this Indenture, the Issuers shall mail or cause to be mailed by first-class mail at its registered address, or otherwise deliver in accordance with the procedures of the Depository, a notice of redemption to each holder whose Notes are to be redeemed (with a copy to the Trustee), except that redemption notices may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII.

Any such notice shall identify the Notes to be redeemed and shall state:

(i)            the redemption date;

(ii)           the redemption price and the amount of accrued interest to the redemption date;

(iii)          the name and address of the Paying Agent;

(iv)         that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued and unpaid interest, if any;

(v)           if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(vi)         that, unless the Issuers default in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii)         the CUSIP number, ISIN and/or “Common Code” number, if any, printed on the Notes being redeemed;

(viii)        that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN and/or “Common Code” number, if any, listed in such notice or printed on the Notes;

(ix)          if the redemption is subject to the satisfaction of one or more conditions precedent, the notice thereof shall describe each such condition and, if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed (provided that no such redemption date may be delayed such that it would occur more than 60 days after the delivery of the notice of redemption); and

(x)            at the Issuers’ option, that the payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

Notice of any redemption upon any corporate transaction or other event (including any incurrence of Indebtedness, Change of Control or other transaction) may be given prior to the completion thereof. In addition, any redemption or notice thereof may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction or other event.

(b)            At the Issuers’ request, the Trustee shall deliver the notice of redemption in the Issuers’ name and at the Issuers’ expense. In such event, the Issuers shall notify the Trustee of such request at least three (3) Business Days (or such shorter period as is acceptable to the Trustee) prior to the date such notice is to be provided to holders.

Section 3.07.          Effect of Notice of Redemption. Once notice of redemption is mailed or otherwise delivered in accordance with Section 3.06, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, except as provided in the penultimate paragraph of Paragraph 5 of the Note or Section 3.06(a). Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest, if any, to, but excluding, the redemption date; provided, however, that if the redemption date is after a regular Record Date and on or prior to the next Interest Payment Date, the accrued interest shall be payable to the holder of the redeemed Notes registered on the relevant Record Date. Failure to give notice or any defect in the notice to any holder shall not affect the validity of the notice to any other holder.

Section 3.08.          Deposit of Redemption Price. With respect to any Notes, prior to 10:00 a.m., New York City time, on the redemption date, the Issuers shall deposit with the Paying Agent (or, if the Company or a Subsidiary of the Company is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued and unpaid interest, if any, on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuers to the Trustee for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest, if any, to but excluding the redemption date, on, the Notes or portions thereof to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture.

Section 3.09.          Notes Redeemed in Part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. Upon surrender and cancellation of a Note that is redeemed in part, the Issuers shall execute and the Trustee shall authenticate for the holder (at the Issuers’ expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and cancelled (or if the Note is a Global Note, an adjustment shall be made to the “Schedule of Increases or Decreases in Global Note” attached thereto).

ARTICLE IV

COVENANTS

Section 4.01.          Payment of Notes. The Issuers shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of or interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds as of 12:00 p.m. New York City time money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture.

The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful (the foregoing, “Additional Interest”).

Additional Interest and interest payable upon redemption, repurchase or maturity shall be payable in cash.

Section 4.02.          Reports and Other Information.

(a)            For so long as any Notes are outstanding, the Issuers shall deliver to the Trustee a copy of all of the information and reports referred to below:

(i)            within 15 days after the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports of the Reporting Entity (as defined below) for such fiscal year containing the information that would have been required to be contained in an annual report on Form 10-K (or any successor or comparable form) if the Reporting Entity had been a reporting company under the Exchange Act, except to the extent permitted to be excluded by the SEC;

(ii)           within 15 days after the time period specified in the SEC’s rules and regulations for non-accelerated filers, quarterly reports of the Reporting Entity for such fiscal quarter containing the information that would have been required to be contained in a quarterly report on Form 10-Q (or any successor or comparable form) if the Reporting Entity had been a reporting company under the Exchange Act, except to the extent permitted to be excluded by the SEC; and

(iii)          within 15 days after the time period specified in the SEC’s rules and regulations for filing current reports on Form 8-K, current reports of the Reporting Entity containing substantially all of the information that would be required to be filed in a current report on Form 8-K under the Exchange Act on the Issue Date pursuant to Sections 1, 2 and 4, Items 5.01, 5.02 (a),(b) and (c) and Item 9.01(a) and (b) (only to the extent relating to any of the foregoing) of Form 8-K if the Reporting Entity had been a reporting company under the Exchange Act.

In addition to providing such information to the Trustee, the Issuers shall make available to the holders, prospective investors, market makers affiliated with any initial purchaser of the Notes and securities analysts the information required to be provided pursuant to the foregoing clauses (i), (ii) and (iii), by posting such information to its website (or the website of any of the Company’s parent companies, including the Reporting Entity) or on IntraLinks or any comparable online data system or website. If at any time the Company or any direct or indirect parent of the Company has made a good faith determination to file a registration statement with the SEC with respect to an initial public offering of such entity’s Capital Stock, the Issuers will not be required to disclose any information or take any actions that, in the good faith view of the Company, would violate the securities laws or the SEC’s “gun jumping” rules.

Notwithstanding the foregoing, (A) neither the Company nor another Reporting Entity will be required to deliver any information, certificates or reports that would otherwise be required by (i) Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K or (ii) Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein, (B) such reports will not be required to contain financial information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or include any exhibits or certifications required by Form 10-K, Form 10-Q or Form 8-K (or any successor or comparable forms) or related rules under Regulation S-K and (C) such reports shall not be required to present compensation or beneficial ownership information.

(b)            The financial statements, information and other documents required to be provided as described in this Section 4.02 may be those of (i) the Company and its Subsidiaries and the Affiliated Guarantors and their Subsidiaries (on a combined basis) or (ii) any direct or indirect parent of all of the Company and the Affiliated Guarantors (any such entity, a “Reporting Entity”), so long as in the case of clause (ii) such direct or indirect parent of the Company and Affiliated Guarantors shall not conduct, transact or otherwise engage, or commit to conduct, transact or otherwise engage, in any material business or operations other than its direct or indirect ownership of all of the Equity Interests in, and its management of, the Affiliated Guarantors and the Company; provided that, if the financial information so delivered relates to such direct or indirect parent of the Company and Affiliated Guarantors, the same is accompanied by a reasonably detailed description of the quantitative differences between the information relating to such parent, on the one hand, and the information relating to each of the Affiliated Guarantors and the Company and its Subsidiaries on a standalone basis, on the other hand, together with consolidating financial statements of the foregoing for the applicable period. Notwithstanding any of the foregoing herein, to the extent any of the Company’s parent companies is subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act, such information described in this paragraph shall be included in the Form 10-K and Form 10-Q reports of the Reporting Entity described in Section 4.02(a)(i) and (ii) filed with the SEC.

(c)            In addition, the Issuers will make such information available to prospective investors upon request. The Issuers have agreed that, for so long as any Notes remain outstanding during any period when neither it nor another Reporting Entity is subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, they will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d)            Notwithstanding the foregoing, the Issuers will be deemed to have delivered such reports and information referred to in this Section 4.02 to the holders, prospective investors, market makers, securities analysts and the Trustee for all purposes of this Indenture if the Company or another Reporting Entity has filed such reports with the SEC via the EDGAR filing system (or any successor system) and such reports are publicly available. In addition, except as required by the last sentence of Section 4.02(b), the requirements of this Section 4.02 shall be deemed satisfied and the Issuers will be deemed to have delivered such reports and information referred to this Section 4.02 to the Trustee, holders, prospective investors, market makers and securities analysts for all purposes of this Indenture by the posting of reports and information that would be required to be provided on the Company’s website (or that of any of the Company’s parent companies, including the Reporting Entity). The Trustee shall have no obligation to monitor whether the Issuers post such reports, information and documents on the Company’s website (or that of any of the Company’s parent companies, including the Reporting Entity) or the SEC’s EDGAR service, or collect any such information from the Company’s (or any of the Company’s parent companies) website or the SEC’s EDGAR service.

(e)            The Company will also hold quarterly conference calls, beginning with the first full fiscal quarter ending after the Issue Date, for all holders of the Notes, prospective investors, market makers affiliated with any initial purchaser of the Notes and securities analysts to discuss such financial information no later than ten Business Days after the distribution of such information required by clauses (i) or (ii) of Section 4.02(a) and, prior to the date of each such conference call, will announce the time and date of such conference call and either include all information necessary to access the call or inform holders of the Notes, prospective investors, market makers affiliated with any initial purchaser of the Notes and securities analysts how they can obtain such information, including, without limitation, the applicable password or login information (if applicable).

(f)            Delivery of reports, information and documents to the Trustee pursuant to this Section 4.02 is for informational purposes only, and the information and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein, or determinable from information contained therein, including the Issuers’ compliance with any of its covenants thereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provision of this Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein. In addition, the Trustee shall have no liability or responsibility for the content, filing or timeliness of any report delivered or filed under or in connection with this Indenture or the transactions contemplated hereunder, and the Trustee shall have no duty to participate in or monitor any conference calls.

Section 4.03.          Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)            (i) The Affiliated Guarantors and the Company shall not, and shall not permit any of the Company’s Subsidiaries, any Neon Entity or any XBP Entity to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) XBP Parent shall not permit any other XBP Entity and the Company shall not permit any of its Subsidiaries (other than any Subsidiary that is a Guarantor) to issue any shares of Preferred Stock; provided, however, that an Issuer and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, in each case, in an aggregate amount not to exceed $25 million, if the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which financial statements have been delivered to the Trustee immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided further, that any Subsidiary that is not an Issuer or a Guarantor may not incur Indebtedness or issue shares of Disqualified Stock or Preferred Stock in excess of $0.

(b)            The limitations set forth in Section 4.03(a) shall not apply to:

(i)            the Incurrence by the Company or any Subsidiary of the Indebtedness represented by (A) the Notes (including any PIK Notes, but excluding any Additional Notes), (B) the Existing 2026 Notes, in an aggregate principal amount not to exceed $25,000,000 and (C) Permitted Securitization Financings, plus (D) up to an additional aggregate principal amount of $5 million, so long as the Senior Secured Leverage Ratio for the most recently ended four full fiscal quarters for which financial statements have been delivered to the Trustee, determined on a pro forma basis, does not exceed 3.75 to 1.00, and the Incurrence by the Affiliated Guarantors of the Indebtedness represented by clauses (A) and (D) above;

(ii)            Indebtedness of the Company under any Super Senior Facility;

(iii)            Indebtedness existing on the Issue Date and described on Schedule 4.03 hereto (other than Indebtedness described in clause (i) of this Section 4.03(b));

(iv)            (1) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company, any Neon Entity or any Subsidiary, Disqualified Stock issued by the Company or any Subsidiary and Preferred Stock issued by any Subsidiary to finance (whether prior to or within 180 days after) the acquisition, lease, construction, repair, replacement or improvement by such Person of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock or Preferred Stock then outstanding and Incurred pursuant to this clause (iv)(1), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) below, does not exceed $35 million (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount); and (2) Capitalized Lease Obligations or other obligations or deferrals attributable to capital spending or other funds made available by suppliers in connection with any sale and leaseback arrangements not in violation of this Indenture;

(v)            Indebtedness Incurred by the Company, any Subsidiary of the Company or any Affiliated Guarantor owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company or any of the Company’s Subsidiaries or any Affiliated Guarantor (including any XBP Entity), respectively, pursuant to reimbursement or indemnification obligations to such Person, in each case, provided in the ordinary course of business or consistent with industry practices;

(vi)            Indebtedness arising from agreements of the Company or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition, in each case, to the extent such obligation or transaction is permitted by this Indenture;

(vii)            Indebtedness of the Company to any of its Subsidiaries; provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Company and its Subsidiaries) any such Indebtedness owed to a Subsidiary that is not an Issuer or a Subsidiary that is a Guarantor is subordinated in right of payment to the obligations of the Issuers under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Subsidiary ceasing to be a Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Subsidiary of the Company or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii)            shares of Preferred Stock of a Subsidiary issued to the Company or another Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Subsidiary that holds such shares of Preferred Stock of another Subsidiary ceasing to be a Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix)            Indebtedness of any Subsidiary to the Company or any other Subsidiary; provided that if a Subsidiary that is a Guarantor incurs such Indebtedness to a Subsidiary that is not an Issuer or a Guarantor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Company and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Guarantee of such Subsidiary; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Subsidiary of the Company holding such Indebtedness ceasing to be a Subsidiary of the Company or any other subsequent transfer of any such Indebtedness (except to the Company or another Subsidiary of the Company or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x)            Hedging Obligations by a Person that are not incurred for speculative purposes but (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness of such Person that is permitted by the terms of this Indenture to be outstanding; (B) for the purpose of fixing or hedging currency exchange rate risk of such Person with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk of such Person with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;

(xi)            Indebtedness of the Affiliated Guarantors, the Company and the Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, reasonably required in the conduct of their respective business (giving effect to any growth or expansion of such business permitted hereunder), including those incurred to secure health, safety, insurance and environmental obligations of the Affiliated Guarantors, the Company and the Subsidiaries, respectively, as conducted in accordance with good and prudent business industry practices and otherwise as permitted by this Indenture;

(xii)            Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of any Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) below, does not exceed $25 million (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xiii)            [reserved];

(xiv)            any guarantee by the Company or any Subsidiary of Indebtedness or other obligations of the Company or any Subsidiary so long as the Incurrence of such Indebtedness or other obligations by the Company or such Subsidiary is permitted under the terms of this Indenture; provided that (A) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of the Company or such Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee, as applicable, and (B) if such guarantee is of Indebtedness of the Company, such guarantee is Incurred in accordance with, or not in contravention of, Section 4.11 solely to the extent Section 4.11 is applicable;

(xv)            the Incurrence by the Company or any of its Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Subsidiary that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under clauses (i)(F), (ii), (iii), (iv)(1), (xii), (xiii), (xv), (xvi), (xx) and (xxiii) of this Section 4.03(b) in an aggregate amount not to exceed the then-outstanding principal amount (or, if applicable, the liquidation preference face amount of the Indebtedness, Disqualified Stock or Preferred Stock being so refunded, refinanced or defeased), together with any accrued interest and any related fees, expenses and premiums (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)            has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date (provided that this subclause (1) will not apply to any refunding or refinancing of any Secured Indebtedness constituting First-Priority Obligations);

(2)            to the extent such Refinancing Indebtedness refinances (a) Indebtedness subordinated in right of payment to the Notes or a Guarantee, as applicable, such Refinancing Indebtedness is subordinated in rights of payment to the Notes or the Guarantee, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(3)            shall not be secured by any Lien on any asset other than the assets that secured such Indebtedness being extended, refinanced or modified or, if applicable, shall be unsecured;

(4)            shall not (if secured) have a Lien priority greater than such Indebtedness being extended, refinanced or modified; and

(5)            shall not include Indebtedness of a Subsidiary that is not an Issuer or a Guarantor that refinances Indebtedness of an Issuer or a Subsidiary that is a Guarantor;

(xvi)            Indebtedness, Disqualified Stock or Preferred Stock of (A) the Company or any Subsidiary incurred to finance an acquisition or (B) Persons that are acquired by the Company or any Subsidiary or merged, consolidated or amalgamated with or into the Company or any Subsidiary in accordance with the terms of this Indenture; provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(1)            the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(2)            the Fixed Charge Coverage Ratio of the Company would be no less than immediately prior to such acquisition or merger, consolidation or amalgamation;

provided further, that the aggregate principal amount of Indebtedness under this clause (xvi) (solely if incurred in contemplation of such acquisition or merger, consolidation or amalgamation), together with any Refinancing Indebtedness in respect thereof incurred under clause (xv) hereof, shall not exceed $10 million (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xvii)            [reserved];

(xviii)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business (provided that such Indebtedness is extinguished within five Business Days of its Incurrence) or other cash management services in the ordinary course of business;

(xix)            Indebtedness of the Company or any Affiliated Guarantor or Subsidiary supported by a letter of credit or bank guarantee issued pursuant to Bank Indebtedness, in a principal amount not in excess of the stated amount of such letter of credit;

(xx)            Indebtedness of any Subsidiary that is not an Issuer or a Guarantor; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (xx), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (xx), together with Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) hereof, does not exceed $3 million (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xxi)            Indebtedness of the Company or any Affiliated Guarantor or Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxii)            Indebtedness of the Company, the Affiliated Guarantors and their respective Subsidiaries in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support their respective performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(xxiii)           Indebtedness, Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Company and any Subsidiary; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (xxiii), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (xxiii), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) hereof, does not exceed $10 million;

(xxiv)           to the extent constituting Indebtedness of the Affiliated Guarantors, the Company and the Subsidiaries, all premium (if any), defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness otherwise permitted to be incurred pursuant to this Section 4.03;

(xxv)           Indebtedness in respect of Obligations of the Company or any Affiliated Guarantor or Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services for such Person; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations;

(xxvi)           [reserved].

(xxvii)         deposits raised by any Subsidiary that is subject to state and/or federal banking regulations that constitute Indebtedness owing to such depositor;

(xxviii)         Indebtedness consisting of earn outs and obligations of the Company or any Affiliated Guarantor or Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions or any Permitted Investment by such Person;

(xxix)           customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and

(xxx)            Obligations in respect of Cash Management Agreements.

(c)            For purposes of determining compliance with this Section 4.03:

(1)            in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xxx) of Section 4.03(b) above or is entitled to be Incurred or issued pursuant to Section 4.03(a), then the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.03; provided that any Old Term Loans outstanding on the Issue Date, any Existing 2023 Notes outstanding on the Issue Date or any Existing 2026 Notes outstanding on the Issue Date and the Initial Notes (but for the avoidance of doubt, not any Additional Notes) shall be incurred under clause (i) of Section 4.03(b) above and may not be reclassified;

(2)            at the time of Incurrence, classification or reclassification, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the categories of Indebtedness described in Section 4.03(a) or clauses (i) through (xxx) of Section 4.03(b) (or any portion thereof) without giving pro forma effect to the Indebtedness Incurred, classified or reclassified pursuant to any other clause or paragraph of this Section 4.03 (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred, classified or reclassified pursuant to any such clause or paragraph (or any portion thereof) at such time; provided that, for the avoidance of doubt, it is understood and agreed that for any Indebtedness Incurred, classified or reclassified in reliance on a category of permitted Indebtedness involving the calculation of a ratio, such Indebtedness will be included in the calculation of such ratio at the time of such Incurrence, classification or reclassification; and

(3)            in connection with (x) the Incurrence or issuance, as applicable, of revolving loan Indebtedness under this Section 4.03 or (y) any commitment to Incur or issue Indebtedness, Disqualified Stock or Preferred Stock under this Section 4.03, the Company or applicable Subsidiary or Affiliated Guarantor may designate such Incurrence or issuance as having occurred on the date of first Incurrence of such revolving loan Indebtedness or commitment (such date, the “Deemed Date”), and any related subsequent actual Incurrence or issuance will be deemed for all purposes under this Indenture to have been Incurred or issued on such Deemed Date, including without limitation for purposes of calculating the Fixed Charge Coverage Ratio, usage of any baskets hereunder (if applicable), the Secured Leverage Ratio, the Senior Secured Leverage Ratio and EBITDA (and all such calculations on and after the Deemed Date until the termination of such commitments shall be made on a pro forma basis after giving effect to the deemed Incurrence or issuance and related transactions in connection therewith).

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.

Notwithstanding any other provision of this Section 4.03, (i) any intercompany Indebtedness owed by the Company or any Guarantor to an Affiliated Guarantor or any other Neon Entity or XBP Entity shall be subordinated to the Company’s or such Guarantor’s obligations under the Notes or its Guarantee, respectively, and (ii) the maximum amount of Indebtedness that the Affiliated Guarantors and the Company and its Subsidiaries may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.

Section 4.04.          Limitation on Restricted Payments.

(a)            The Affiliated Guarantors and the Company shall not, and shall not permit any of the Company’s Subsidiaries, any other Neon Entity or any XBP Entity to, directly or indirectly:

(i)            declare or pay any dividend or make any distribution on account of any of the Affiliated Guarantors’, the Company’s or any of its Subsidiaries’, or any Neon Entity’s or XBP Entity’s Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by (i) an Affiliated Guarantor to another Affiliated Guarantor that is a parent thereof, or (ii) a Subsidiary, Neon Entity or XBP Entity, in each case, so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary that is not a Wholly Owned Subsidiary, the Company or a Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities) and, in the case of a Neon Entity or XBP Entity, the recipient of such dividend or distribution is Neon Parent or another Neon Entity or XBP Parent or another XBP Entity, respectively;

(ii)            purchase or otherwise acquire or retire for value any Equity Interests of an Affiliated Guarantor, any other Neon Entity or XBP Entity or of the Company or any direct or indirect parent of the Company or of an Affiliated Guarantor;

(iii)            make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of an Issuer or any Guarantor or Affiliated Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 4.03(b));

(iv)            make any Restricted Investment;

(v)              make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, at maturity thereof or otherwise, any Indebtedness owed to any Affiliate of the Company that is not an Issuer, a Subsidiary of the Company or a Guarantor; or

(vi)            make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, at maturity thereof or otherwise, any 2023 Notes or Old Term Loans held by any Affiliate of the Company, except in exchange for Notes to be issued as consideration therefor at an exchange rate not to exceed 80% in principal amount of Notes for the principal amount of 2023 Notes and Old Term Loans;

(all such payments and other actions set forth in clauses (i) through (vi) above being collectively referred to as “Restricted Payments”).

(b)            The provisions of Section 4.04(a) shall not prohibit:

(i)               the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration thereof, if at the date of declaration or the giving notice of such redemption, as applicable, such payment would have complied with the provisions of this Indenture;

(ii)             [reserved];

(iii)            the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of an Issuer or Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Subordinated Indebtedness of such Issuer or Guarantor, which is Incurred in accordance with Section 4.03 so long as:

(A)            the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith),

(B)            such Indebtedness is subordinated to the Notes or the related Guarantee of such Guarantor, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(C)            such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Notes then outstanding, and

(D)            such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(iv)           [reserved];

(v)            the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Subsidiary issued or incurred in accordance with Section 4.03;

(vi)           [reserved].

(vii)          [reserved];

(viii)         [reserved];

(ix)           [reserved];

(x)            [reserved];

(xi)            [reserved];

(xii)           (A) with respect to any taxable period for which the Company (or if the Company is a partnership or disregarded entity for U.S. federal income tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state, local or foreign income tax purposes, such C corporation) and/or any of its Subsidiaries or an Affiliated Guarantor are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state, local or foreign income tax purposes of which a direct or indirect parent of the Company and such Affiliated Guarantor is the common parent, distributions to any such direct or indirect parent to fund income Taxes for which such parent is liable, in an amount not to exceed the amount of any U.S. federal, state and/or local income taxes that the Company and/or its Subsidiaries or such Affiliated Guarantor, as applicable, would have paid for such taxable period (taking into account prior year losses) had the Company and/or its Subsidiaries or such Affiliated Guarantor, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group, and (B) with respect to any taxable period ending after the Issue Date for which the Company is a partnership or disregarded entity for U.S. federal income tax purposes (other than a partnership or disregarded entity described in clause (A)), distributions to any direct or indirect parent of the Company in an amount necessary to permit such direct or indirect parent of the Company to make a pro rata distribution to its owners such that each direct or indirect owner of the Company receives an amount from such pro rata distribution sufficient to enable such owner to pay its U.S. federal, state and/or local income taxes (to the extent the Company is treated as a pass-through for state and/or local purposes, as applicable) attributable to its direct or indirect ownership of the Company and its Subsidiaries with respect to such taxable period (assuming that each owner is subject to tax at the highest combined marginal federal, state, local and/or foreign income tax rate applicable to an individual resident of New York, New York for such taxable period and taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes (and any limitations thereon), the alternative minimum tax, any cumulative net taxable loss of the Company for prior taxable periods ending after the Issue Date to the extent such loss is of a character that would allow such loss to be available to reduce taxes in the current taxable period (taking into account any limitations on the utilization of such loss to reduce such taxes and assuming such loss had not already been utilized) and the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income);

(xiii)            any Restricted Payment, if applicable:

(A)            in amounts required for any direct or indirect parent of the Company to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Company or Affiliated Guarantor and general corporate operating and overhead expenses of any direct or indirect parent of the Company or Affiliated Guarantor in each case to the extent such fees and expenses are attributable to the ownership or operation of the Company or Affiliated Guarantor, respectively, if applicable, and its Subsidiaries;

(B)            [reserved]; and

(C)            [reserved];

(xiv)          repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xv)           [reserved];

(xvi)           [reserved];

(xvii)         the repurchase, redemption or other acquisition or retirement for value of any Preferred Stock or any Subordinated Indebtedness pursuant to the provisions similar to those described in Sections 4.06 and 4.08; provided that all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(xviii)        payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole, that complies with Section 5.01; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuers shall have made a Change of Control Offer (if required by this Indenture) and that all Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(xix)           any Restricted Payment used to fund amounts owed by and attributable to the Company in connection with the Transactions and the payment of fees and expenses Incurred by and attributable to the Company in connection with the Transactions or owed by the Company, in each case to the extent permitted by Section 4.07;

(xx)             [reserved];

(xxi)           [reserved]; and

(xxii)          any Person may make distributions to minority shareholders of any Subsidiary that is acquired pursuant to an acquisition or Investment permitted under this Indenture pursuant to appraisal or dissenters’ rights with respect to shares of such Subsidiary held by such shareholders;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi)(B), (vii), (x), (xi), (xiii)(B) and (xxi) of this Section 4.04(b), no Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further, that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by the Company) of such property.

Notwithstanding the foregoing or any other term of this Indenture, none of the Company or any Affiliated Guarantor shall, nor shall the Company or any Affiliated Guarantor permit any of their respective Subsidiaries (other than XBP Europe) to, directly or indirectly, invest, transfer, sell or otherwise convey any intellectual property rights or intellectual property to any Affiliate of the Company other than the Company or a Subsidiary of the Company.

Section 4.05.          Dividend and Other Payment Restrictions Affecting Subsidiaries. The Affiliated Guarantors and the Company shall not, and shall not permit any of the Company’s Subsidiaries, any other Neon Entity or any XBP Entity to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Subsidiary, other Neon Entity or XBP Entity to:

(a)            (i) pay dividends or make any other distributions to the Company or any Subsidiary or to Neon Parent or XBP Parent, respectively, (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any Subsidiary of the Company or to Neon Parent or XBP Parent, respectively;

(b)            make loans or advances to the Company or any Subsidiary of the Company or to Neon Parent or XBP Parent, respectively; or

(c)            sell, lease or transfer any of its properties or assets to the Company or any Subsidiary of the Company or to Neon Parent or XBP Parent, respectively;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)            (A) contractual encumbrances or restrictions in effect on the Issue Date and described in Schedule 4.05 hereto and (B) contractual encumbrances or restrictions pursuant to the Credit Agreement, the other Credit Agreement Documents, the Existing 2023 Notes Documents, the Existing 2026 Notes Documents and, in each case, any similar contractual encumbrances or restrictions or any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments to the extent not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(2)            this Indenture, the Notes, the Security Documents, the First Lien Intercreditor Agreement or the Guarantees;

(3)            applicable law or any applicable rule, regulation or order;

(4)            any agreement or other instrument of a Person acquired by the Company or any Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5)            contracts or agreements for the sale of assets, including any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Subsidiary;

(6)            Secured Indebtedness otherwise permitted to be Incurred pursuant to Section 4.03 and Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)            restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)            customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)            purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in Section 4.05(c) above on the property so acquired;

(10)          customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business or consistent with industry norm;

(11)          in the case of Section 4.05(c) above, any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including without limitation, licenses of intellectual property) or other contracts;

(12)          any encumbrances or restrictions of a Special Purpose Securitization Subsidiary effected in connection with a Permitted Securitization Financing; provided, however, that such restrictions apply only to such Special Purpose Securitization Subsidiary;

(13)          other Indebtedness, Disqualified Stock or Preferred Stock (a) of the Company or any Subsidiary that is an Issuer, a Guarantor or a Foreign Subsidiary or (b) of any Subsidiary that is not an Issuer, a Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuers’ ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Company), provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.03;

(14)          any Restricted Investment not prohibited by Section 4.04 and any Permitted Investment; or

(15)          any encumbrances or restrictions of the type referred to in Section 4.05(a), (b) or (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 4.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Subsidiary to other Indebtedness Incurred by the Company or any such Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.06.           Asset Sales.

(a)            The Affiliated Guarantors and the Company shall not, and shall not permit any of their respective Subsidiaries (other than XBP Europe) to, cause or make an Asset Sale, unless (1) with respect to the Company or any of its Subsidiaries, the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of, and at least 75% of the consideration therefor received by the Company or such Subsidiary (or any party acting on their behalf), as the case may be, is in the form of cash or Cash Equivalents and (2) with respect to an Affiliated Guarantor or any Subsidiary of an Affiliated Guarantor (other than XBP Europe), such Affiliated Guarantor or such Subsidiary (or any party acting on their behalf), as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by such Affiliated Guarantor) of the assets sold or otherwise disposed of, 100% of the consideration therefor received by the Affiliated Guarantor or any party in respect of an Asset Sale of or by an Affiliated Guarantor is in the form of cash or Cash Equivalents; provided that if the consideration received by or on account of a Neon Sale (in one or more transactions) exceeds $150 million or the consideration by or on account of an XBP Sale (in one or more transactions) exceeds $75 million, the excess shall not be required to be in the form of cash; provided further that the amount of:

(i)            [reserved],

(ii)           any notes or other obligations or other securities or assets received by the Company or such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received),

(iii)          Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale,

(iv)          [reserved], and

(v)           any Designated Non-cash Consideration received by the Company or Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this Section 4.06(a)(iii) that is at that time outstanding, not to exceed $30 million (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall in each case be deemed to be Cash Equivalents for the purposes of Section 4.06(a)(1).

(b)            Within 180 days after the Company’s or any Subsidiary’s receipt of the Net Proceeds of any Asset Sale (other than a Neon Sale or XBP Sale), the Company or such Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(i)            to repay (A) Indebtedness under any Super Senior Facility or constituting First-Priority Obligations of the Issuers or any Guarantor (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (B) Obligations under the Notes (pursuant to an Asset Sale Offer as described below) or (C) other Pari Passu Indebtedness of the Issuers or any Guarantor other than First-Priority Obligations so long as the Net Proceeds are with respect to assets not constituting Collateral (provided that if an Issuer or any Guarantor shall so reduce other First-Priority Obligations pursuant to clause (A) or Pari Passu Indebtedness that does not constitute First-Priority Obligations under this clause (C) (which, for the avoidance of doubt, does not include Indebtedness described in clauses (A) and (B) even if such Indebtedness may also constitute Pari Passu Indebtedness), the Issuers will equally and ratably reduce Notes Obligations pursuant to Section 3.01, through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof or, in the event that the Notes were issued with significant original issue discount, 100% of the accreted value thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase a pro rata principal amount of Notes at a purchase price equal to 100% of the principal amount thereof (or, in the event that the Notes were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any), in each case in this clause (ii), other than Indebtedness owed to or held by the Company or an Affiliate of the Company; or

(ii)           to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Subsidiary of the Company or in an increase in the percentage ownership by the Company (or a Subsidiary) in such Subsidiary), assets, or property or capital expenditures, in each case (A) used or useful in a Similar Business or (B) that replace the properties and assets that are the subject of such Asset Sale or, in each case, to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such Net Proceeds was contractually committed.

Pending the final application of any such Net Proceeds, the Company or such Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first paragraph of this Section 4.06(b) (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (i) of this Section 4.06(b), shall be deemed to have been so applied whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25 million, the Issuers shall make an offer to all holders of Notes (and, at the option of the Issuers, to holders of any other First-Priority Obligations of the Issuers or Guarantors or, unless the Asset Sale is with respect to Collateral, other Pari Passu Indebtedness of the Issuers or Guarantors) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such First-Priority Obligations or other Pari Passu Indebtedness, in each case, solely with respect to First-Priority Obligations or other Pari Passu Indebtedness of the Issuers and Guarantors), that is at least $1.00 and an integral multiple of $1.00 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event the Notes or such First-Priority Obligations or other Pari Passu Indebtedness were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any (or, in respect of such First-Priority Obligations or other Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such First-Priority Obligations or other Pari Passu Indebtedness), to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Section 4.06. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that aggregate amount of Excess Proceeds exceeds $25 million by mailing, or delivering electronically if held by the Depository, the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such First-Priority Obligations or other Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for any purpose that is not prohibited by this Indenture. If the aggregate principal amount of Notes (and such First-Priority Obligations or other Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Issuers shall select the Notes to be purchased in the manner described in Section 4.06(f). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds (other than with respect to Asset Sale Offers as a result of any Neon Sale or XBP Sale) shall be reset at zero. For the avoidance of doubt, the Net Cash Proceeds from any Asset Sale shall not be applied to repay any First-Priority Obligations or other Pari Passu Indebtedness of any Affiliated Guarantor, other Neon Entity or any XBP Entity other than the Notes.

(c)            Notwithstanding anything to the contrary contained herein, solely with respect to Asset Sales consummated on or after the second anniversary of the Issue Date, if Neon Parent or any other Neon Entity (or any other entity on behalf of or in lieu of the foregoing) receives any distributions on account of the equity of any Neon Entity or proceeds of (or any other consideration from) a Neon Sale, then Neon Parent or the applicable other Neon Entity shall promptly (and in no event later than 30 days after the receipt by such Neon Parent, Neon Entity or any other entity of such distribution, proceeds or other consideration) make an Asset Sale Offer to purchase the maximum principal amount of Notes (in each case other than Notes owned by the Company or an Affiliate of the Company) that is at least $1.00 and integral multiple of $1.00 in excess thereof that may be purchased out of such distribution, proceeds or other consideration in an amount up to $150 million at an offer price in cash in an amount equal to an amount determined through a customary Dutch auction mechanism conducted with no maximum limit on the purchase price plus accrued and unpaid interest, if any, to, but excluding, the date fixed for closing of such offer, in accordance with the procedures set forth in this Section 4.06.

(d)            Notwithstanding anything to the contrary contained herein, if XBP Parent or any other XBP Entity receives any distributions on account of the equity of XBP Europe or any XBP Entity or proceeds of (or any other consideration from) an XBP Sale, then XBP Parent or the other applicable XBP Entity shall promptly (and in no event later than 30 days after the receipt by such XBP Parent, XBP Entity or any other entity of such distribution, proceeds or other consideration) make an Asset Sale Offer to purchase the maximum principal amount of Notes (in each case other than Notes owned by the Company or an Affiliate of the Company) that is at least $1.00 and an integral multiple of $1.00 in excess thereof that may be purchased out of such distribution, proceeds or other consideration in an amount up to $75 million at an offer price in cash in an amount equal to an amount determined through a customary Dutch auction mechanism conducted with no maximum limit on the purchase price plus accrued and unpaid interest, if any, to, but excluding, the date fixed for closing of such offer, in accordance with the procedures set forth in this Section 4.06.

Any Asset Sale Offer made pursuant to foregoing clause (c) or (d) will be commenced by mailing, or delivering electronically if held by the Depository, the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. To the extent that (i) the aggregate amount of Notes tendered pursuant to such Asset Sale Offer is less than such proceeds or (ii) the proceeds of such sale exceed the amount of proceeds required to be applied to purchase Notes under clause (c) or clause (d), as applicable, such excess shall be held by the Neon Parent or XBP Parent, as applicable, free and clear of any Liens and may be used for any purpose that is not prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of proceeds required to be applied to purchase Notes under clause (c) or (d), as applicable, the Issuers shall select the Notes to be purchased in the manner described in Section 4.06(g).

(e)            The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.

(f)            Not later than the date upon which written notice of an Asset Sale Offer is delivered to the Trustee as provided above, the Issuers shall deliver to the Trustee an Officer’s Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the proceeds or Net Proceeds from the Asset Sales pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.06(b), (c) or (d), as applicable. On the Asset Sale Offer purchase date, the Issuers or the applicable Affiliated Guarantor, of any Person acting on their behalf, shall irrevocably deposit with the Trustee or with the applicable Paying Agent (or, if the Company or a Subsidiary is acting as the Paying Agent, segregate and hold in trust) an amount equal to the Asset Sale Offer purchase price to be paid in accordance with the provisions of this Section 4.06. Upon the expiration of the period for which the Asset Sale Offer remains open (the “Offer Period”), the Issuers and/or Affiliated Guarantor or any such Subsidiary or Neon Entity or XBP Entity or any entity acting on behalf of the foregoing, in each case, conducting the Asset Sale Offer shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted thereby in such Asset Sale Offer. The Trustee (or the applicable Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering holder in the amount of the purchase price. In the event that the Asset Sale Offer purchase price delivered by the Issuers and/or Affiliated Guarantor to Holders electing to have a Note purchased shall be required to surrender such Note, with an appropriate form duly completed, to the Issuers at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Issuers receive not later than one Business Day prior to the purchase date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note which was delivered by the holder for purchase and a statement that such holder is withdrawing his election to have such Note purchased. If at the end of the Offer Period more Notes (and such First-Priority Obligations or other Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuers or Affiliated Guarantors are required to purchase, selection of such Notes for purchase shall be made by the Issuers in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed (and the Issuers shall notify the Trustee in writing of any such listing), or if such Notes are not so listed, on a pro rata basis to the extent practicable, by lot or by such other method as the Issuers deem appropriate (and in such manner as complies with the requirements of the Depository, if applicable). Selection of such First-Priority Obligations or other Pari Passu Indebtedness shall be made pursuant to the terms of such First-Priority Obligations or other Pari Passu Indebtedness.

(g)            Notices of an Asset Sale Offer shall be mailed by the Issuers by first class mail, postage prepaid, or delivered electronically if held by the Depository, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address, with a copy to the Trustee. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

Section 4.07.          Transactions with Affiliates.

(a)            The Company shall not and shall not permit any of its Subsidiaries, and neither XBP Parent nor Neon Parent shall, and shall not permit any other Neon Entity or other XBP Entity to, in each case, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5 million, unless:

(i)            such Affiliate Transaction is in the ordinary course of business and on terms that are not materially less favorable to the Company or the relevant Affiliated Guarantor or Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Affiliated Guarantor or Subsidiary with an unrelated Person;

(ii)            [reserved];

(iii)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, the Company and/or such Affiliated Guarantor (as applicable) delivers to the Trustee (i) a resolution adopted in good faith by a majority of disinterested directors of the Board of Directors of the Company and/or such Affiliated Guarantor, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above or (ii) if there are no directors on the Board of Directors of the Company and/or such Affiliated Guarantor that are disinterested with respect to such transaction(s), a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Guarantor and/or such Affiliated Guarantor or Subsidiary from a financial point of view.

(b)            The provisions of Section 4.07(a) shall not apply to the following:

(i)            transactions between or among the Company and/or any of its Subsidiaries (or an entity that becomes a Subsidiary as a result of such transaction) in the ordinary course of business and any merger, consolidation or amalgamation of the Company and any direct parent of the Company; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii)           Restricted Payments permitted by Section 4.04 and Permitted Investments;

(iii)          the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company, any Affiliated Guarantor, any Subsidiary, or any direct or indirect parent of the Company in the ordinary course of business;

(iv)          transactions in which the Company or any Affiliated Guarantor or Subsidiary of the Company or of an Affiliated Guarantor, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Affiliated Guarantor or Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 4.07(a);

(v)           payments of compensation in the ordinary course of business to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Company or applicable Affiliated Guarantor in good faith;

(vi)          [reserved];

(vii)         the existence of, or the performance by the Company or any Affiliated Guarantor or Subsidiary of the Company or of an Affiliated Guarantor of its obligations under the terms of, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in the Offering Memorandum and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Affiliated Guarantor or Subsidiary of the Company or of an Affiliated Guarantor of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date, as determined in good faith by the Issuer;

(viii)        the execution of the Transactions;

(ix)           (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Company, Affiliated Guarantors and the Subsidiaries of the Company or of an Affiliated Guarantor in the reasonable determination of the Board of Directors or the senior management of the Company or such Affiliated Guarantor or (B) transactions with joint ventures entered into in the ordinary course of business;

(x)            transactions pursuant to any Permitted Securitization Financing;

(xi)           the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Person;

(xii)          the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of an Affiliated Guarantor, the Company or any direct or indirect parent of the Company or of a Subsidiary of the Company or of an Affiliated Guarantor, as appropriate, in good faith;

(xiii)         the entering into of any tax sharing agreement or arrangement that complies with Section 4.04(b)(xii) and the performance under any such agreement or arrangement;

(xiv)         any contribution to the capital of the Company;

(xv)          transactions permitted by, and complying with, Section 5.01;

(xvi)         transactions between the Company or any of its Subsidiaries and any Person that would constitute an Affiliate Transaction solely because a director of such other Person is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(xvii)        [reserved];

(xviii)       the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(xix)         [reserved];

(xx)          [reserved];

(xxi)         intercompany transactions for the purpose of improving the consolidated tax efficiency of the Affiliated Guarantors, the Company and their Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture;

(xxii)        [reserved]; and

(xxiii)       any agreements or arrangements between a third party and an Affiliate of the Company that are acquired or assumed by the Company or any Subsidiary in connection with an acquisition or merger of such third party (or assets of such third party) by or with the Company or any Subsidiary; provided that (A) such acquisition or merger is permitted under this Indenture and (B) such agreements or arrangements are undertaken in good faith and not entered into in contemplation of such acquisition or merger or otherwise for the purpose of avoiding the restrictions imposed by this Section 4.07.

(c)            Notwithstanding the foregoing or anything in this Indenture to the contrary, with respect to any Asset Sale or other sale, lease, transfer or other disposition of any property or asset with a Fair Market Value of or involving aggregate consideration in excess of $5 million to an Affiliate (other than to the Company or a Subsidiary of the Company), whether in a single transaction or series of related transactions, such Asset Sale or other disposition (A) shall have been approved by the Independent Director, (B) shall be on terms that are not less favorable to the Company or the relevant Affiliated Guarantor or Subsidiary of the Company or of an Affiliated Guarantor than those that could have been obtained in a comparable transaction by the Company or such Affiliated Guarantor or such Subsidiary with an unrelated Person, and the transferor shall have received a letter from an Independent Financial Advisor stating that such transaction is fair to the transferor from a financial point of view, (C) shall be made for no less than Fair Market Value, and (D) 100% of the consideration therefor shall be in cash.

Section 4.08.          Change of Control.

(a)            Upon the occurrence of a Change of Control, each holder shall have the right to require the Issuers to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in accordance with the terms contemplated in this Section 4.08; provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase any Notes pursuant to this Section 4.08 in the event that it has previously or concurrently elected to redeem such Notes in accordance with Article III. In the event that at the time of such Change of Control, the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this Section 4.08, then prior to the mailing (or other delivery) of the notice to holders provided for in Section 4.08(b) but in any event within 30 days following any Change of Control, the Issuers shall: (i) repay in full all Bank Indebtedness or, if doing so will allow the purchase of Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender and/or noteholder who has accepted such offer; or (ii) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in Section 4.08(b).

(b)            Within 30 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the Notes in accordance with Article III, the Issuers shall mail to each holder’s registered address, or deliver electronically if held by the Depository, with a copy to the Trustee a notice (a “Change of Control Offer”) stating:

(i)            that a Change of Control has occurred and that such holder has the right to require the Issuers to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of the holders of record on the relevant Record Date to receive interest on the relevant Interest Payment Date);

(ii)           the circumstances and relevant facts and financial information regarding such Change of Control;

(iii)          the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or delivered electronically); and

(iv)          the instructions determined by the Issuers, consistent with this Section 4.08, that a holder must follow in order to have its Notes purchased.

(c)            Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuers at the address specified in the notice at least three Business Days prior to the purchase date. The holders shall be entitled to withdraw their election if the Trustee or the Issuers receive not later than one Business Day prior to the purchase date a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note which was delivered for purchase by the holder and a statement that such holder is withdrawing his election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(d)            On the purchase date, all Notes purchased by the Issuers under this shall be delivered to the Trustee for cancellation, and the Issuers shall pay the purchase price plus accrued and unpaid interest, if any, to the holders entitled thereto.

(e)            A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(f)             Notwithstanding the provisions of this Section 4.08, the Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(g)            Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Notes purchased by a third party pursuant to the preceding clause (f) will have the status of Notes issued and outstanding.

(h)            At the time the Issuers deliver Notes to the Trustee which are to be accepted for purchase, the Issuers shall also deliver an Officer’s Certificate stating that such Notes are to be accepted by the Issuers pursuant to and in accordance with the terms of this Section 4.08. A Note shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering holder.

(i)             Prior to any Change of Control Offer, the Issuers shall deliver to the Trustee an Officer’s Certificate stating that all conditions precedent contained herein to the right of the Issuers to make such offer have been complied with.

(j)             The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.08. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.08, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.08 by virtue thereof.

(k)            If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Company as described above, purchase all of the Notes validly tendered and not withdrawn by such holders, the Issuers or such third party will have the right, upon not less than 30 nor more than 60 days’ prior written notice to the holders (with a copy to the Trustee), given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption. Any such redemption shall be effected pursuant to Article III.

Section 4.09.          Compliance Certificate. The Issuers shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer, beginning with the fiscal year ending in December 2023, an Officer’s Certificate stating that in the course of the performance by the signers of their duties as Officers of the Issuers they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If any Officer of the Issuers does, the certificate shall describe the Default, its status and what action the Issuers are taking or propose to take with respect thereto. The Issuers also shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuers are taking or propose to take in respect thereof. Except with respect to receipt of payments of principal and interest on the Notes and any Default or Event of Default information contained in the Officer’s Certificate delivered to it pursuant to this Section 4.09, the Trustee shall have no duty to review, ascertain or confirm the Issuers’ compliance with or the breach of any representation, warranty or covenant made in this Indenture, the Notes or any Security Documents.

Section 4.10.           Further Instruments and Acts. Upon request of the Trustee, the Issuers and the Affiliated Guarantors shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 4.11.           Future Guarantors. The Company shall cause each Subsidiary that is not an Excluded Subsidiary, and each Affiliated Guarantor shall cause each of Neon Parent and each other Neon Entity to execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit C hereto pursuant to which such Subsidiary will guarantee the Issuers’ Obligations under the Notes, this Indenture and joinders to or new Security Documents and take all actions required by the Security Documents to perfect the Liens created thereunder and, if required by the First Lien Intercreditor Agreement, execute and deliver a joinder to the First Lien Intercreditor Agreement.

Section 4.12.           Liens.

(a)            The Affiliated Guarantors and the Company shall not, and shall not permit any of the Company’s Subsidiaries or any other Neon Entity or other XBP Entity to, directly or indirectly, create, Incur or suffer to exist any Lien (except Permitted Liens) on any asset or property of the Company or such Affiliated Guarantor or such Subsidiary or Neon Entity or XBP Entity securing Indebtedness of the Company or any Affiliated Guarantor or any of the Company’s Subsidiaries or other Neon Entity or XBP Entity.

(b)            For purposes of determining compliance with this Section 4.12, (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a), the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof) or pursuant to Section 4.12(a) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be Incurred pursuant to any other clause or paragraph (or portion thereof) at such time. In addition, with respect to any revolving loan Indebtedness or commitment to Incur Indebtedness that is designated to be Incurred on any Deemed Date pursuant to Section 4.03(c)(3), any Lien that does or that shall secure such Indebtedness may also be designated by the Company or any Subsidiary to be Incurred on such Deemed Date and, in such event, any related subsequent actual Incurrence of such Lien shall be deemed for all purposes under this Indenture to be Incurred on such prior date, including for purposes of calculating usage of any “Permitted Lien” (and any calculations on and after the Deemed Date until the termination of such commitments shall be made on a pro forma basis after giving effect to the deemed Incurrence or issuance and related transactions in connection therewith).

(c)            With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

Section 4.13.           After-Acquired Property. Upon the acquisition by an Issuer or any Guarantor or Affiliated Guarantor of any After-Acquired Property, or upon any additional Subsidiary of the Company or of any Affiliated Guarantor becoming a Guarantor or Affiliated Guarantor, as applicable, such Issuer or such Subsidiary shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and other Security Documents as shall be reasonably necessary to vest in the First-Priority Collateral Agent a perfected first-priority security interest, subject only to Permitted Liens and Liens permitted under Section 4.12, in such After-Acquired Property and to have such After-Acquired Property (but subject to the limitations as described in Article XI, the Security Documents and the First Lien Intercreditor Agreement) added to the Collateral (or in the case of a Guarantor or Affiliated Guarantor, as applicable, all of its assets that constitute After-Acquired Property), and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Section 4.14.           Maintenance of Office or Agency.

(a)            The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made at the Corporate Trust Office of the Trustee as set forth in Section 13.02.

(b)            The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)            The Issuers hereby designate the Corporate Trust Office of the Trustee or its agent as such office or agency of the Issuers in accordance with Section 2.04.

Section 4.15.           Independent Director. The Issuers shall retain at least one Independent Director on their Boards of Directors at all times following the Issue Date.

Section 4.16.           [Reserved].

Section 4.17.           Additional Covenants Applicable to the Affiliated Guarantors.

(a)            No Affiliated Guarantor shall, by any voluntary action, directly or indirectly through any subsidiary, including by amending its governing documents or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other similar voluntary action, avoid the observance or performance of any of the covenants set forth in this Article IV. The business of the Neon Entities shall be conducted, directly or indirectly through Neon Parent. The business of the XBP Entities shall be conducted, directly or indirectly through XBP Parent.

(b)            Subject to Section 12.01(b), if any Affiliated Guarantor or any XBP Entity receives any distribution on account of equity interests in any Affiliated Guarantor or XBP Europe, or proceeds from a Neon Sale or an XBP Sale, then the applicable Affiliated Guarantor or XBP Entity shall promptly apply such proceeds as set forth in Section 3.02, Section 4.06(c) or 4.06(d), as applicable.

(c)            No Neon Sale or XBP Sale may be affected unless (i) 100% of the consideration for such sale is in the form of cash and Cash Equivalents and (ii) the applicable equityholder(s) shall cause the purchaser(s) to fund the proceeds of such sale to XBP Parent or Neon Parent, as applicable, for distribution in the manner set forth in Section 4.06 (and, as a condition to the consummation of any Neon Sale or XBP Sale, the applicable equityholder(s) shall cause the purchaser(s) to fund such proceeds directly or indirectly to Neon Parent or XBP Parent to be applied in accordance with Section 4.06).

(d)            No Affiliated Guarantor shall take or knowingly or negligently omit to take, any action which action or omission might reasonably or would (in the good faith determination of the Issuer) have the result of materially impairing the value of the security interests taken as a whole (including the lien priority with respect thereto) with respect to the Collateral for the benefit of the Trustee and the holders (including materially impairing the lien priority of the Notes with respect thereto).

(e)            No Affiliated Guarantor shall (and none shall permit its Subsidiaries to) take any action that causes, directly or indirectly (including by amendment, modification, recapitalization, reclassification, reincorporation, redomiciling, share exchange, merger, consolidation, liquidation, dissolution or otherwise), such Affiliated Guarantor’s certificate of incorporation or similar governing document, to be amended, altered or otherwise modified in a manner materially adverse to the holders of the Notes.

(f)             In the event of any sale, conveyance, exchange or transfer of all or substantially all of any Affiliated Guarantor’s property or assets, or the consolidation, merger or amalgamation of any Affiliated Guarantor with or into any other entity, or the consolidation, merger or amalgamation of any other entity with or into any Affiliated Guarantor, the successor or acquiring Person (if other than an Affiliated Guarantor) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Indenture to be performed and observed by the Affiliated Guarantors and all of the obligations and liabilities thereof under this Indenture, mutatis mutandis.

(g)            No Affiliated Guarantor shall, nor shall it permit any of its Subsidiaries to, directly or indirectly (whether by merger, consolidation, amendment, recapitalization or otherwise) make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan (including intercompany loans), advance or guarantee with, or for the benefit of, Parent or any Affiliates of Parent, or any other Affiliates of such Affiliated Guarantor (other than the Company and Guarantors), except for any reasonable, customary and arm’s length payments to or arrangements relating to the allocation of shared expenses (if any) between such Affiliated Guarantor and Parent and their respective Affiliates.

(h)            No Affiliated Guarantor shall, nor shall it permit any of its Subsidiaries to, directly or indirectly(whether by merger, consolidation, amendment, recapitalization or otherwise), (i) take any action, including forming a subsidiary, recapitalization or reorganization, that results in any Person existing between (A) Neon Parent and the other Neon Entities or (B) XBP Parent and the other XBP Entities, in each case, other than entities that are wholly owned Subsidiaries of Neon Parent or XBP Parent, as applicable, or (ii) liquidate, dissolve or wind-up, or voluntarily petition for bankruptcy or fail to defend involuntary acts of bankruptcy.

Section 4.18.          Additional Covenants Applicable to XBP Parent and the other XBP Entities.

(a)            Neither XBP Parent, nor any other XBP Entity, shall create or acquire any new direct or indirect Subsidiary unless such new Subsidiary is a direct or indirect Subsidiary of XBP Europe. Neither XBP Parent nor any other XBP Entity shall (i) dissolve or liquidate, (ii) merge with or consolidate with another Person or (iii) transfer all of substantially all of its assets to another Person.

(b)            Other than XBP Parent, no XBP Entity shall, directly or indirectly (whether by merger, consolidation, amendment, recapitalization or otherwise), authorize, issue or increase the authorized amount of Equity Interests of any XBP Entity that rank senior to its common equity interests, other than (i) in the case of BTC, issuances of such equity to XBP Parent or (ii) in the case of any other XBP Entity, issuances of such equity to another XBP Entity.

(c)            Neither XBP Parent nor any other XBP Entity, shall engage at any time in any business or business activity other than the following (and activities or operations incidental thereto): (i) ownership of equity interests in other XBP Entities, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) performance of its obligations under and in connection with this Indenture, its charter and other organizational documents and any other agreements, instruments or other documents entered into in connection therewith; (iv) as otherwise required to comply with laws and any applicable court orders; and (v) participating in tax, accounting, legal and other administrative matters. XBP Parent and each other XBP Entity shall (x) own no material assets other than the equity interests of XBP Entities, (y) grant no Lien on any of equity interests it holds in any XBP Entity other than Liens created pursuant to this Indenture and (z) shall not create, incur, guarantee, assume or be or remain liable with respect to any Indebtedness, other than Indebtedness with respect to the Notes.

Section 4.19.           Exchange of Existing 2026 Notes. None of the Issuers, any Guarantor, any Affiliated Guarantor or any other Neon Entity or XBP Entity shall make any principal payment on, or defease, acquire, retire for value, redeem, repurchase or cancel the Existing 2026 Notes without the consent of the holders of at least 66.67% in an aggregate principal amount of the Notes then outstanding, and in exchange for Notes issued as consideration therefor at an exchange rate not to exceed 80% in principal amount of Notes for the principal amount of Existing 2026 Notes.

ARTICLE V

SUCCESSOR COMPANY

Section 5.01.           When Issuers and Guarantors May Merge or Transfer Assets.

(a)            The Company may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i)            the Company is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the “Successor Company”); provided that in the event that the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;

(ii)           the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Company under this Indenture and the Security Documents pursuant to supplemental indentures or other applicable documents or instruments;

(iii)           immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary or Affiliated Guarantor as a result of such transaction as having been Incurred by the Successor Company or such Issuer or such Subsidiary or Affiliated Guarantor at the time of such transaction) no Default shall have occurred and be continuing;

(iv)           immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary or Affiliated Guarantor as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary or Affiliated Guarantor at the time of such transaction), either

(1)            the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(2)            the Fixed Charge Coverage Ratio for the Successor Company and its Subsidiaries would be no less than such ratio for the Company and its Subsidiaries immediately prior to such transaction;

(v)           if the Company is not the Successor Company, each Subsidiary that is a Guarantor and each Affiliated Guarantor, in each case, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and

(vi)          the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with this Indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Company under this Indenture, the Notes and the Security Documents, and in such event the Company will automatically be released and discharged from its obligations under this Indenture, the Notes and the Security Documents. Notwithstanding the foregoing clauses (iii) and (iv) of this Section 5.01(a), (A) the Company or any Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to a Subsidiary and (B) the Company may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating or reorganizing the Company in another state of the United States, the District of Columbia or any territory of the United States (collectively, “Permitted Jurisdiction”) or may convert into a corporation, partnership or limited liability company, in each case in clauses (A) or (B), so long as the amount of Indebtedness of the Company and the Subsidiaries is not increased thereby. This Section 5.01(a) will not apply to a sale, assignment, transfer, conveyance or other disposition of assets from any Affiliated Guarantor to the Company or any Subsidiary or between or among the Company and its Subsidiaries.

(b)            The Co-Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Co-Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i)            the Co-Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Co-Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Co-Issuer or such Person, as the case may be, being herein called the “Successor Co-Issuer”) and the Successor Co-Issuer (if other than the Co-Issuer) expressly assumes all of the obligations of the Co-Issuer under this Indenture and the Security Documents and the Notes pursuant to a supplemental indenture or other documents or instruments; or

(ii)            after giving effect thereto, at least one obligor of the Notes shall be a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

The Successor Co-Issuer (if other than the Co-Issuer) will succeed to, and be substituted for, the Co-Issuer under this Indenture, the Notes and the Security Documents, and in such event the Co-Issuer will automatically be released and discharged from its obligations under this Indenture, the Notes and the Security Documents. This Section 5.01(b) will not apply to a sale, assignment, transfer, conveyance or other disposition of assets from any Affiliated Guarantor to the Co-Issuer and the Subsidiaries or between or among the Co-Issuer and the Subsidiaries.

(c)            Subject to the provisions of Section 11.04 and Section 12.02(b), no Guarantor shall, and the Company shall not permit any Subsidiary that is a Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i)            either (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a company, corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Indenture, the Notes, the Security Documents and the Guarantee, as applicable, pursuant to a supplemental indenture or other applicable documents or instruments, or (B) such sale or disposition or consolidation, amalgamation or merger is not in violation of Section 4.06; and

(ii)            the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

Except as otherwise provided in this Indenture, the Successor Guarantor (if other than such Guarantor) will succeed to, and be substituted for, such Guarantor under this Indenture, the Notes, the Security Documents and the Guarantee, as applicable, and such Guarantor will automatically be released and discharged from its obligations under this Indenture, the Notes, the Security Documents and its Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating or reorganizing such Guarantor in a Permitted Jurisdiction or may convert into a limited liability company, corporation, partnership or similar entity organized or existing under the laws of any Permitted Jurisdiction so long as the amount of Indebtedness of such Guarantor is not increased thereby and (2) a Subsidiary that is a Guarantor may merge, amalgamate or consolidate with an Issuer or any other Subsidiary that is a Guarantor.

In addition, notwithstanding the foregoing, a Guarantor may consolidate, amalgamate or merge with or into or wind up into, liquidate, dissolve, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to the Company or any of the Company’s Subsidiaries that is a Guarantor.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.01.            Events of Default.

An “Event of Default” occurs with respect to Notes if:

(a)            there is a default in any payment of interest on any Note when due and payable, and such default continues for a period of 30 days;

(b)            there is a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c)            there is a failure by the Issuers for 120 days after receipt of written notice given by the Trustee or the holders of not less than 30% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements in Section 4.02;

(d)            there is a failure by any Affiliated Guarantor, any other Neon Entity, any XBP Entity, the Company, or any of the Company’s Subsidiaries for 60 days after written notice given by the Trustee or the holders of not less than 30% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with its other obligations, covenants or agreements (other than a default referred to in clauses (a), (b) and (c) above) contained in the Notes or this Indenture;

(e)            there is a failure by the Company, any Affiliated Guarantor, any other Neon Entity, any XBP Entity, or any Significant Subsidiary (other than any Special Purpose Securitization Subsidiary) (or any group of Subsidiaries that together would constitute a Significant Subsidiary, other than any Special Purpose Securitization Subsidiary) to pay any Indebtedness (other than Indebtedness owing by the Company or any of its Subsidiaries to the Company or any of its Subsidiaries) within any applicable grace period after final maturity or the default under or acceleration of any such Indebtedness by the holders thereof, in each case, (i) with respect to the Super Senior Facility or (ii) with respect to any other Indebtedness if the total amount of such Indebtedness unpaid or accelerated exceeds $50 million or its foreign currency equivalent;

(f)             the Company, any Affiliated Guarantor, any other Neon Entity, any XBP Entity, or any Significant Subsidiary (other than any Special Purpose Securitization Subsidiary) (or any group of Subsidiaries that together would constitute a Significant Subsidiary, other than any Special Purpose Securitization Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(i)            commences a voluntary case;

(ii)           consents to the entry of an order for relief against it in an involuntary case;

(iii)          consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv)          makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency;

(g)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)            is for relief against the Company, any Affiliated Guarantor, any other Neon Entity, any XBP Entity, or any Significant Subsidiary (other than any Special Purpose Securitization Subsidiary) (or any group of Subsidiaries that together would constitute a Significant Subsidiary, other than any Special Purpose Securitization Subsidiary) in an involuntary case;

(ii)            appoints a Custodian of the Company, any Affiliated Guarantor, any other Neon Entity, any XBP Entity, or any Significant Subsidiary (other than any Special Purpose Securitization Subsidiary) (or any group of Subsidiaries that together would constitute a Significant Subsidiary, other than any Special Purpose Securitization Subsidiary) or for any substantial part of its property; or

(iii)          orders the winding up or liquidation of the Company, any Affiliated Guarantor, any other Neon Entity, any XBP Entity, or any Significant Subsidiary (other than any Special Purpose Securitization Subsidiary) (or any group of Subsidiaries that together would constitute a Significant Subsidiary, other than any Special Purpose Securitization Subsidiary);

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(h)            there is a failure by the Company, any Affiliated Guarantor, any other Neon Entity, any XBP Entity, or any Significant Subsidiary (other than any Special Purpose Securitization Subsidiary) (or any group of Subsidiaries that together would constitute a Significant Subsidiary, other than any Special Purpose Securitization Subsidiary) to pay final judgments aggregating in excess of $50 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days;

(i)             the Guarantee of any Affiliated Guarantor, any other Neon Entity, any XBP Entity, or Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) with respect to the Notes ceases to be in full force and effect (except as contemplated by the terms thereof) or an Issuer, Affiliated Guarantor, any other Neon Entity, any XBP Entity, or any Subsidiary that qualifies as a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) denies or disaffirms its obligations under this Indenture or any Guarantee with respect to the Notes (except as contemplated by the terms thereof) and such Default continues for 10 days;

(j)             unless such Liens have been released in accordance with the provisions of this Indenture, the Security Documents or the First Lien Intercreditor Agreement, the Liens in favor of the holders of the Notes with respect to all or substantially all of the Collateral cease to be valid or enforceable and such Default continues for 30 days;

(k)            there is a failure by an Issuer, any Guarantor or Affiliated Guarantor to comply for 60 days after notice to such Issuer, Guarantor or Affiliated Guarantor with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral taken as a whole; or

(l)             an Affiliate of the Issuer receives an interest payment in cash if the terms of this Indenture or the Notes require such payment to be paid in kind.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (c), (d) or (k) above shall not constitute an Event of Default until the Trustee notifies the Issuers or the holders of at least 30% in aggregate principal amount of outstanding Notes notify the Issuers, with a copy to the Trustee, of the default and the Issuers do not cure such default within the time specified in clauses (c), (d) or (k) hereof after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

Section 6.02.            Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(f) or (g) with respect to the Issuer) occurs and is continuing, the Trustee by notice to the Issuers or the holders of more than 30% in aggregate principal amount of outstanding Notes by notice to the Issuers, with a copy to the Trustee, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(f) or (g) with respect to the Company occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders.

In the event of any Event of Default specified in Section 6.01(e), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuers deliver an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Section 6.03.            Other Remedies. The Trustee may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Security Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.

Section 6.04.            Waiver of Past Defaults. Provided the Notes are not then due and payable by reason of a declaration of acceleration, the holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Note, (b) a Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Indenture or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each holder affected. When a Default is waived, it is deemed cured and the Issuers, the Trustee and the holders will be restored to their former positions and rights under this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

Section 6.05.            Control by Majority. The holders of a majority in principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, if the Trustee, being advised by counsel, determines that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall determine that the action or proceeding so directed would involve the Trustee in personal liability or expense for which it is not adequately indemnified, or subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of any other holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such holders) or that would involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification satisfactory to it against all losses and expenses caused by taking or not taking such action.

Section 6.06.            Limitation on Suits.

(a)            Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i)            holders of at least 30% in aggregate principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy,

(ii)           such holders have offered and, if requested, provided to the Trustee security or indemnity satisfactory to it against any loss, liability or expense,

(iii)          the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(iv)          the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60- day period.

(b)            A holder may not use this Indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder.

Section 6.07.           Contractual Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the contractual right of any holder to receive payment of principal of and interest on the Note held by such holder, on or after the respective due dates thereof, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

Section 6.08.           Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.

Section 6.09.           Trustee May File Proofs of Claim. The Trustee may file such proofs of claim, statements of interest and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee (including counsel, accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate)) and the holders allowed in any judicial proceedings relative to the Issuer, the Guarantors, the Affiliated Guarantors, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any holder, or to authorize the Trustee to vote in respect of the claim of any holder in any such proceeding.

Section 6.10.           Priorities. Subject to the terms of the First Lien Intercreditor Agreement and the Security Documents, any money or property collected by the Trustee pursuant to this Article VI and any other money or property distributable in respect of the Company’s or any Guarantor’s or Affiliated Guarantors’ obligations under this Indenture (including upon exercise of any remedies in respect of Collateral) after an Event of Default shall be applied in the following order:

FIRST: to the Trustee and the First-Priority Collateral Agent for amounts due hereunder and under the Security Documents;

SECOND: to the holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Company or, to the extent the Trustee collects any amount for any Guarantor or Affiliated Guarantor, to such Guarantor or Affiliated Guarantor or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to the holders pursuant to this Section 6.10. At least 15 days before such record date, the Trustee shall mail to each holder and the Company a notice that states the record date, the payment date and the amount to be paid.

Section 6.11.           Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Article VI does not apply to a suit by the Trustee, a suit by a holder pursuant to Section 6.07 or a suit by holders of more than 10% in principal amount of the Notes.

Section 6.12.           Waiver of Stay or Extension Laws. Neither the Issuers nor any Guarantor or Affiliated Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuers, the Guarantors and the Affiliated Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

TRUSTEE

Section 7.01.           Duties of Trustee.

(a)            The Trustee, prior to the occurrence of an Event of Default with respect to the Notes and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)            Except during the continuance of an Event of Default:

(i)            the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee (it being agreed that the permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty); and

(ii)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the form of certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)            The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)            this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv)          no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise Incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(d)            Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f)             Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)            Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.

Section 7.02.           Rights of Trustee.

(a)            The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b)            Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.

(c)            The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)            The Trustee shall not be responsible or liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e)            The Trustee may consult with counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)            The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the holders of not less than a majority in principal amount of the Notes at the time outstanding and indemnified in accordance with Section 6.05, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine (or is requested in writing by the holders as set forth above) to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney, at the expense of the Issuers and shall Incur no liability of any kind by reason of such inquiry or investigation. The Trustee (in any capacity) shall have no liability or responsibility to determine if any holder is an Affiliate of the Issuer or whether any beneficial holder has received the interest required hereunder or under the Notes.

(g)            The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Security Documents at the request or direction of any of the holders pursuant to this Indenture, unless such holders shall have offered and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be Incurred by it in compliance with such request or direction.

(h)            The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i)            The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(i)             Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding upon future holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.

(j)             The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee from the Issuers, any Guarantor, any Affiliated Guarantor or any holder, and such notice references the Notes and this Indenture.

(k)            The Trustee may request that the Issuers deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(l)             The Trustee shall not be responsible or liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions.

(m)           The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(n)            The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.

Section 7.03.           Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee. The First-Priority Collateral Agent and any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Section 7.10.

Section 7.04.           Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Guarantees or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuers, any Guarantor or any Affiliated Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 6.01(c), (d), (e), (f), (g), (h), (i), (j) or (k), or of the identity of any Significant Subsidiary unless either (a) a Trust Officer shall have actual knowledge thereof or (b) the Trustee shall have received written notice thereof in accordance with Section 13.02 hereof from the Issuers, any Guarantor, any Affiliated Guarantor or any holder. In accepting the trust hereby created, the Trustee acts solely as Trustee under this Indenture and not in its individual capacity and all persons, including without limitation the holders of Notes and the Issuers having any claim against the Trustee arising from this Indenture shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein.

Section 7.05.           Notice of Defaults. If a Default occurs and is continuing and is actually known to a Trust Officer of the Trustee, the Trustee shall mail, or deliver electronically if held by the Depository, to each holder of the Notes notice of the Default within the later of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee at the Corporate Trust Office of the Trustee from the Issuers, any Guarantor, any Affiliated Guarantor or any holder. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the holders of the Notes.

Section 7.06.           [Reserved].

Section 7.07.           Compensation and Indemnity. The Issuers, the Guarantors and the Affiliated Guarantors, jointly and severally, shall pay to the Trustee from time to time compensation for the Trustee’s acceptance of this Indenture and its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers, the Guarantors and the Affiliated Guarantors, jointly and severally, shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses, disbursements and advances Incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuers, the Guarantors and the Affiliated Guarantors, jointly and severally, shall indemnify the Trustee or any predecessor Trustee and their directors, officers, employees and agents against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees, disbursements and expenses and including taxes (other than taxes based upon, measured by or determined by the income of the Trustee) Incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture, the Notes, any Guarantee or any Security Document against the Company, any Guarantor or any Affiliated Guarantor (including this Section 7.07) and defending itself against or investigating any claim (whether asserted by the Issuer, any Guarantor, any Affiliated Guarantor any holder or any other Person). The obligation to pay such amounts shall survive the payment in full or defeasance of the Notes or the removal or resignation of the Trustee. The Trustee shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve the Issuers, any Guarantor or any Affiliated Guarantor of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers and such Guarantor or Affiliated Guarantor, as applicable, shall pay the fees, disbursements and expenses of such counsel; provided, however, that the Issuers shall not be required to pay such fees, disbursements and expenses if they assume such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no actual or potential conflict of interest between the Issuers, the Guarantors and the Affiliated Guarantors, as applicable, on the one hand, and such indemnified parties, on the other hand, in connection with such defense. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense Incurred by an indemnified party through such party’s own willful misconduct, gross negligence or bad faith (as determined by a court of competent jurisdiction in a final, non-appealable order).

To secure the Issuers’, the Guarantors’ and the Affiliated Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuers’, the Guarantors’ and the Affiliated Guarantors’ payment obligations pursuant to this Section 7.07 shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee Incurs expenses after the occurrence of a Default specified in Section 6.01(f) or with respect to the Issuers or any Significant Subsidiary, the expenses (including the charges and expenses of the Trustee’s agents and counsel) are intended to constitute expenses of administration under the Bankruptcy Law.

No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise Incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

Section 7.08.          Replacement of Trustee.

(a)            The Trustee may resign at any time by so notifying the Issuer. The holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Company shall remove the Trustee if:

(i)            the Trustee fails to comply with Section 7.10;

(ii)           the Trustee is adjudged bankrupt or insolvent;

(iii)          (iii)            a receiver or other public officer takes charge of the Trustee or its property; or

(iv)          the Trustee otherwise becomes incapable of acting.

(b)            If the Trustee resigns, is removed by the Company or by the holders of a majority in principal amount of the Notes and such holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee.

(c)            A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail (or otherwise deliver in accordance with the procedures of the Depository) a notice of its succession to the holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07.

(d)            If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the holders of 10% in principal amount of the Notes may petition at the expense of the Issuers any court of competent jurisdiction for the appointment of a successor Trustee.

(e)            If the Trustee fails to comply with Section 7.10, any holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)            Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the obligations of the Issuers, the Guarantors and the Affiliated Guarantors under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09.          Successor Trustee by Merger. Any organization or entity into which the Trustee may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such organization or entity shall be otherwise qualified and eligible under this Article 7, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates of authentication shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of authentication of the Trustee shall have.

Section 7.10.          Eligibility; Disqualification. The Trustee shall have a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

Section 7.11.          [Reserved].

Section 7.12.          Limitation on Duty of Trustee in Respect of Collateral; Indemnification.

(a)            Beyond the exercise of reasonable care in the custody thereof, the Trustee and the First-Priority Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee and the First-Priority Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Each of the Trustee and the First-Priority Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the First-Priority Collateral Agent in good faith.

(b)           The Trustee and the First-Priority Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on their respective part hereunder or under any Security Document, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuers to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Subject to Section 7.01, the Trustee and the First-Priority Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the First Lien Intercreditor Agreement, the Collateral Agreement or any other Security Document by the Issuers, the Guarantors or the Affiliated Guarantors. The Trustee and the First-Priority Collateral Agent may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of or information obtained from any counsel, accountant, appraiser or other expert or adviser, whether retained or employed by the Issuers or by the Trustee or the First-Priority Collateral Agent, in relation to any matter arising in the administration of this Indenture, the First Lien Intercreditor Agreement or the Security Documents.

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.01.          Discharge of Liability on Notes; Defeasance.

(a)            This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights, indemnities and immunities of the Trustee (and each Paying Agent and Registrar and the First-Priority Collateral Agent) and rights of registration or transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(i)            either (A) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (B) all of the Notes not delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable at their stated maturity within one year or (3) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in U.S. dollars in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit (in the case of Notes that have become due and payable), or to the date of maturity or redemption, as applicable, together with irrevocable written instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(ii)           the Issuers and/or the Guarantors or Affiliated Guarantors have paid all other sums due and payable under this Indenture; and

(iii)          the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

(b)            Subject to Sections 8.01(c) and 8.02, the Issuers at any time may terminate (i) all of its obligations under the Notes and this Indenture with respect to the holders of the Notes (“legal defeasance option”), and (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.11, 4.12, and 4.13 and the operation of Section 5.01 for the benefit of the holders of the Notes, and Sections 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(g) (in the case of Sections 6.01(f) and 6.01(g) with respect to Significant Subsidiaries only), 6.01(h), 6.01(i), 6.01(j) and 6.01(k) (“covenant defeasance option”). The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. In the event that the Issuers terminate all of their obligations under the Notes and this Indenture (with respect to such Notes) by exercising their legal defeasance option or their covenant defeasance option, the obligations of each Guarantor and Affiliated Guarantor with respect to its Guarantee and the Security Documents shall be terminated simultaneously with the termination of such obligations.

If the Issuers exercise their legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default. If the Issuers exercise their covenant defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Sections 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(g) (in the case of Sections 6.01(f) and (g), with respect to Significant Subsidiaries only), 6.01(h), 6.01(i), 6.01(j) or 6.01(k) or because of the failure of the Company to comply with Section 5.01(a)(iv).

Upon satisfaction of the conditions set forth herein and upon request of the Issuers, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuers terminated.

(c)            Notwithstanding clauses (a) and (b) above, the Issuers’ obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08 and 2.09 and Article VII, including, without limitation, Sections 7.07 and 7.08 and in this Article VIII and the rights, indemnities and immunities of the Trustee under this Indenture shall survive until the Notes have been paid in full. Thereafter, the Issuers’ obligations in Sections 7.07, 7.08, 8.05 and 8.06 and the rights, indemnities and immunities of the Trustee under this Indenture shall survive such satisfaction and discharge.

Section 8.02.          Conditions to Defeasance.

(a)            The Issuers may exercise their legal defeasance option or its covenant defeasance option only if:

(i)            the Issuers irrevocably deposit in trust with the Trustee money in U.S. dollars or U.S. Government Obligations in an amount that is sufficient for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be;

(ii)           the Issuers deliver to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii)          no Default specified in Section 6.01(f) or (g) with respect to the Issuers shall have occurred or is continuing on the date of such deposit;

(iv)          the deposit does not constitute a default under any other material agreement or instrument binding on the Issuers;

(v)           in the case of the legal defeasance option, the Issuers shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers;

(vi)          such exercise does not impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(vii)         in the case of the covenant defeasance option, the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(viii)        the Issuers deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

(b)            Before or after a deposit, the Issuers may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article III.

Section 8.03.          Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article VIII. The Trustee shall apply the deposited money and the money from U.S. Government Obligations through each Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes so discharged or defeased.

Section 8.04.          Repayment to Issuers. Each of the Trustee and each Paying Agent shall promptly turn over to the Issuers upon request any money or U.S. Government Obligations held by it as provided in this Article VIII that, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article VIII.

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuers upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Issuers for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

Section 8.05.          Indemnity for U.S. Government Obligations. The Issuers shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

Section 8.06.          Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or any Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuers have made any payment of principal of, or interest on, any such Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or any Paying Agent.

ARTICLE IX

AMENDMENTS AND WAIVERS

Section 9.01.          Without Consent of the Holders.

(a)            The Issuers and the Trustee may amend this Indenture, the Notes, the Guarantees, the Security Documents and/or the First Lien Intercreditor Agreement (and, if applicable, the Super Senior Intercreditor Agreement) without notice to or the consent of any holder:

(i)            to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii)           to provide for the assumption by a Successor Company (with respect to the Company) of the obligations of the Company under this Indenture, the Notes, the Security Documents and the First Lien Intercreditor Agreement or to provide for the assumption by a Successor Co-Issuer (with respect to the Co-Issuer) of the obligations of the Co-Issuer under this Indenture, the Notes, the Security Documents and the First Lien Intercreditor Agreement;

(iii)          to provide for the assumption by a Successor Guarantor (with respect to any Guarantor), as the case may be, of the obligations of a Guarantor under this Indenture, its Guarantee, the Security Documents and the First Lien Intercreditor Agreement;

(iv)          to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(v)           to conform the text of this Indenture, the Notes, the Guarantees, the Security Documents or the First Lien Intercreditor Agreement to any provision of the “Summary of New Notes” in the Offering Memorandum to the extent that such provision in this Indenture, the Notes, the Guarantees, the Security Documents or the First Lien Intercreditor Agreement, as applicable, was intended by the Issuers to be a verbatim recitation of a provision in the “Summary of New Notes” in the Offering Memorandum, as stated in an Officer’s Certificate;

(vi)          to add a Guarantee or collateral with respect to the Notes;

(vii)         to release or subordinate Collateral as permitted by this Indenture, the Security Documents or the First Lien Intercreditor Agreement;

(viii)        to add additional secured creditors holding other First-Priority Obligations or Junior Lien Obligations so long as such obligations are not prohibited by this Indenture;

(ix)           to add to the covenants of the Issuers for the benefit of the holders or to surrender any right or power conferred upon the Issuers;

(x)            to comply with any requirement of the SEC in connection with qualifying or maintaining the qualification of, this Indenture under the TIA (if the Issuers elect to qualify this Indenture under the TIA);

(xi)           to make any change that does not adversely affect the rights of any holder in any material respect; or

(xii)          to make changes to provide for the issuance of Additional Notes and PIK Notes (to the extent permitted by, and in accordance with the terms of, this Indenture), which shall have terms substantially identical in all material respects to the Initial Notes, and which shall be treated, together with any outstanding Initial Notes, as a single issue of securities.

(b)            The First Lien Intercreditor Agreement may be amended to reflect administrative changes without notice to or the consent of any holder, the Trustee or the First-Priority Collateral Agent in connection with the permitted entry into the First Lien Intercreditor Agreement of any class of additional secured creditors holding other First-Priority Obligations.

(c)            After an amendment under this Section 9.01 becomes effective, the Issuers shall mail or otherwise deliver a copy of such amendment to the holders; provided that this requirement shall be deemed satisfied to the extent disclosure of such amendment is made in accordance with Section 4.02; provided, further, that the failure to provide such copy to any of the holders shall not impair or affect the validity of an amendment under this Section 9.01.

Section 9.02.          With Consent of the Holders. The Issuers and the Trustee may amend this Indenture, the Notes, the Guarantees, the Security Documents and the First Lien Intercreditor Agreement (and, if applicable, the Super Senior Intercreditor Agreement) with the consent of the holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions of this Indenture may be waived with the consent of the holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes). However, without the consent of each holder of an outstanding Note affected, an amendment may not:

(1)            reduce the amount of Notes whose holders must consent to an amendment;

(2)            reduce the rate of or extend the time for payment of interest on any Note;

(3)            reduce the principal of or change the Stated Maturity of any Note;

(4)            reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article III;

(5)            make any Note payable in money other than that stated in such Note;

(6)            expressly subordinate the Notes or any Guarantee to any other Indebtedness of an Issuer, any Guarantor or any Affiliated Guarantor or subordinate the Liens securing the Notes or any Guarantee to Liens securing any other Indebtedness;

(7)            impair the contractual right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Note on or after the due dates thereof or to institute suit for the enforcement of any payment on or with respect to such holder’s Note on or after such respective dates;

(8)            make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(9)            make any change to the provisions of this Indenture, the First Lien Intercreditor Agreement or the Security Documents with respect to the pro rata application of proceeds of Collateral in respect of the Notes required thereby in a manner that by its terms modifies the application of such proceeds in respect of the Notes required thereby to be on a less than pro rata basis to the holder of such Note.

Except as expressly provided by this Indenture, the Security Documents or the First Lien Intercreditor Agreement, without the consent of the holders of at least 66.67% in an aggregate principal amount of the Notes then outstanding, the Issuers, the Guarantors and the Affiliated Guarantors may not take any action that would, directly or indirectly, and no amendment or waiver may, release all or substantially all of the Collateral from the Lien of this Indenture and the Security Documents with respect to the Notes.

It shall not be necessary for the consent of the holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section 9.02 becomes effective, the Issuers shall mail, or otherwise deliver in accordance with the procedures of the Depository, to the holders a notice briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

Section 9.03.          Revocation and Effect of Consents and Waivers.

(a)            A consent to an amendment or a waiver by a holder of a Note shall bind the holder and every subsequent holder of that Note or portion of the Note that evidences the same debt as the consenting holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such holder or subsequent holder may revoke the consent or waiver as to such holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officer’s Certificate from the Issuers certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective, it shall bind every holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuers or the Trustee of consents by the holders of the requisite principal amount of securities, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuers, the Guarantors, the Affiliated Guarantors and the Trustee.

(b)           The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.04.          Notation on or Exchange of Notes . If an amendment, supplement or waiver changes the terms of a Note, the Issuers may require the holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the holder. Alternatively, if the Issuers or the Trustee so determine, the Issuers in exchange for the Note shall issue and, upon written order of the Issuers signed by an Officer of each Issuer, the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

Section 9.05.          Trustee to Sign Amendments . The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities, indemnities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment, the Trustee shall be entitled to receive indemnity satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, (i) an Officer’s Certificate, (ii) an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers, any Guarantors and any Affiliated Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof, (iii) a copy of the resolution of the Board of Directors, certified by the Secretary or Assistant Secretary of the Issuer, authorizing the execution of such amendment, supplement or waiver and (iv) if such amendment, supplement or waiver is executed pursuant to Section 9.02, evidence reasonably satisfactory to the Trustee of the consent of the holders required to consent thereto.

Section 9.06.          Additional Voting Terms; Calculation of Principal Amount . All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no Notes will have the right to vote or consent as a separate class on any matter. Determinations as to whether holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX and Sections 2.14 and 13.06.

ARTICLE X

RANKING OF NOTE LIENS

Section 10.01.        Relative Rights . The First Lien Intercreditor Agreement governs the relative rights and remedies, as lienholders, among holders of Liens securing First- Priority Obligations. The Super Priority Intercreditor Agreement (if any) will govern the relative rights and remedies among holders of Liens securing First-Priority Obligations and holders of Liens securing Indebtedness Incurred under any Super Priority Facility. Nothing in this Indenture or the First Lien Intercreditor Agreement will:

(a)            impair, as between the Issuers and holders of Notes, the obligation of the Issuers which is absolute and unconditional, to pay principal of, premium and interest on Notes in accordance with their terms or to perform any other obligation of the Issuers or any other obligor under this Indenture, the Notes, the Guarantees and the Security Documents;

(b)            restrict the right of any holder to sue for payments that are then due and owing, in a manner not inconsistent with the provisions of the First Lien Intercreditor Agreement;

(c)            prevent the Trustee, the First-Priority Collateral Agent or any holder from exercising against the Issuers or any other obligor any of its other available remedies upon a Default or Event of Default (other than its rights as a secured party, which are subject to the First Lien Intercreditor Agreement); or

(d)            restrict the right of the Trustee, the First-Priority Collateral Agent or any holder:

(1)            to file and prosecute a petition seeking an order for relief in an involuntary bankruptcy case as to any obligor or otherwise to commence, or seek relief commencing, any insolvency or liquidation proceeding involuntarily against any obligor;

(2)            to make, support or oppose any request for an order for dismissal, abstention or conversion in any insolvency or liquidation proceeding;

(3)            to make, support or oppose, in any insolvency or liquidation proceeding, any request for an order extending or terminating any period during which the debtor (or any other Person) has the exclusive right to propose a plan of reorganization or other dispositive restructuring or liquidation plan therein;

(4)            to seek the creation of, or appointment to, any official committee representing creditors (or certain of the creditors) in any insolvency or liquidation proceedings and, if appointed, to serve and act as a member of such committee without being in any respect restricted or bound by, or liable for, any of the obligations under this Article X;

(5)            to seek or object to the appointment of any professional person to serve in any capacity in any insolvency or liquidation proceeding or to support or object to any request for compensation made by any professional person or others therein;

(6)            to make, support or oppose any request for order appointing a trustee or examiner in any insolvency or liquidation proceedings; or

(7)            otherwise to make, support or oppose any request for relief in any insolvency or liquidation proceeding that it is permitted by law to make, support or oppose if it were a holder of unsecured claims, or as to any matter relating to (x) any plan of reorganization or other restructuring or liquidation plan or (y) the administration of the estate or the disposition of the case or proceeding (in each case except as set forth in the First Lien Intercreditor Agreement).

ARTICLE XI

COLLATERAL

Section 11.01.        Security Documents.

(a)            The payment of the principal of and interest and premium, if any, on the Notes when due, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Issuers pursuant to the Notes or by the Guarantors or Affiliated Guarantors pursuant to the Guarantees, the payment of all other Notes Obligations and the performance of all other obligations of the Issuers and the Guarantors under this Indenture, the Notes, the Guarantees and the Security Documents (and other First-Priority Obligations if required thereby) shall be secured as provided in the Security Documents, which the Issuers and the applicable Guarantors and Affiliated Guarantors will enter into on the Issue Date and will be secured by Security Documents thereafter delivered as required or permitted by this Indenture. The Guarantors, applicable Affiliated Guarantors and the Issuers shall, and shall cause each of their respective Subsidiaries to, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) and all other actions as are necessary or required by the Security Documents to maintain (at the sole cost and expense of the Guarantors, Affiliated Guarantors, Issuers, and their respective Subsidiaries) the security interest created by the Security Documents in the Collateral (other than with respect to any Collateral the security interest in which is not required to be perfected under the Security Documents) as a perfected security interest subject only to Permitted Liens and Liens permitted by Section 4.12.

(b)            Notwithstanding the foregoing, the Guarantors and applicable Affiliated Guarantors and the Issuers shall use commercially reasonable efforts to perfect all security interests in the Collateral (other than Excluded Property) on the Issue Date and, with respect to any Collateral (other than Excluded Property), for which security interests have not been granted or perfected on the Issue Date, use commercially reasonable efforts to cause the taking of additional actions required to grant or perfect the security interest in the Collateral required to be pledged under this Indenture and the Security Documents within 120 days following the Issue Date.

Section 11.02.         First-Priority Collateral Agent.

(a)            The First-Priority Collateral Agent is authorized and empowered to appoint one or more co-First-Priority Collateral Agents as it deems necessary or appropriate.

(b)            Subject to Section 7.01, neither the Trustee nor the First-Priority Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Lien securing First-Priority Obligations, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens securing First-Priority Obligations or the Security Documents or any delay in doing so.

(c)            The First-Priority Collateral Agent will be subject to such directions as may be given it by the Trustee from time to time (as required or permitted by this Indenture); provided that in the event of conflict between directions received pursuant to the Security Documents and the First Lien Intercreditor Agreement and directions received hereunder, the First-Priority Collateral Agent will be subject to directions received pursuant to the Security Documents and the First Lien Intercreditor Agreement. Except as directed by the Trustee as required or permitted by this Indenture and any other representatives pursuant to the Security Documents or the First Lien Intercreditor Agreement, the First-Priority Collateral Agent will not be obligated:

(1)            to act upon directions purported to be delivered to it by any other Person;

(2)            to foreclose upon or otherwise enforce any Lien securing First-Priority Obligations; or

(3)            to take any other action whatsoever with regard to any or all of the Liens securing First-Priority Obligations, Security Documents or Collateral.

(d)           The First-Priority Collateral Agent will be accountable only for amounts that it actually receives as a result of the enforcement of the Liens securing First-Priority Obligations or the Security Documents.

(e)            In acting as First-Priority Collateral Agent or co-First-Priority Collateral Agent, the First-Priority Collateral Agent and each co-First-Priority Collateral Agent may rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under Article VII hereof.

(f)            The holders of Notes agree that the First-Priority Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the First-Priority Collateral Agent by this Indenture and the Security Documents. Furthermore, each holder of a Note, by accepting such Note, consents to the terms of and authorizes and directs the Trustee (in each of its capacities) and the First-Priority Collateral Agent to enter into and perform each of the First Lien Intercreditor Agreement and Security Documents in each of its capacities thereunder.

(g)           If the Issuers (i) Incur Other First-Priority Obligations at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting Other First- Priority Obligations entitled to the benefit of the First Lien Intercreditor Agreement is concurrently retired, and (ii) deliver to the First-Priority Collateral Agent an Officer’s Certificate so stating and requesting the First-Priority Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the First Lien Intercreditor Agreement) in favor of a designated agent or representative for the holders of the Other First-Priority Obligations so Incurred, the First-Priority Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement, bind the holders on the terms set forth therein and perform and observe its obligations thereunder.

(h)           At all times when the Trustee is not itself the First-Priority Collateral Agent, the Issuers will deliver to the Trustee copies of all Security Documents delivered to the First-Priority Collateral Agent and copies of all documents delivered to the First-Priority Collateral Agent pursuant to this Indenture and the Security Documents.

(i)            If the Issuers Incur any Junior Lien Obligations and deliver to the First- Priority Collateral Agent and/or the Trustee, as applicable, an Officer’s Certificate requesting the First-Priority Collateral Agent and/or the Trustee, as applicable, to enter into an intercreditor agreement with a designated agent or representative for the holders of the Junior Lien Obligations so Incurred and certifying that such intercreditor agreement provides for the subordination of Liens of such Junior Lien Obligations to the Liens securing the Notes Obligations and other intercreditor provisions with respect to such Junior Lien Obligations that are customary in the good faith determination of the Company, the First-Priority Collateral Agent and/or the Trustee, as applicable, shall (and each is hereby authorized and directed to) enter into such intercreditor agreement, bind the holders on the terms set forth therein and perform and observe its obligations thereunder.

(j)            Notwithstanding anything in this Indenture to the contrary and for the avoidance of doubt, the First-Priority Collateral Agent and the Trustee shall have no duty to act outside of the United States of America in respect of any Collateral.

Section 11.03.        Authorization of Actions to Be Taken.

(a)            Each holder of Notes, by its acceptance thereof, appoints the First-Priority Collateral Agent as its collateral agent under the Security Documents, consents and agrees to the terms of each Security Document and the First Lien Intercreditor Agreement as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee and/or the First-Priority Collateral Agent to enter into the First Lien Intercreditor Agreement and the Security Documents to which it is a party, authorizes and empowers the Trustee to direct the First-Priority Collateral Agent to enter into, and the First-Priority Collateral Agent to execute and deliver, the Security Documents and First Lien Intercreditor Agreement and authorizes and empowers the Trustee and the First-Priority Collateral Agent to bind the holders of Notes and other holders of Obligations secured by the Security Documents as set forth in the Security Documents to which it is a party and the First Lien Intercreditor Agreement and to perform its obligations and exercise its rights and powers thereunder. Subject to the provisions of the First Lien Intercreditor Agreement and the Security Documents, the Trustee and the First-Priority Collateral Agent are authorized and empowered to receive for the benefit of the holders of Notes any funds collected or distributed under the Security Documents to which the First-Priority Collateral Agent or Trustee is a party and to make further distributions of such funds to the holders of Notes according to the provisions of this Indenture.

(b)           Subject to the provisions of Article VI, Section 7.01 and Section 7.02 hereof, the First Lien Intercreditor Agreement and the Security Documents, upon the occurrence and continuance of an Event of Default, the Trustee may, in its sole discretion and without the consent of the holders, direct, on behalf of the holders the First-Priority Collateral Agent to take all actions it deems necessary or appropriate in order to:

(1)            foreclose upon or otherwise enforce any or all of the Liens securing the First-Priority Obligations;

(2)            enforce any of the terms of the Security Documents to which the First-Priority Collateral Agent or Trustee is a party; or

(3)            collect and receive payment of any and all Notes Obligations.

Subject to the First Lien Intercreditor Agreement, the Trustee is authorized and empowered to institute and maintain, or direct the First-Priority Collateral Agent to institute and maintain, such suits and proceedings as it may deem expedient to protect or enforce the Liens securing the First-Priority Obligations or the Security Documents to which the First-Priority Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents to which the First-Priority Collateral Agent or Trustee is a party or this Indenture, and such suits and proceedings as the Trustee or the First-Priority Collateral Agent may deem expedient to preserve or protect its interests and the interests of the holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of holders, the Trustee or the First-Priority Collateral Agent.

Section 11.04.        Release of Liens. (a) Notwithstanding anything to the contrary in the Security Documents or the First Lien Intercreditor Agreement, Collateral may be released from the Lien and security interest created by the Security Documents to secure the Notes and obligations under this Indenture at any time or from time to time in accordance with the provisions of the First Lien Intercreditor Agreement, the Super Senior Intercreditor Agreement or the Security Documents or as provided hereby. The applicable assets included in the Collateral shall be automatically released from the Liens securing the Notes, and the applicable Guarantor or Affiliated Guarantor shall be automatically released from its obligations under this Indenture and the Security Documents, under any one or more of the following circumstances or any applicable circumstance as provided in the First Lien Intercreditor Agreement or the Security Documents:

(1)            to enable the Issuers, any Guarantor or any Affiliated Guarantor to consummate the disposition (other than any disposition to an Issuer or another Guarantor or Affiliated Guarantor) of such property or assets to the extent not prohibited under Section 4.06;

(2)            [reserved];

(3)            in respect of the property and assets of a Guarantor or Affiliated Guarantor, upon the release or discharge of the Guarantee of such Guarantor or Affiliated Guarantor in accordance with this Indenture;

(4)            [reserved];

(5)            in respect of any Common Collateral transferred to a third party or otherwise disposed of in connection with any enforcement by the First- Priority Collateral Agent in accordance with the First Lien Intercreditor Agreement;

(6)            pursuant to an amendment or waiver in accordance with Article IX; and

(7)            if the Notes have been discharged or defeased pursuant to Section 8.01.

In addition, (i) the security interests granted pursuant to the Security Documents securing the Obligations shall automatically terminate and/or be released all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the applicable Pledgors (as defined in the Collateral Agreement), as of the date when all the Obligations under the Notes, this Indenture and the Security Documents (other than contingent or unliquidated obligations or liabilities not then due) have been paid in full in cash or immediately available funds; and (ii) the security interests granted pursuant to the Security Documents securing the Obligations shall automatically terminate as of the date when the holders of at least 66.67% in an aggregate principal amount of the Notes then outstanding consent to the termination of the Security Documents.

In connection with any termination or release pursuant to this Section 11.04(a), the First-Priority Collateral Agent shall execute and deliver to any Pledgor (as defined in the Collateral Agreement), at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release (including, without limitation, UCC termination statements), and will duly assign and transfer to such Pledgor, such of the Pledged Collateral (as defined in the Collateral Agreement) that may be in the possession of the First- Priority Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Indenture or the Security Documents. Any execution and delivery of documents pursuant to this Section 11.04(a) shall be without recourse to or warranty by the First-Priority Collateral Agent. In connection with any release pursuant to this Section 11.04(a), the Pledgors shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of UCC termination statements.

Upon the receipt of an Officer’s Certificate from the Issuers, as described in Section 11.04(b) below, if applicable, and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuers, the First-Priority Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the First Lien Intercreditor Agreement.

(b)            Notwithstanding anything herein to the contrary, in connection with (x) any release of Collateral pursuant to Section 11.04(a)(2), (3) or (6), such Collateral may not be released from the Lien and security interest created by the Security Documents and (y) any release of Collateral pursuant to Section 11.04(a)(1), (4) and (5) the First-Priority Collateral Agent shall not be required to execute, deliver or acknowledge any instruments of termination, satisfaction or release unless, in each case, an Officer’s Certificate and Opinion of Counsel certifying that all conditions precedent, including, without limitation, this Section 11.04, have been met, and stating under which of the circumstances set forth in Section 11.04(a) above the Collateral is being released, have been delivered to the First-Priority Collateral Agent on or prior to the date of such release or, in the case of clause (y) above, the date on which the First-Priority Collateral Agent executes any such instrument.

(c)            Notwithstanding anything herein to the contrary, at any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered a notice of acceleration to the First-Priority Collateral Agent, no release of Collateral pursuant to the provisions of this Indenture or the Security Documents will be effective as against the holders, except as otherwise provided in the First Lien Intercreditor Agreement.

Section 11.05.        Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XI upon the Issuers, the Guarantors or the Affiliated Guarantors with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuers, the Guarantors or the Affiliated Guarantors or of any officer or officers thereof required by the provisions of this Article XI; and if the Trustee, First-Priority Collateral Agent or a nominee of the Trustee or First-Priority Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee, First-Priority Collateral Agent or a nominee of the Trustee or First-Priority Collateral Agent.

Section 11.06.        Release Upon Termination of the Issuers’ Obligations. In the event (i) that the Issuers deliver to the Trustee an Officer’s Certificate and Opinion of Counsel certifying that all the Obligations under this Indenture, the Notes and the Security Documents have been satisfied and discharged by the payment in full of the Issuers’ Obligations under the Notes, this Indenture and the Security Documents, and all such Obligations have been so satisfied, or (ii) a discharge, legal defeasance or covenant defeasance of this Indenture occurs under Article VIII, the Trustee shall deliver to the Issuers and the First-Priority Collateral Agent a notice stating that the Trustee, on behalf of the holders, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Security Documents, and upon receipt by the First- Priority Collateral Agent of such notice, the First-Priority Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary at the request and expense of the Issuers to release such Lien as soon as is reasonably practicable.

Section 11.07.        Designations. Except as provided in the next sentence, for purposes of the provisions hereof and the First Lien Intercreditor Agreement requiring the Issuers to designate Indebtedness for the purposes of the terms Other First-Priority Obligations, Junior Lien Obligations or any other such designations hereunder or under the First Lien Intercreditor Agreement, any such designation shall be sufficient if the relevant designation provides in writing that such Other First-Priority Obligations or Junior Lien Obligations are permitted under this Indenture and is signed on behalf of the Company by an Officer and delivered to the Trustee and the First-Priority Collateral Agent. For all purposes hereof and the First Lien Intercreditor Agreement, the Company hereby designates the Obligations pursuant to the Credit Agreement as in effect on the Issue Date as First-Priority Obligations.

ARTICLE XII

GUARANTEE

Section 12.01.        Guarantee.

(a)            Each Guarantor, Neon Parent, each other Neon Entity and XBP Parent hereby jointly and severally, irrevocably and unconditionally guarantees, on a senior basis, as a primary obligor and not merely as a surety, to each holder and to the Trustee and its successors and assigns (i) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under this Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Company under this Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuers whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). The Guaranteed Obligations of all Guarantors, Neon Parent, the other Neon Entities and XBP Parent shall be secured by first-priority security interests (subject to Permitted Liens and Liens permitted by Section 4.12) in the Collateral owned by such Guarantor, Neon Parent, such other Neon Entity or XBP Parent on a pari passu basis with all other First-Priority Obligations pursuant to the terms of the Security Documents and the First Lien Intercreditor Agreement, but subject to the terms and conditions of the Security Documents and the First Lien Intercreditor Agreement and subject to Section 12.01(b) below. Each Guarantor, Neon Parent, each other Neon Entity and XBP Parent further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from any Guarantor, Neon Parent, any other Neon Entity or XBP Parent and that each Guarantor, Neon Parent, each other Neon Entity and XBP Parent shall remain bound under this Article XII notwithstanding any extension or renewal of any Guaranteed Obligation.

(b)            The Guarantee by XBP Parent (the “XBP Guarantee”) shall be unsecured; provided that upon termination of the SPAC Transaction, (i) the XBP Guarantee shall become secured by a first-priority security interest in 100% of the Equity Interests of BTC on a pari passu basis with all other First-Priority Obligations pursuant to the terms of the XBP Pledge Agreement, the other Security Documents applicable thereto and the First Lien Intercreditor Agreement and (ii) XBP Parent shall promptly (and in any event within 10 Business Days following the termination of the SPAC Transaction) deliver to the Trustee and the Holders the XBP Pledge Agreement, duly executed by XBP Parent.

(c)            Each Guarantor and Affiliated Guarantor waives presentation to, demand of payment from and protest to the Issuers of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor and Affiliated Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor and each Affiliated Guarantor hereunder shall not be affected by (i) the failure of any holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuers or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any holder or the Trustee for the Guaranteed Obligations or each Guarantor or Affiliated Guarantor; (v) the failure of any holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of each Guarantor or Affiliated Guarantor, except as provided in Section 12.02(b). Each Guarantor and each Affiliated Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors and Affiliated Guarantors, such that such Guarantor’s or Affiliated Guarantor’s obligations would be less than the full amount claimed.

(d)            Each Guarantor and Affiliated Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuers first be used and depleted as payment of the Issuers’ or such Guarantor’s or Affiliated Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor and Affiliated Guarantor hereunder. Each Guarantor and Affiliated Guarantor hereby waives any right to which it may be entitled to require that the Issuers be sued prior to an action being initiated against such Guarantor or Affiliated Guarantor.

(e)            Each Guarantor and Affiliated Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(f)             Subject to the terms of the Super Priority Intercreditor Agreement, the Guarantee of each Guarantor and Affiliated Guarantor is, to the extent and in the manner set forth in this Article XII, equal in right of payment to all existing and future Pari Passu Indebtedness of such Guarantor or Affiliated Guarantor, and senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor or Affiliated Guarantor.

(g)            Except as expressly set forth in Sections 8.01(b), 12.02 and 12.06, the obligations of each Guarantor and Affiliated Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor and Affiliated Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or Affiliated Guarantor or would otherwise operate as a discharge of any Guarantor or Affiliated Guarantor as a matter of law or equity.

(h)            Each Guarantor and Affiliated Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Guarantor and Affiliated Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any holder or the Trustee upon the bankruptcy or reorganization of the Issuers or otherwise.

(i)             In furtherance of the foregoing and not in limitation of any other right which any holder or the Trustee has at law or in equity against any Guarantor or Affiliated Guarantor by virtue hereof, upon the failure of the Issuers to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor and Affiliated Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Issuers to the holders and the Trustee.

(j)             Each Guarantor and Affiliated Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor and Affiliated Guarantor further agrees that, as between it, on the one hand, and the holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors and Affiliated Guarantors for the purposes of this Section 12.01.

(k)            Each Guarantor and Affiliated Guarantor also agrees to pay any and all costs and expenses (including reasonable out of pocket attorneys’ fees and expenses) Incurred by the Trustee, the First-Priority Collateral Agent or any holder in enforcing any rights under this Section 12.01.

(l)             Upon request of the Trustee, each Guarantor and each Affiliated Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 12.02.         Limitation on Liability.

(a)            Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor and Affiliated Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Guarantor or Affiliated Guarantor without rendering the Guarantee or this Indenture, as it relates to such Guarantor or Affiliated Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or capital maintenance or corporate benefit rules applicable to guarantees for obligations of affiliates.

(b)            A Guarantee as to any Subsidiary or Affiliated Guarantor that is (or becomes) a party hereto on the date hereof or that executes a supplemental indenture in accordance with Section 4.11 hereof and provides a guarantee shall terminate and be of no further force or effect and such Guarantee shall be deemed to be automatically released from all obligations under this Article XII upon any of the following:

(i)            the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock of the applicable Guarantor or Affiliated Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Indenture;

(ii)           [reserved];

(iii)          [reserved];

(iv)          the Issuers’ exercise of their legal defeasance option or covenant defeasance option under Article VIII or if the Issuers’ obligations under this Indenture are discharged in accordance with the terms of this Indenture; and

(v)           if such Guarantor is a Subsidiary, such Subsidiary ceasing to be a Subsidiary, or in the case of any Neon Entity or XBP Entity, such Neon Entity or XBP Entity ceasing to be a Subsidiary of Neon Parent or XBP Parent, respectively, in each case as a result of any foreclosure of any pledge or security interest in favor of the First-Priority Obligations or other exercise of remedies in respect thereof, subject to, in each case, the application of the proceeds of such foreclosure or exercise of remedies in the manner described in the Security Documents.

(vi)          solely with respect to XBP Parent, on the earliest to occur of (a) payment of $75 million by or on behalf of XBP Parent in respect of the XBP Guarantee on account of an XBP Sale made in compliance with Section 4.06(d) and (b) the later of (i) the consummation of a Neon Sale and payment by or on behalf of the Issuers of $150 million pursuant to Section 3.02 and/or Section 4.06(c) hereof, and (ii) April 12, 2025.

(vii)         solely with respect to Neon Parent and the other Neon Entities upon the consummation of a Neon Sale and payment by or on behalf of the Issuers of $150 million made in compliance with Section 3.02 and/or Section 4.06(c) hereof.

Section 12.03.        [Reserved].

Section 12.04.        Successors and Assigns. This Article XII shall be binding upon each Guarantor and each Affiliated Guarantor and their respective successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the holders and, in the event of any transfer or assignment of rights by any holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 12.05.        No Waiver. Neither a failure nor a delay on the part of either the Trustee or the holders in exercising any right, power or privilege under this Article XII shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XII at law, in equity, by statute or otherwise.

Section 12.06.        Modification. No modification, amendment or waiver of any provision of this Article XII, nor the consent to any departure by any Guarantor or Affiliated Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor or Affiliated Guarantor in any case shall entitle any Guarantor or any Affiliated Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 12.07.        Execution of Supplemental Indenture for Future Guarantors. Each Subsidiary of the Company or of an Affiliated Guarantor which is required to become a Guarantor or Affiliated Guarantor of the Notes pursuant to Section 4.11 shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit C hereto pursuant to which such Subsidiary shall become a Guarantor or Affiliated Guarantor, as applicable, under this Article XII and shall guarantee the Notes. Concurrently with the execution and delivery of such supplemental indenture, the Issuers shall deliver to the Trustee an Officer’s Certificate as provided in Section 9.05; however, for the avoidance of doubt, no Opinion of Counsel shall be required in connection with the execution and delivery of a supplemental indenture for the addition of a Guarantor or Affiliated Guarantor under this Indenture.

Section 12.08.        Non-Impairment. The failure to endorse a Guarantee on any Note shall not affect or impair the validity thereof.

ARTICLE XIII

MISCELLANEOUS

Section 13.01.        [Reserved].

Section 13.02.        Notices.

(a)            Any notice or communication required or permitted hereunder shall be in writing and delivered in person, via facsimile or mailed by first-class mail addressed as follows:

if to the Issuers or a Guarantor or Affiliated Guarantor:

c/o Exela Technologies, Inc.

2701 East Grauwyler Road

Irving, Texas 75061 Attention: President

Email: legalnotices@exelatech.com

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Brian Kim

Fax: (212) 757-3990

if to the Trustee:

U.S. Bank Trust Company, National Association

West Side Flats

60 Livingston Ave.

St. Paul, Minnesota 55107

Attention: Administrator—Exela Intermediate LLC

Fax: (651) 466-7430

The Issuers or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b)           Any notice or communication mailed to a holder shall be mailed, first class mail, to the holder at the holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

(c)            Failure to mail a notice or communication to a holder or any defect in it shall not affect its sufficiency with respect to other holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee are effective only if received.

The Trustee may, in its sole discretion, agree to accept and act upon instructions or directions pursuant to this Indenture sent by e-mail, facsimile transmission or other similar electronic methods. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to the Trustee) shall be deemed original signatures for all purposes. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic instructions.

Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice to the holders may be made electronically (or otherwise) in accordance with procedures of the Depository.

Section 13.03.        [Reserved].

Section 13.04.        Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers to the Trustee to take or refrain from taking any action under this Indenture, the Issuers shall furnish to the Trustee at the request of the Trustee:

(a)            an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)            an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 13.05.        Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:

(a)            a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)            a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)            a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)            a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 13.06.        When Notes Disregarded. In determining whether the holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, the Guarantors, the Affiliated Guarantors or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers, the Guarantors or the Affiliated Guarantors shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee actually knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 13.07.            Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the holders. The First-Priority Collateral Agent, the Registrar and a Paying Agent may make reasonable rules for their functions.

Section 13.08.            Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected.

Section 13.09.            GOVERNING LAW. THIS INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Section 13.10.            No Recourse Against Others. No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Company or any direct or indirect parent companies, as such, shall have any liability for any obligations of the Issuers, any Guarantor or any Affiliated Guarantor under the Notes, the Guarantees or this Indenture, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.11.            Successors. All agreements of the Issuers, the Guarantors and the Affiliated Guarantors in this Indenture and the Notes shall bind such person’s successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 13.12.            Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. Delivery of an executed counterpart of a signature page to this Indenture by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) shall be effective as delivery of a manually executed counterpart thereof.

Section 13.13.            Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 13.14.            Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

Section 13.15.            Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 13.16.            Intercreditor Agreement. The terms of this Indenture are subject to the terms of the First Lien Intercreditor Agreement and the Super Senior Intercreditor Agreement, if applicable.

Section 13.17.            Waiver of Jury Trial. EACH OF THE ISSUERS, THE GUARANTORS AND THE AFFILIATED GUARANTORS AND THE TRUSTEE HEREBY (AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

ARTICLE XIV

RELEASES

Certain capitalized terms used in this Article XIV are specifically defined for purposes of this section and are set forth at the end of this Article XIV.

Section 14.01.            Releases by the Company Releasing Parties. Subject to the conditions in Section 14.06 regarding the Release Date, effective as of the Effective Date, by accepting the consideration and benefits of this Indenture, each Company Releasing Party, on behalf of itself, and to the extent a Company Releasing Party is not party to this Indenture, the Issuers, Guarantors or Affiliated Guarantors on behalf of such Company Releasing Party, hereby conclusively, absolutely, unconditionally, irrevocably, and forever fully release, remise, and discharge each of the Released Parties (and each such Released Party shall be deemed forever released, remised, and discharged by or on behalf of the Company Releasing Parties) and their respective assets and properties from any and all Claims and Causes of Action, including any derivative claims asserted on behalf of any of the Company Releasing Parties, that the Issuers, Guarantors, Affiliated Guarantors or any of the Company Releasing Parties would have been legally entitled to assert in their or its own right (whether individually or collectively) on behalf of the holder of any Claim against, or Equity Security in, a Company Releasing Party or other Person, based on or relating to, or in any manner arising from, in whole or in part, (i) the Transactions, (ii) the formulation, preparation, dissemination, negotiation, or filing of the Definitive Documents, any of the Transactions, or any contract, instrument, release, or other agreement or document created or entered into in connection with or pursuant to the Definitive Documents, or (iii) the pursuit of consummation, the administration or implementation of any of the Transactions, including the issuance or distribution of securities in connection therewith. Notwithstanding anything to the contrary in the foregoing, the releases set forth in clauses (ii) and (iii) above do not release any Claim or Cause of Action that is determined by a final non-appealable judgment of a court of competent jurisdiction to have constituted fraud or willful misconduct. Nothing contained in the releases shall or shall be deemed to result in the waiving or limiting by any officer, director, or employee of any Company Party of (a) any indemnification against, or expense reimbursement or advance by, any Company Party or any Company Party’s insurance carriers, (b) any rights as beneficiaries of any insurance policies, (c) any management fees, monitoring fees, or like fees and expenses, (d) wages, salaries, compensation or benefits, or (e) any Equity Securities in any Company Party. Each Company Releasing Party hereby further agrees and covenants not to, and shall not, commence or prosecute, or assist or otherwise aid any other Person in the commencement or prosecution of, whether directly, derivatively or otherwise, any Released Claims. Notwithstanding the foregoing, or anything to the contrary in this Indenture, nothing in this Indenture shall or shall be deemed to (or is intended to) limit any of the Company Releasing Parties’ rights to assert or prosecute any affirmative defenses or otherwise raise any defense or take any action to defend itself or themselves, including any defense available under the Bankruptcy Code, in connection with any Claim or Cause of Action (whether direct or indirect) brought by any Person relating to any of the above-referenced Claims and Causes of Action arising from in whole or in part, (x) the formulation, preparation, dissemination, negotiation or filing of this Indenture, the Definitive Documents, or any of the Transactions, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Definitive Documents, and (y) the pursuit of consummation, the administration and implementation of the Transactions, including the issuance or distribution of securities in connection therewith. For the avoidance of doubt, the release by the Company Releasing Parties in this Section 14.01 is granted by or on behalf of each of the Company Releasing Parties in their capacities as Issuers, Guarantors, or Affiliated Guarantors, and on behalf of each of their Related Parties, in each case, in accordance with the terms and conditions set forth in this Indenture.

Section 14.02.            Releases by the Stakeholder Releasing Parties. Subject to the conditions in Section 14.06 regarding the Release Date, effective as of the Effective Date, by accepting the Notes and the benefits of this Indenture, each Stakeholder Releasing Party, solely in its capacity as such, severally and not jointly, hereby conclusively, absolutely, unconditionally, irrevocably, and forever fully release, remise, and discharge each of the Released Parties (and each such Released Party shall be deemed forever released, remised, and discharged by or on behalf of the Stakeholder Releasing Parties) and their respective assets and properties from any and all Claims and Causes of Action, including any derivative claims asserted on behalf of any of the Company Releasing Parties or the Stakeholder Releasing Parties, that the Trustee or any of the Stakeholder Releasing Parties would have been legally entitled to assert in its or their own right (whether individually or collectively) or on behalf of the holders of any Claim against, or Equity Security in, a Company Releasing Party or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Asset Sale Transactions. Notwithstanding anything to the contrary in the foregoing, the releases by the Stakeholder Releasing Parties set forth in this Section 14.02 do not release any Claim or Cause of Action that is determined by a final non-appealable judgment of a court of competent jurisdiction to have constituted fraud or willful misconduct. Each Stakeholder Releasing Party hereby agrees and covenants not to, and shall not, commence or prosecute, or assist or otherwise aid any other Person in the commencement or prosecution of, whether directly, derivatively or otherwise, any Released Claims. Notwithstanding the foregoing or anything to the contrary in this Indenture, nothing in the releases or this Indenture shall or shall be deemed to (or is intended to) limit any of the Stakeholder Releasing Parties’ rights to assert or prosecute any affirmative defenses or otherwise raise any defense or take any action to defend itself or themselves, including any defense available under the Bankruptcy Code, in connection with any Claim or Cause of Action (whether direct or indirect) brought by any Person relating to any of the above-referenced Claims and Causes of Action arising from, in whole or in part, (x) the formulation, preparation, dissemination, negotiation, or filing of this Indenture, the Definitive Documents, any of the Transactions, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Definitive Documents, and (y) the pursuit of consummation of the Transactions or of any alternative potential transactions considered by and among the Releasing Parties, or of the administration and implementation of the Transactions, including the issuance or distribution of securities in connection therewith. For the avoidance of doubt, the release by the Stakeholder Releasing Parties in this Section 14.02 is hereby granted by or on behalf of each of the Stakeholder Releasing Parties in accordance with the terms and conditions set forth in this Indenture solely in their capacities as Holders with respect to Notes that they hold, and on behalf of their Related Parties, only to the extent that a Holder, acting in its capacity as a Holder, has the authority to bind such Related Party.

Section 14.03.            No Additional Representations and Warranties. Each Releasing Party agrees and acknowledges that, except as expressly provided in this Indenture and the Definitive Documents, no Released Party, in any capacity, has warranted or otherwise made any representations concerning any Released Claim (including any representation or warranty concerning the existence, non-existence, validity, or invalidity of any Released Claim). Notwithstanding the foregoing, nothing contained in this Indenture is intended to impair or otherwise derogate from any of the representations, warranties, or covenants expressly set forth in this Indenture or any of the Definitive Documents.

Section 14.04.            Release of Unknown Claims. Each of the Releasing Parties hereby expressly acknowledges that although ordinarily a general release may not extend to any Released Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, it has carefully considered and taken into account in determining to enter into the releases set forth under Article XIV the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Holder, by its holding of a Note, and, on behalf of each Company Releasing Party, the Issuers, Guarantors and Affiliated Guarantors, expressly waive and relinquish any and all rights such Releasing Party may have or conferred upon it under any federal, state, or local statute, rule, regulation, or principle of common law or equity which provide that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the releases set forth under Article XIV or which may in any way limit the effect or scope of such releases with respect to the Released Claims, which such Releasing Party did not know or suspect to exist in such Releasing Party’s favor at the time of providing such releases, which in each case if known by it may have materially affected its settlement with any Released Party, including any rights under Section 1542 of the California Civil Code or any analogous applicable state or federal law or regulation. Each of the Releasing Parties hereby expressly acknowledges that the releases and covenants not to sue contained in this Indenture are effective regardless of whether those released matters or Released Claims are presently known or unknown, suspected or unsuspected, or foreseen or unforeseen.

To the extent that the releases set forth above include releases to which Section 1542 of the California Civil Code or similar provisions of other applicable law applies, it is the intention of each Holder (in its capacity as a holder of the Notes) and each Company Releasing Party that the releases described under Article XIV are to be effective as a bar to any and all Claims and Causes of Action of whatsoever character, nature and kind, known or unknown, suspected or unsuspected specified in this Indenture. In furtherance of this intention, each Holder (in its capacity as a holder of the Notes) and each Company Releasing Party hereto expressly waives any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code or similar provisions of applicable law, which are as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Each Holder (in its capacity as a holder of the Notes), and each Company Releasing Party acknowledges that the foregoing waiver of the provisions of Section 1542 of the California Civil Code was bargained for separately. Thus, notwithstanding the provisions of Section 1542 of the California Civil Code, and for the purpose of implementing a full and complete release and discharge of the Released parties, each Holder (in its capacity as a holder of the Notes) and each Company Releasing party expressly acknowledges that this Indenture is intended to include in its effect all of the Claims, Causes of Action and liabilities which the Releasing Parties and each Holder (in its capacity as a holder of the Notes) does not know or suspect to exist in their favor as of the Effective Date, and this Indenture contemplates extinguishment of all such Claims, Causes of Action and liabilities.

Section 14.05.            Covenant to Refrain from Certain Actions. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS INDENTURE, FROM AND AFTER THE EFFECTIVE DATE, EACH OF THE RELEASING PARTIES HEREBY AGREES AND COVENANTS NOT TO, AND SHALL NOT, AND SHALL NOT ASSIST OR OTHERWISE AID ANY OTHER PERSON TO, (A) COMMENCE OR CONTINUE, IN ANY MANNER OR IN ANY PLACE, ANY SUIT, ACTION, OR OTHER PROCEEDING; (B) ENFORCE, ATTACH, COLLECT, OR RECOVER IN ANY MANNER ANY JUDGMENT, AWARD, DECREE, OR ORDER; (C) CREATE, PERFECT, OR ENFORCE ANY LIEN OR ENCUMBRANCE; (D) ASSERT A SETOFF, RIGHT OF SUBROGATION, OR RECOUPMENT OF ANY KIND; (E) COMMENCE OR CONTINUE IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, OF (F) ASSIGN, TRANSFER, OR OTHERWISE DISPOSE OF ANY CLAIM OR CAUSE OF ACTION, IN EACH CASE, ON ACCOUNT OF OR WITH RESPECT TO ANY RELEASED CLAIM OR ANY CLAIM OR CAUSE OF ACTION THAT WILL BE A RELEASED CLAIM ON THE EFFECTIVE DATE. NOTHING IN THIS INDENTURE SHALL OR BE DEEMED TO (OR IS INTENDED TO) LIMIT ANY OF THE STAKEHOLDER RELEASING PARTIES’ RIGHTS, OR THE COMPANY RELEASING PARTIES’ RIGHTS, AS APPLICABLE, TO ASSERT OR PROSECUTE ANY AFFIRMATIVE DEFENSES OR OTHERWISE RAISE ANY DEFENSE OR TAKE ANY ACTION TO DEFEND ITSELF OR THEMSELVES, INCLUDING ANY DEFENSE AVAILABLE UNDER THE BANKRUPTCY CODE, IN CONNECTION WITH ANY CLAIM OR CAUSE OF ACTION (WHETHER DIRECT OR INDIRECT) BROUGHT BY ANY PERSON RELATING TO AN OF THE CLAIMS OR CAUSES OF ACTION ARISING FROM, IN WHOLE OR IN PARTY, THE RELEASED CLAIMS OR (X) THE FORMULATION, PREPARATION, DISSEMINATION, NEGOTIATION, OR FILING OF THIS INDENTURE, THE DEFINITIVE DOCUMENTS, OR ANY OF THE TRANSACTIONS, CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THIS INDENTURE OR THE DEFINITIVE DOCUMENTS, AND (Y) THE PURSUIT OF CONSUMMATION, THE ADMINISTRATION AND IMPLEMENTATION OF ANY OF THE TRANSACTIONS, INCLUDING THE ISSUANCE OR DISTRIBUTION OF SECURITIES IN CONNECTION THEREWITH.

Section 14.06.            Release Date. Notwithstanding anything to the contrary in this Article XIV, the releases granted in Section 14.02 by the Stakeholder Releasing Parties shall be null and void in the event that any provision of Article XI or Article XII of this Indenture is deemed by any court to be invalid or unenforceable with respect to any of the Affiliated Guarantors in a final, non-appealable order. In addition, but subject to the preceding sentence, only upon the occurrence of the Release Date shall the releases granted in Section 14.02 by the Stakeholder Releasing Parties be final. In consideration of the promises and covenants contained in this Indenture, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the statutes of limitations for all Stakeholder Released Claims shall be tolled as of the Effective Date.

Section 14.07.            Definitions. The capitalized terms below shall have the following meanings as used in this Article XIV

“Asset Sale Transactions” means, collectively, the October 24, 2022 transaction where a subsidiary of the Issuer closed on the sale of its onsite business operated by Exela Enterprise Solutions, Inc. along with certain other assets to a subsidiary of Exela Technologies, Inc. that is not an obligor under the Existing 2026 Notes, and the transaction announced on October 10, 2022 pursuant to the merger agreement dated October 9, 2022 between CF VIII, Sierra Merger Sub, Inc., BTC International Holdings, Inc., and XBP Europe, Inc.

“Causes of Action” means any action, Claim, cause of action, controversy, demand, right, action, lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, and license of any kind or character whatsoever, whether known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Effective Date, in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. law. For the avoidance of doubt, “Cause of Action” includes: (a) any right or setoff, counterclaim, or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity; (b) any Claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, fraudulent transfer or fraudulent conveyance or voidable transaction law, violation of local, state, or federal U.S. or non-U.S. law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any Claim pursuant to section 362 or chapter 5 of title 11 of the United States Code or similar local, state, or federal U.S. or non-U.S. law; (d) any Claim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of title 11 of the United States Code; (e) any state or foreign law pertaining to actual or constructive fraudulent transfer, fraudulent conveyance, or similar Claim; and (f) any “lender liability” or equitable subordination claims or defenses.

“Claim” means any (a) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

“Company Releasing Party” means each of the Issuers and the Affiliated Guarantors, and their respective Subsidiaries (collectively, the “Company Parties”) and, to the maximum extent permitted by law, each of the Company Parties on behalf of its Related Parties.

“Definitive Documents” means all of the definitive documents implementing the Transactions, including, without limitation, the Indenture, the Security Documents, First Lien Intercreditor Agreement, the Super Senior Intercreditor Agreement, and the restructuring support agreement, dated as of June 8, 2023, among, inter alios, the Company and certain holders of the Existing 2026 Notes, together with all other documents delivered in connection with the Transactions (including any and all documents necessary to implement the Transactions).

“Effective Date” means the date of consummation of the Transactions (no later than 11:59 p.m. Eastern Standard Time).

“Entity” means any Person, individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Body or any agency or political subdivision of any Governmental Body, or any other entity, whether acting in an individual, fiduciary, or other capacity.

“Equity Security” means, collectively, the shares (or any class of shares), common stock, capital stock, treasury stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests, and options, warrants, rights, or other securities or agreements to acquire, purchase, or subscribe for, or which are convertible into the shares (or any class of shares) of, common stock, capital stock, treasury stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests (in each case whether or not arising under or in connection with any employment agreement or whether or not vested).

“Governmental Body” means any U.S. or non-U.S. federal state, municipal, or other government, or other department, commission, board, bureau, agency, public authority, or instrumentality thereof, or any other U.S. or non-U.S. court or arbitrator.

“Holder” means the Person in whose name a Note is registered; provided that it may include the “beneficial owner” of an interest in a Note.

“Insolvency Proceeding” means a bankruptcy, receivership, assignment for the benefit of creditors, or any similar filing.

“Related Parties” means, with respect to any Entity, such Entity’s predecessors, successors, assigns, and present and former Affiliates (whether by operation of law or otherwise) and Subsidiaries, and each of their respective managed accounts or funds or investment vehicles, and each of their respective current and former equity holders, officers, directors, managers, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, in each case acting in such capacity; provided, however, that any Related Party of a Holder is subject to and bound by the terms of the mutual releases set forth under this Indenture only to the extent that a Holder, acting in its capacity as a Holder, has the authority to bind such Related Party. For the avoidance of doubt, the Affiliated Guarantors are Related Parties of the Company.

“Released Claim” means, with respect to any Releasing Party, any Claim, Cause of Action, or any other debt, obligation, right, suit, damage, judgment, action, remedy, or liability which is released by such Releasing Party described under Article XIV.

“Release Date” means (i) if no Insolvency Proceeding has been filed by or against any of the Company Releasing Parties or Exela Technologies, Inc., the 91st day following the Effective Date, or (ii) if an Insolvency Proceeding has been filed by or against the Company Releasing Parties or Exela Technologies, Inc. within 90 days of the Effective Date, the earlier to occur of (x) the date on which the limitations period set forth in section 546(a) of the Bankruptcy Code expires without the filing of an action arising out of or relating to Article XI or Article XII of this Indenture, the Transactions or the Definitive Documents related to any Affiliated Guarantor pursuant to section 547(b) of the Bankruptcy Code (a “Preference Action”), or (w) the date any Preference Action is dismissed with prejudice pursuant to a final non-appealable order.

“Released Party” means, collectively, (a) each of the Company Parties and their Related Parties, (b) the Trustee, (c) the Notes Collateral Agent, and (D) each of the Holders.

“Releasing Party” means, collectively, (a) each of the Stakeholder Releasing Parties and (b) each of the Company Releasing Parties.

“Stakeholder Releasing Party” means each Holder (in its capacity as a holder of Notes) on behalf of their respective Related Parties.

“Stakeholder Released Claim” means any Claim, Cause of Action, or any other debt, obligation, right, suit, damage, judgment, action, remedy, or liability which is released by a Stakeholder Releasing Party under Section 14.02.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ISSUERS:

EXELA INTERMEDIATE LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

EXELA FINANCE INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

GUARANTORS:

EXELA TECHNOLOGIES BPA, LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

SOURCEHOV HOLDINGS, INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

SOURCEHOV LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

[Signature Page to Indenture]

CORPSOURCE HOLDINGS, LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

SOURCECORP, INCORPORATED

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

SOURCECORP BPS INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

DELIVEREX, LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

UNITED INFORMATION SERVICES, INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

ECONOMIC RESEARCH SERVICES, INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

[Signature Page to Indenture]

SOURCECORP LEGAL INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

RUST CONSULTING, INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

SOURCEHOV HEALTHCARE, INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

KINSELLA MEDIA LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

HOV SERVICES, LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

HOV ENTERPRISE SERVICES, INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

[Signature Page to Indenture]

MERIDIAN CONSULTING GROUP, LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

RUSTIC CANYON III, LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

HOV SERVICES, INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

CHARTER LASON, INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

LASON INTERNATIONAL, INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

SOURCECORP MANAGEMENT, INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

[Signature Page to Indenture]

PANGEA ACQUSITIONS, INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

BANCTEC GROUP LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

BANCTEC, INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

BANCTEC (PUERTO RICO), INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

DOCUDATA SOLUTIONS, L.C.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

BTC VENTURES, INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

[Signature Page to Indenture]

RECOGNITION MEXICO HOLDINGS INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

BANCTEC INTERMEDIATE HOLDINGS, INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

RC4 CAPITAL, LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

DFG2 HOLDINGS, LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

DFG2, LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

PLEXUS GLOBAL FINANCE, LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

[Signature Page to Indenture]

HOVG, LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

TRAC HOLDINGS, LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

MANAGED CARE PROFESSIONALS, LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

FTS PARENT, INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

TRANSCENTRA, INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

J & B SOFTWARE, INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

[Signature Page to Indenture]

REGULUS HOLDING INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

REGULUS GROUP LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

REGULUS GROUP II LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

REGULUS AMERICA LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

REGULUS INTERGRATED SOLUTIONS LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

EXELA RE LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

[Signature Page to Indenture]

REGULUS WEST LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

NOVITEX HOLDINGS, INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

NOVITEX INTERMEDIATE, LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

NOVITEX GOVERNMENT SOLUTIONS, LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer of Sole Member

EXELA XBP, LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

BANCTEC (CANADA), INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

[Signature Page to Indenture]

SOURCEHOV CANADA COMPANY

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

AFFILIATED GUARANTORS:

XCV-EMEA, LLC

By:	/s/ Matt Brown
Name:	Matt Brown
Title:	President of Manager

NEON ACQUSITION, LLC

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

NOVITEX ENTERPRISE SOLUTIONS CANADA, INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

EXELA ENTERPRISE SOLUTIONS, INC.

By:	/s/ Suresh Yannamani
Name:	Suresh Yannamani
Title:	Chief Executive Officer

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Joshua A. Hahn
Name:	Joshua A. Hahn
Title:	Vice President

[Signature Page to Indenture]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES, PIK NOTES AND ADDITIONAL NOTES

1.            Definitions.

1.1            Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Definitive Note” means a certificated Initial Note, PIK Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Global Notes Legend” means the legend set forth under that caption in the applicable Exhibit to this Indenture.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository) or any successor Person thereto, who shall initially be the Trustee.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Initial Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Notes Legend” means the legend set forth in Section 2.2(f)(i) herein.

“Restricted Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Issuers to the Trustee, and (b) the Issue Date, and with respect to any Additional Notes that are Transfer Restricted Notes, it means the comparable period of 40 consecutive days.

“Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Rule 144A” means Rule 144A under the Securities Act.

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“Rule 144A Notes” means all Initial Notes initially offered and sold to QIBs in reliance on Rule 144A.

“Transfer Restricted Definitive Notes” means Definitive Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Transfer Restricted Global Notes” means Global Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Transfer Restricted Notes” means the Transfer Restricted Definitive Notes and Transfer Restricted Global Notes.

“Unrestricted Definitive Notes” means Definitive Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

“Unrestricted Global Notes” means Global Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

1.2            Other Definitions.

Term:	Defined in Section:
Agent Members	2.1(b)
Global Notes	2.1(b)
Regulation S Global Notes	2.1(b)
Regulation S Permanent Global Note	2.1(b)
Regulation S Temporary Global Note	2.1(b)
Rule 144A Global Notes	2.1(b)

2.            The Notes.

2.1            Form and Dating; Global Notes.

(a)            The Initial Notes issued on the date hereof will be (i) privately placed by the Issuers pursuant to the Offering Memorandum and (ii) sold, initially only to (1) QIBs in reliance on Rule 144A and (2) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Initial Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and, except as set forth below, IAIs in accordance with Rule 501. One or more Rule 144A Notes may be issued with a separate CUSIP number for purposes of transfers of Notes to IAIs in accordance with Rule 501. Additional Notes offered after the date hereof may be offered and sold by the Issuers from time to time pursuant to one or more agreements in accordance with applicable law.

(b)            Global Notes. (i) Except as provided in clause (d) of Section 2.2 below, Rule 144A Notes initially shall be represented by one or more Notes in definitive, fully registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”).

Regulation S Notes initially shall be represented by one or more Notes in fully registered, global form without interest coupons (collectively, the “Regulation S Temporary Global Note” and, together with the Regulation S Permanent Global Note (defined below), the “Regulation S Global Notes”), which shall be registered in the name of the Depository or the nominee of the Depository for the accounts of designated agents holding on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system (“Euroclear”) or Clearstream Banking, societe anonyme (“Clearstream”).

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Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in a permanent Global Note (the “Regulation S Permanent Global Note”) pursuant to the applicable procedures of the Depository. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by participants through Euroclear or Clearstream.

The term “Global Notes” means the Rule 144A Global Notes and the Regulation S Global Notes. The Global Notes shall bear the Global Note Legend. The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, in each case for credit to an account of an Agent Member, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear the Restricted Notes Legend.

Members of, or direct or indirect participants in, the Depository (collectively, the “Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Notes. The Depository may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository, or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Note.

(i)            Transfers of Global Notes shall be limited to transfer in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depository and the provisions of Section 2.2. In addition, a Global Note shall be exchangeable for Definitive Notes if (x) the Depository (1) notifies the Issuers that it is unwilling or unable to continue as depository for such Global Note and the Issuers thereupon fails to appoint a successor depository or (2) has ceased to be a clearing agency registered under the Exchange Act or (y) there shall have occurred and be continuing an Event of Default with respect to such Global Note and a request has been made for such exchange; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Issuers for Definitive Notes prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository in accordance with its customary procedures.

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(ii)            In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to subsection (i) of this Section 2.1(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and, upon written order of each Issuer signed by an Officer, the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(iii)            Any Transfer Restricted Note delivered in exchange for an interest in a Global Note pursuant to Section 2.2 shall, except as otherwise provided in Section 2.2, bear the Restricted Notes Legend.

(iv)            Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 2.2.

(v)            The holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a holder is entitled to take under this Indenture or the Notes.

2.2 Transfer and Exchange.

(a)            Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except as set forth in Section 2.1(b). Global Notes will not be exchanged by the Issuers for Definitive Notes except under the circumstances described in Section 2.1(b)(ii). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.08 of this Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b).

(b)            Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the applicable rules and procedures of the Depository. Beneficial interests in Transfer Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)            Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Transfer Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Transfer Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. A beneficial interest in an Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(i).

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(ii)            All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests in any Global Note that is not subject to Section 2.2(b)(i), the transferor of such beneficial interest must deliver to the Registrar (1) a written order from an Agent Member given to the Depository in accordance with the applicable rules and procedures of the Depository directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the applicable rules and procedures of the Depository containing information regarding the Agent Member account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note pursuant to Section 2.2(i).

(iii)            Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Transfer Restricted Global Note if the transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A)            if the transferee will take delivery in the form of a beneficial interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note; and

(B)            if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note.

(iv)            Transfer and Exchange of Beneficial Interests in a Transfer Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A)            if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

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(B)            if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuers or the Registrar so request or if the applicable rules and procedures of the Depository so require, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. If any such transfer or exchange is effected pursuant to this subparagraph (iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an written order of the Issuers in the form of an Officer’s Certificate in accordance with Section 2.01, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to this subparagraph (iv).

(v)            Transfer and Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Transfer Restricted Global Note. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(c)            Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.1(b)(ii). A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.1(b)(ii). In any case, beneficial interests in Global Notes shall be transferred or exchanged only for Definitive Notes.

(d)            Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. Transfers and exchanges of Definitive Notes for beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii) or (iii) below, as applicable:

(i)            Transfer Restricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. If any holder of a Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in a Transfer Restricted Global Note or to transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Transfer Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)            if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Note for a beneficial interest in a Transfer Restricted Global Note, a certificate from such holder in the form attached to the applicable Note;

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(B)            if such Transfer Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(C)            if such Transfer Restricted Definitive Note is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(D)            if such Transfer Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(E)            if such Transfer Restricted Definitive Note is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate from such holder in the form attached to the applicable Note, including the certifications, certificates and Opinion of Counsel, if applicable; or

(F)            if such Transfer Restricted Definitive Note is being transferred to the Company or a Subsidiary thereof, a certificate from such holder in the form attached to the applicable Note;

the Trustee shall cancel the Transfer Restricted Definitive Note, and increase or cause to be increased the aggregate principal amount of the appropriate Transfer Restricted Global Note.

(ii)            Transfer Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of a Transfer Restricted Definitive Note may exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)            if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

(B)            if the holder of such Transfer Restricted Definitive Notes proposes to transfer such Transfer Restricted Definitive Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note,

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and, in each such case, if the Issuers or the Registrar so request or if the applicable rules and procedures of the Depository so require, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. Upon satisfaction of the conditions of this subparagraph (ii), the Trustee shall cancel the Transfer Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note. If any such transfer or exchange is effected pursuant to this subparagraph (ii) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an written order of the Company in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Transfer Restricted Notes transferred or exchanged pursuant to this subparagraph (ii).

(iii)            Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes. If any such transfer or exchange is effected pursuant to this subparagraph (iii) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an written order of the Company in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Unrestricted Definitive Notes transferred or exchanged pursuant to this subparagraph (iii).

(iv)            Unrestricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(e)            Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a holder of Definitive Notes and such holder’s compliance with the provisions of this Section 2.2(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such holder or by its attorney, duly authorized in writing. In addition, the requesting holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.2(e).

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(i)            Transfer Restricted Definitive Notes to Transfer Restricted Definitive Notes. A Transfer Restricted Note may be transferred to and registered in the name of a Person who takes delivery thereof in the form of a Transfer Restricted Definitive Note if the Registrar receives the following:

(A)            if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(B)            if the transfer will be made pursuant to Rule 903 or Rule 904 under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(C)            if the transfer will be made pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate in the form attached to the applicable Note;

(D)            if the transfer will be made to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (A) through (D) above, a certificate in the form attached to the applicable Note; and

(E)            if such transfer will be made to the Company or a Subsidiary thereof, a certificate in the form attached to the applicable Note.

(ii)            Transfer Restricted Definitive Notes to Unrestricted Definitive Notes. Any Transfer Restricted Definitive Note may be exchanged by the holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)            if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note; or

(B)            if the holder of such Transfer Restricted Definitive Note proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuers or the Registrar so request, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)            Unrestricted Definitive Notes to Unrestricted Definitive Notes. A holder of an Unrestricted Definitive Note may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note at any time. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the holder thereof.

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(iv)            Unrestricted Definitive Notes to Transfer Restricted Definitive Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a Transfer Restricted Definitive Note.

At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(f)            Legend.

(i)            Except as permitted by the following paragraph (iii), (iv) or (v), each Note certificate evidencing the Global Notes and any Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE, IN A MINIMUM OF $100,000 PRINCIPAL AMOUNT OF THE SECURITIES OR (C) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT WITHIN [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE, IN A MINIMUM OF $100,000 PRINCIPAL AMOUNT OF THE SECURITIES, (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUERS SO REQUEST), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

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“THE TERMS OF THIS SECURITY ARE SUBJECT TO THE TERMS OF THE PARI FIRST LIEN INTERCREDITOR AGREEMENT AMONG WILMINGTON SAVINGS FUND SOCIETY, FSB, AS COLLATERAL AGENT AND ADMINISTRATIVE AGENT, WILMINGTON TRUST, NATIONAL ASSOCIATION, AS INITIAL OTHER AUTHORIZED REPRESENTATIVE, AND THE OTHER PARTIES FROM TIME TO TIME PARTY THERETO, DATED AS OF JULY 12, 2017, AS IT MAY BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE INDENTURE.”

Each Regulation S Note shall bear the following additional legend:

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

Each Definitive Note shall bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(ii)            Upon any sale or transfer of a Transfer Restricted Definitive Note, the Registrar shall permit the holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Definitive Note if the holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).

(iii)            Upon a sale or transfer after the expiration of the Restricted Period of any Initial Note acquired pursuant to Regulation S, all requirements that such Initial Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note be issued in global form shall continue to apply.

(iv)            Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend (other than the portion thereof relating to the First Lien Intercreditor Agreement).

(g)            Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

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(h)            Obligations with Respect to Transfers and Exchanges of Notes.

(i)            To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(i)            No service charge shall be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 3.09, 4.06, 4.08 and 9.04 of this Indenture).

(ii)            Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, a Paying Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iii)            All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(j)            No Obligation of the Trustee.

(i)            The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the holders and all payments to be made to the holders under the Notes shall be given or made only to the registered holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii)            The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

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EXHIBIT A

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE, IN A MINIMUM OF $100,000 PRINCIPAL AMOUNT OF THE SECURITIES OR (C) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT WITHIN [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE, IN A MINIMUM OF $100,000 PRINCIPAL AMOUNT OF THE SECURITIES, (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUERS SO REQUEST), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

THE TERMS OF THIS SECURITY ARE SUBJECT TO THE TERMS OF THE PARI FIRST LIEN INTERCREDITOR AGREEMENT AMONG WILMINGTON SAVINGS FUND SOCIETY, FSB, AS COLLATERAL AGENT AND ADMINISTRATIVE AGENT, WILMINGTON TRUST, NATIONAL ASSOCIATION, AS INITIAL OTHER AUTHORIZED REPRESENTATIVE, AND THE OTHER PARTIES FROM TIME TO TIME PARTY THERETO, DATED AS OF JULY 12, 2017, AS IT MAY BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE INDENTURE AND, IF APPLICABLE PURSUANT TO THE TERMS OF THE INDENTURE, TO THE TERMS OF THE SUPER SENIOR INTERCREDTIOR AGREEMENT.

[Restricted Notes Legend for Notes Offered in Reliance on Regulation S]

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

[FORM OF INITIAL NOTE]

EXELA INTERMEDIATE LLC

EXELA FINANCE INC.

No. [ ]	RULE 144A CUSIP No. [ ]

RULE 144A ISIN No. [      ]

REGULATION S CUSIP No. [      ]

REGULATION S ISIN No. [      ]

$[      ]

11.500% First-Priority Senior Secured Note due 2026

Exela Intermediate LLC, a Delaware limited liability company (together with its successors and assigns under the Indenture (as defined on the reverse hereof)), and Exela Finance Inc., a Delaware corporation (together with its successors and assigns under the Indenture), promise to pay to [Cede & Co.], or registered assigns, the principal sum of [ ] Dollars ($[      ]), as revised by the Schedule of Increases or Decreases in Global Note attached hereto, on the earlier of (i) April 15, 2026 and (ii) July 12, 2023 if, on such date, any amount of the Existing 2023 Notes or the Old Term Loans remains outstanding.

Interest Payment Dates: January 15 and July 15 commencing [      ].1

Record Dates: January 1 and July 1.

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

EXELA INTERMEDIATE LLC

By:
Name:
Title:

EXELA FINANCE INC.

By:
Name:
Title:

Dated:      , 2023

1 To be July 15, 2023 for Notes issued in the Exchange Offer.

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

Dated:                         , 2023

[FORM OF REVERSE SIDE OF INITIAL NOTE]

11.500% First-Priority Senior Secured Note Due 2026

1.	Interest

EXELA INTERMEDIATE LLC, a Delaware limited liability company (such entity, and its successors and assigns under the Indenture hereinafter referred to, the “Company”), and EXELA FINANCE INC., a Delaware corporation (such entity, and its successors and assigns under the Indenture hereinafter referred to, the “Co-Issuer” and, together with the Company, the “Issuers”), jointly and severally, promise to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuers shall pay interest, in cash, quarterly on January 15 and July 15 of each year (each, an “Interest Payment Date”), commencing [___]2; provided that (i) with respect to Notes held by Affiliates of the Company, for Interest Payment Dates through and including the January 15, 2025 Interest Payment Date, such interest shall be paid in kind by issuing additional Notes (or increasing the principal amount of outstanding Notes) in a principal amount of such interest payment on each such Interest Payment Date (“PIK Interest”, and such additional Notes or increase in principal amount, “PIK Notes”) and (ii) with respect to all other Notes, (A) for the July 15, 2023 Interest Payment Date, such interest shall be paid in kind as PIK Interest, (B) for each Interest Payment Date from and including the January 15, 2024 Interest Payment Date through and including the July 15, 2024 Interest Payment Date, such interest shall be paid in cash in an amount equal to (i) 50% of such interest plus (ii) an amount not to exceed an amount that, pro forma for such payment, would leave the Company with Unrestricted Cash of at least $15 million, with the remaining interest paid in kind as PIK Interest, and (C) for Interest Payment Dates falling on or after January 15, 2025, such interest shall be paid in cash. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from January 15, 2023, until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuers shall pay interest on overdue principal at the rate borne by the Notes and shall pay interest on overdue installments of interest at the same rate to the extent lawful. PIK Interest on the Notes will be payable to holders of the Notes (x) with respect to the Notes represented by one or more Global Notes registered in the name of, or held by, the Depository or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Notes by an amount equal to the amount of PIK Interest for such Interest Payment Date (rounded up to the nearest whole dollar), and the Trustee will, upon receipt of a written order from the Issuers to increase the balance of the Global Note to reflect such PIK Interest, record such increase in principal amount, and (y) with respect to Notes represented by Definitive Notes by issuing additional Notes in the form of Definitive Notes in an aggregate principal amount equal to the amount of PIK Interest for such Interest Payment Date (rounded up to the nearest whole dollar), and the Trustee will, upon receipt of PIK Notes and a written order from the Issuers to authenticate such PIK Notes, authenticate and deliver such PIK Notes in the form of Definitive Notes for original issuance to the holders of the Notes on the relevant record date, as shown by the records of the register of holders (each payment of PIK Interest as described in (x) and (y) a “PIK Payment”); provided, however that for any Notes redeemed in connection with a redemption date that is after a regular record date and on or prior to the corresponding Interest Payment Date, any PIK Interest for such Notes on such corresponding Interest Payment Date shall instead be paid in cash to the relevant holder(s) of such Notes as of such regular record date, and no such PIK Payment on account of such Notes shall be paid upon such redemption. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in the form of Definitive Securities will be distributed to holders of the applicable Notes, will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on their Stated Maturity and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK Notes” on the face of such PIK Notes

2 To be July 15, 2023 for Notes issued in the Exchange Offer

2.	Method of Payment

The Issuers shall pay interest (whether cash or in kind) on the Notes (except defaulted interest) to the Persons who are registered holders at the close of business on January 1 or July 1 (each, a “Record Date”) immediately preceding the related Interest Payment Date even if Notes are canceled after the Record Date and on or before the related Interest Payment Date (whether or not a Business Day). Holders must surrender Notes to the Paying Agent to collect principal payments. The Issuers shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuers shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Issuers, payment of interest may be made by mailing a check to the registered address of each holder thereof; provided, however, that payments on the Notes may also be made, in the case of a holder of at least $1,000,000 aggregate principal amount of the Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States of America if such holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the related Interest Payment Date (or such other date as the Trustee may accept in its discretion).

Notwithstanding anything else to the contrary herein, at least 5 Business Days prior to each Record Date, the Issuer shall provide a notice to the Trustee in the form of an Officer’s Certificate specifying (i) the percentage of Notes outstanding that will be receiving PIK Interest pursuant to the terms of this Note or the result of a voluntary election by any registered holders of the Notes and (ii) the amount of any interest to be paid in cash, if any.

3.	Paying Agent and Registrar

Initially, U.S. Bank Trust Company, National Association, as trustee under the Indenture (the “Trustee”), will act as Paying Agent and Registrar. The Issuers may appoint and change any Paying Agent or Registrar upon written notice to such Paying Agent or Registrar and to the Trustee. The Issuers or any of its domestically incorporated Subsidiaries may act as Paying Agent or Registrar.

4.	Indenture

The Issuers issued the Notes under the indenture, dated as of July 11, 2023 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), by and among the Issuers, the Guarantors and the Affiliated Guarantors party thereto from time to time and the Trustee. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Indenture, unless otherwise indicated. The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and the holders (as defined in the Indenture) are referred to the Indenture for a statement of such terms and provisions. If and to the extent that any term or provision of the Notes limits, qualifies or conflicts with a term or provision of the Indenture, such term or provision of the Indenture shall control.

The Notes are senior secured obligations of the Issuers. This Note is one of the Initial Notes referred to in the Indenture. The Notes include the Initial Notes, the PIK Notes and any Additional Notes. The Initial Notes, the PIK Notes and any Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Affiliated Guarantors, the Company and their respective Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, Incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Affiliated Guarantors and Subsidiaries, issue or sell shares of capital stock of such Affiliated Guarantors and Subsidiaries, enter into or permit certain transactions with Affiliates, create or Incur Liens and make Asset Sales.

The Indenture also imposes limitations on the ability of the Company, the Co-Issuer and each Guarantor and Affiliated Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Issuers under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, any Guarantor and Affiliated Guarantor that executes a Guarantee will unconditionally guarantee the Guaranteed Obligations on a senior secured basis pursuant to the terms of the Indenture.

5.	Optional Redemption

The Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 10 nor more than 30 days’ prior notice mailed by the Issuers by first-class mail to each holder’s registered address, or delivered electronically if held by DTC, at a redemption price (expressed as a percentage of principal amount) of 100.0% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

Notice of any redemption upon any corporate transaction or other event (including any incurrence of Indebtedness, Change of Control or other transaction) may be given prior to the completion thereof. In addition, any redemption described above or notice thereof may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction or other event. If any redemption is so subject to the satisfaction of one or more conditions precedent, the notice thereof shall describe each such condition and, if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

6.	Mandatory Redemption

The Issuers will be required to make a mandatory redemption payment with respect to the Notes as set forth in Section 3.02 of the Indenture.

7.	Notice of Redemption

Notices of redemption (other than notices of redemption in connection with the final paragraph of Paragraph 5 of this Note) will be mailed by first class mail at least 10 but not more than 30 days before the redemption date in the case of either an optional redemption or a mandatory redemption, to each holder of Notes to be redeemed at its registered address (with a copy to the Trustee) or otherwise delivered in accordance with the procedures of The Depository Trust Company (“DTC”), except that redemption notices may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article VIII thereof. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with a Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date, interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

8.	Repurchase of Notes at the Option of the Holders upon Change of Control and Asset Sales.

Upon the occurrence of a Change of Control, each holder shall have the right, subject to certain conditions specified in the Indenture, to cause the Issuers to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of the holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.06 of the Indenture, the Issuers will be required to offer to purchase Notes upon the occurrence of certain events.

9.	Ranking and Collateral.

The Notes and the Guarantees will be secured by first-priority security interest (subject to the Permitted Liens and Liens permitted by Section 4.12 of the Indenture) in the Collateral pursuant to the Security Documents (but subject to the terms and conditions of the Security Documents and the First Lien Intercreditor Agreement and, if applicable, the Super Senior Intercreditor Agreement). The Liens upon any and all Collateral are, to the extent and in the manner provided in the First Lien Intercreditor Agreement, and, if applicable, the Super Senior Intercreditor Agreement, equal in ranking with all present and future Liens securing First-Priority Obligations and will be senior in ranking to all present and future Liens securing Junior Lien Obligations.

10.	Denominations; Transfer; Exchange

The Notes are in registered form, without coupons, in minimum denominations of $1.00 principal amount and integral multiples of $1.00 in excess thereof. A holder shall register the transfer of or exchange of the Notes in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements or transfer documents and the Issuers may require a holder to pay any taxes required by law or permitted by the Indenture. The Issuers shall not be required to make, and the Registrar need not register, the transfer or exchange of any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or the transfer or exchange of any Notes for a period of 15 days before a selection of Notes to be redeemed or between the Record Date and the related Interest Payment Date.

11.	Persons Deemed Owners

Except as provided in Paragraph 2 hereof, the registered holder of this Note shall be treated as the owner of it for all purposes.

12.	Unclaimed Money

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuers upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Issuers for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

13.	Discharge and Defeasance

Subject to certain conditions, the Issuers at any time may terminate some of or all its obligations under the Notes and the Indenture if the Issuers deposit with the Trustee money or U.S. Government Obligations for the payment of principal of and premium (if any) and interest on the Notes to redemption or maturity, as the case may be.

14.	Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Notes, the Guarantees, the Security Documents and the First Lien Intercreditor Agreement (and, if applicable, the Super Senior Intercreditor Agreement) may be amended with the consent of the holders of at least a majority in principal amount of the Notes then outstanding and (ii) any past default or compliance with any provisions of the Indenture may be waived with the consent of the holders of at least a majority in principal amount of the Notes then outstanding.

Subject to certain exceptions set forth in the Indenture, without notice to or the consent of any holder, the Issuers, the First-Priority Collateral Agent and the Trustee may amend the Indenture, the Notes, the Guarantees, the Security Documents and/or the First Lien Intercreditor Agreement (i) to cure any ambiguity, omission, mistake, defect or inconsistency; (ii) to provide for the assumption by a Successor Company (with respect to the Company) of the obligations of the Company under the Indenture, the Notes, the Security Documents and the First Lien Intercreditor Agreement or to provide for the assumption by a Successor Co-Issuer (with respect to the Co-Issuer) of the obligations of the Co-Issuer under the Indenture, the Notes, the Security Documents and the First Lien Intercreditor Agreement; (iii) to provide for the assumption by a Successor Guarantor (with respect to any Guarantor or Affiliated Guarantor), as the case may be, of the obligations of a Guarantor or Affiliated Guarantor under the Indenture, its Guarantee, the Security Documents and the First Lien Intercreditor Agreement; (iv) to provide for uncertificated Notes in addition to or in place of certificated Notes, provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code; (v) to conform the text of the Indenture, the Notes, the Guarantees, the Security Documents or the First Lien Intercreditor Agreement to any provision of the “Summary of New Notes” in the Offering Memorandum to the extent that such provision in the Indenture, the Notes, the Guarantee, the Security Documents or the First Lien Intercreditor Agreement, as applicable, was intended by the Issuers to be a verbatim recitation of a provision in the “Summary of New Notes” in the Offering Memorandum, as stated in an Officer’s Certificate; (vi) to add a Guarantee or collateral with respect to the Notes, (vii) to release or subordinate Collateral as permitted by the Indenture, the Security Documents or the First Lien Intercreditor Agreement; (viii) to add additional secured creditors holding other First-Priority Obligations or Junior Lien Obligations so long as such obligations are not prohibited by the Indenture; (ix) to comply with any requirement of the SEC in connection with qualifying or maintaining the qualification of the Indenture under the TIA (if the Issuers elect to qualify the Indenture under the TIA); (x) to add to the covenants of the Issuers for the benefit of the holders or to surrender any right or power herein conferred upon the Issuers; (xi) to make any change that does not adversely affect the rights of any holder in any material respect; or (xii) to make changes to provide for the issuance of Additional Notes and PIK Notes (to the extent permitted by, and in accordance with the terms of, the Indenture), which shall have terms substantially identical in all material respects to the Initial Notes, and which shall be treated, together with any outstanding Initial Notes, as a single issue of securities.

In addition, the First Lien Intercreditor Agreement may be amended to reflect administrative changes without notice to or the consent of any holder, the Trustee or the First-Priority Collateral Agent in connection with the permitted entry into the First Lien Intercreditor Agreement of any class of additional secured creditors holding Other First-Priority Obligations.

15.	Defaults and Remedies

If an Event of Default (other than an Event of Default relating to bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, either (i) the Trustee by notice to the Issuers or (ii) the holders of at least 30% in aggregate principal amount of outstanding Notes by notice to the Issuers, with a copy to the Trustee, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable.

Upon such a declaration, such principal, premium and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

The Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture or the Security Documents at the request or direction of any of the holders unless such holders have offered and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense and certain other conditions are complied with. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) holders of at least 30% in aggregate principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (ii) such holders have offered and, if requested, provided to the Trustee security or indemnity satisfactory to it against any loss, liability or expense, (iii) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and (iv) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it against all losses and expenses caused by taking or not taking such action.

16.	Trustee Dealings with the Issuers

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of the Notes and may otherwise deal with and collect obligations owed to it by the Issuers or their respective Affiliates and may otherwise deal with the Issuers or their respective Affiliates with the same rights it would have if it were not Trustee.

17.	No Recourse Against Others

No director, officer, employee, manager, incorporator or holder of any Equity Interests in an Issuer or any direct or indirect parent companies, as such, will have any liability for any obligations of an Issuer, any Guarantor or any Affiliated Guarantor under the Notes, the Indenture or the Guarantees, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability.

18.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

19.	Abbreviations

Customary abbreviations may be used in the name of a holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20.	Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

21.	CUSIP Numbers; ISINs

The Issuers have caused CUSIP numbers and ISINs to be printed on the Notes and have directed the Trustee to use CUSIP numbers and ISINs in notices of redemption as a convenience to the holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers will furnish to any holder of the Notes upon written request and without charge to the holder a copy of the Indenture which has in it the text of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint __________ as agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

CERTIFICATE TO BE DELIVERED UPON
EXCHANGE OR REGISTRATION OF TRANSFER
RESTRICTED NOTES

RULE 144A CUSIP No. [          ]

RULE 144A ISIN No. [          ]

REGULATION S CUSIP No. [          ]

REGULATION S ISIN No. [          ]

This certificate relates to $      principal amount of Notes held in (check applicable space) book-entry or definitive form by the undersigned.

The undersigned (check one box below):

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depository a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring while this Note is still a Transfer Restricted Definitive Note or a Transfer Restricted Global Note, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuers; or
(2)	☐	to the Registrar for registration in the name of the holder, without transfer; or
(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or
(4)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act; or
(5)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act and such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or
(6)	☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements in the form of Exhibit B to the Indenture; or
(7)	☐	pursuant to another available exemption from registration provided by Rule 144 under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuers or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuers or the Trustee have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:

Date:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

TO BE COMPLETED BY PURCHASER IF BOX (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:
NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $_____. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Increase or Decrease	Signature of Authorized Signatory of Trustee or Notes Custodian

A-1

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.06 (Asset Sales) or 4.08 (Change of Control) of the Indenture, check the box:

Asset Sale   ☐     Change of Control  ☐

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.06 (Asset Sales) or 4.08 (Change of Control) of the Indenture, state the amount (minimum of $1.00 or any integral multiple of $1.00 in excess thereof):

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this note

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

A-1

EXHIBIT B

[FORM OF TRANSFEREE LETTER OF REPRESENTATION]

TRANSFEREE LETTER OF REPRESENTATION

EXELA INTERMEDIATE LLC

EXELA FINANCE INC.

2701 East Grauwyler Road

Irving, Texas 75061

c/o U.S. Bank Trust Company, National Association

West Side Flats

60 Livingston Ave.

St. Paul, MN 55107

Attention: Administrator — Exela Intermediate LLC

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[         ] principal amount of the 11.500% First-Priority Senior Secured Notes due 2026 (the “Notes”) of EXELA INTERMEDIATE LLC and EXELA FINANCE INC. (collectively, with their successors and assigns, the “Issuers”).

Upon transfer, the Notes will be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.            We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $100,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment in the Notes.

B-1

2.            We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing the Notes to offer, sell or otherwise transfer the Notes prior to the date that is one year after the later of the date of original issue and the last date on which either the Issuers or any affiliate of the Issuers was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) in the United States to a person whom we reasonably believe is a “qualified institutional buyer” (as defined in rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (b) outside the United States in an offshore transaction in accordance with Rule 904 of Regulation S under the Securities Act, (c) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if applicable) or (d) pursuant to an effective registration statement under the Securities Act, in each of cases (a) through (d), in accordance with any applicable securities laws of any state of the United States. In addition, we will, and each subsequent holder is required to, notify any purchaser of the Note evidenced hereby of the resale restrictions set forth above. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made to an institutional “accredited investor” prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuers and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuers and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (b), (c) or (d) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuers and the Trustee.

Dated:
TRANSFEREE:

By:

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EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

THIS SUPPLEMENTAL INDENTURE, dated as of [         ] (this “Supplemental Indenture”), by and among [GUARANTOR/AFFILIATED GUARANTOR] (the “New [Guarantor/Affiliated Guarantor]”), is entered into among EXELA INTERMEDIATE LLC, a Delaware limited liability company (or its successor) (the “Company”), EXELA FINANCE INC., a Delaware corporation (the “Co-Issuer” and together with the Company, the “Issuers”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuers, certain Guarantors and Affiliated Guarantors and the Trustee have heretofore executed the indenture, dated as of July 11, 2023 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of the Issuers’ 11.500% First-Priority Senior Secured Notes due 2026 (the “Notes”), initially in the aggregate principal amount of $1,082,148,688;

WHEREAS, Sections 4.11 and 12.07 of the Indenture provide that, under certain circumstances, the Issuers are required to cause the New [Guarantor/Affiliated Guarantor] to execute and deliver to the Trustee a supplemental indenture pursuant to which the New [Guarantor/Affiliated Guarantor] shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuers and the Trustee are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New [Guarantor/Affiliated Guarantor], the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.            Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.            Agreement to Guarantee. The New [Guarantor/Affiliated Guarantor] hereby agrees, jointly and severally with all existing Guarantors and Affiliated Guarantors (if any), to unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor or Affiliated Guarantor, as applicable, under the Indenture.

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3.            Notices. All notices or other communications to the New [Guarantor/Affiliated Guarantor] shall be given as provided in Section 13.02 of the Indenture.

4.            Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.            Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

6.            Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or as to the statements made in the recitals.

7.            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) shall be effective as delivery of a manually executed counterpart thereof.

8.            Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

EXELA INTERMEDIATE LLC, as Company

By:
Name:
Title:

EXELA FINANCE INC., as Co-Issuer

By:
Name:
Title:

[NEW GUARANTOR/AFFILIATED GUARANTOR], as a [Guarantor/Affiliated Guarantor]

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:
Name:
Title:

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